Exhibit 99.1

SECOND AMENDMENT dated as of March 20, 2025 (this “Agreement”), among TRIPADVISOR, INC. (“Parent”), the other LOAN PARTIES party hereto, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as Administrative Agent.

WHEREAS, reference is made to the Credit Agreement dated as of June 26, 2015, as amended and restated as of June 29, 2023, and as further amended as of July 8, 2024 (the “Existing Credit Agreement”), among Parent, TripAdvisor Holdings, LLC, TripAdvisor LLC, the other Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan, as Administrative Agent;

WHEREAS, Parent has requested (a) the establishment, on the Second Amendment Effective Date (as defined below), of Incremental Term Loans (the “Tack-On Incremental Term B Loans”) under the Amended Credit Agreement (as defined below), which Tack-On Incremental Term B Loans will have terms identical to those of the Initial Term B Loans outstanding immediately prior to the effectiveness of this Agreement (the “Existing Initial Term B Loans”) and be an Incremental Increase with respect thereto;

WHEREAS, each Person whose name is set forth on Schedule I hereto (such Persons being collectively referred to as the “Incremental Term B Lenders”) has agreed to make a Tack-On Incremental Term B Loan on the Second Amendment Effective Date in a principal amount not to exceed the amount set forth on such Schedule opposite its name (such agreement being, with respect to each Incremental Term B Lender, its “Tack-On Incremental Term B Loan Commitment”), in each case, on the terms set forth herein and in the Amended Credit Agreement and subject to the conditions set forth herein;

WHEREAS, each Loan Party that is a party hereto (collectively, the “Reaffirming Parties”) expects to realize substantial direct and indirect benefits as a result of this Agreement becoming effective and the consummation of the transactions contemplated hereby and agrees to reaffirm its obligations pursuant to the Amended Credit Agreement (in the case of Parent and the Borrowing Subsidiaries), the Guarantee Agreement, the Collateral Agreement and the other Loan Documents to which it is a party; and

WHEREAS, (a) Goldman Sachs Bank USA has been appointed to act as the sole lead arranger and a joint bookrunner for the establishment of the Tack-On Incremental Term B Loans as set forth herein (in such capacities, the “Lead Arranger”), and (b) Bank of America, N.A., Barclays Bank PLC, BMO Capital Markets Corp., BNP Paribas Securities Corp., CIBC World Markets Corp., Citi (as defined below), HSBC Securities (USA) Inc., JPMorgan, Mizuho Bank, Ltd., Morgan Stanley Senior Funding, Inc., MUFG Bank, Ltd., Truist Securities, Inc. and U.S. Bank National Association have been appointed to act as joint bookrunners for the establishment of the Tack-On Incremental Term B Loans as set forth herein (in such capacities, together with the Lead Arranger, collectively, the “Arrangers”). For purposes hereof, “Citi” means Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to provide the services in connection with the Tack-On Incremental Term B Loans.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used herein but not otherwise defined herein (including in the preamble and the recitals hereto) have the meanings assigned to them in the Existing Credit Agreement or the Amended Credit Agreement, as applicable.

SECTION 2. Tack-On Incremental Term B Loans. (a) On the terms set forth herein and in the Amended Credit Agreement and subject to the satisfaction (or waiver) of the conditions set forth in Section 5 below, each Incremental Term B Lender agrees, severally and not jointly with the other Incremental Term B Lenders, to make a Tack-On Incremental Term B Loan in US Dollars to Parent on the Second Amendment Effective Date in a principal amount not to exceed its Tack-On Incremental Term B Loan Commitment. The Tack-On Incremental Term B Loan Commitments shall automatically terminate on the earlier of (i) the making of the Tack-On Incremental Term B Loans on the Second Amendment Effective Date and (ii) 5:00 p.m., New York City time, on the date of this Agreement.

(b) The terms of the Tack-On Incremental Term B Loans shall be identical to the terms of the Existing Initial Term B Loans. In furtherance of and without limiting the foregoing, effective as of the Second Amendment Effective Date:

(i) (A) the Tack-On Incremental Term B Loans made pursuant to Section 2(a) above shall be deemed to be “Initial Term B Loans”, “Term Loans” and “Loans” under the Amended Credit Agreement and the other Loan Documents and shall constitute an increase of, and be part of the same Class as, the Existing Initial Term B Loans, and (B) each Incremental Term B Lender holding an outstanding Tack-On Incremental Term B Loan shall be deemed to be an “Initial Term B Lender”, a “Term Lender” and a “Lender” under the Amended Credit Agreement and the other Loan Documents and shall be part of the same Class as the Initial Term B Lenders holding Existing Initial Term B Loans, in each case, for all purposes of the Amended Credit Agreement and the other Loan Documents (including, without limitation, for purposes of the definitions of the terms “Applicable Rate”, “Initial Term B Loan Maturity Date”, “Maturity Date”, “Term Facility Maturity Date” and Sections 2.10 and 2.11 of the Amended Credit Agreement), shall be entitled to all the rights of, and benefits accruing to, Initial Term B Lenders (or Term Lenders or Lenders, as applicable) under the Amended Credit Agreement and the other Loan Documents, and shall be bound by all agreements, acknowledgements and other obligations of the Initial Term B Lenders (or Term Lenders or Lenders, as applicable) under the Amended Credit Agreement and the other Loan Documents;

(ii) the Tack-On Incremental Term B Loans shall have the benefit of the requirements set forth in Section 2.10(b) of the Amended Credit Agreement;

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(iii) the Tack-On Incremental Term B Loans and the Existing Initial Term B Loans shall participate on a pro rata basis as a single Class in any payment or prepayment of Term Loans under the Amended Credit Agreement; and

(iv) (A) notwithstanding anything to the contrary in Section 2.02, 2.03 or 2.08 of the Amended Credit Agreement, on the Second Amendment Effective Date, the Tack-On Incremental Term B Loans shall increase each then-outstanding Borrowing of Initial Term B Loans ratably and, upon such allocation, such Tack-On Incremental Term B Loans shall be part of such Borrowing (and shall constitute a Term Loan of the same Type as the Initial Term B Loans that are part of such Borrowing) and, in the case of any Term Benchmark Borrowing, shall have an initial Interest Period equal to the remaining Interest Period applicable to such Borrowing, and (B) notwithstanding anything to the contrary in the Amended Credit Agreement, each payment of interest on the Initial Term B Loans (including the Tack-On Incremental Term B Loans) shall be allocated by the Administrative Agent among the Initial Term B Lenders in a manner that reflects the actual number of days of interest accrued on the outstanding principal amount of the Tack-On Incremental Term B Loans compared to the actual number of days of interest accrued on the outstanding principal amount of the Existing Initial Term B Loans.

(c) The funding of the Tack-On Incremental Term B Loans on the Second Amendment Effective Date shall be made in the manner contemplated by Section 2.07 of the Amended Credit Agreement.

(d) The proceeds of the Tack-On Incremental Term B Loans will be used by Parent and the Restricted Subsidiaries for general corporate purposes of Parent and its Restricted Subsidiaries, including to (i) fund the repurchase, repayment or redemption of Parent’s outstanding 0.25% Convertible Senior Notes due 2026 (the “2026 Senior Notes”) issued under the 2026 Notes Indenture (the “Refinancing”) and (ii) pay the fees, costs and expenses incurred in connection with the Tack-On Incremental Term B Loans, this Amendment, the Amended Credit Agreement, the Refinancing and the other transactions contemplated hereby.

(e) To the extent its consent is required under Section 2.21(b) of the Existing Credit Agreement, the Administrative Agent hereby consents to each Incremental Term B Lender becoming a Lender.

SECTION 3. Amendments to the Existing Credit Agreement. Effective as of the Second Amendment Effective Date, the Existing Credit Agreement (excluding all Schedules and Exhibits thereto, each of which shall remain as in effect immediately prior to the Second Amendment Effective Date) is hereby amended by inserting the language indicated in underlined text (indicated textually in the same manner as the following example: underlined text or underlined text) in Annex I hereto and by deleting the language indicated by strikethrough text (indicated textually in the same manner as the following example: ~~stricken text~~ or ~~stricken text~~) in Annex I hereto (the Existing Credit Agreement, as so amended, being referred to as the “Amended Credit Agreement”).

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SECTION 4. Representations and Warranties. Parent and each other Reaffirming Party represents and warrants to the Lenders that:

(a) This Agreement has been duly executed and delivered by Parent and such other Reaffirming Party and constitutes (assuming due execution by the parties hereto other than Parent and the other Reaffirming Parties) a legal, valid and binding obligation of Parent or such other Reaffirming Party, as the case may be, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) The representations and warranties of the Loan Parties set forth in the Amended Credit Agreement and the other Loan Documents are true and correct in all material respects (or, in the case of any such representation or warranty already qualified as to materiality, in all respects) on and as of the Second Amendment Effective Date with the same effect as if made on and as of such date (except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty were true and correct in all material respects on and as of such prior date (or, in the case of any such representation or warranty already qualified as to materiality, in all respects on and as of such prior date)).

(c) As of the Second Amendment Effective Date, no Default or Event of Default has occurred and is continuing.

SECTION 5. Effectiveness. This Agreement shall become effective as of the first date (the “Second Amendment Effective Date”) on which:

(a) Agreement Documentation. The Administrative Agent shall have signed this Agreement and shall have received (i) from Parent, each other Reaffirming Party and each Incremental Term B Lender either (A) a counterpart of this Agreement signed on behalf of such party or (B) evidence satisfactory to the Administrative Agent (which, subject to Section 9.06(b) of the Existing Credit Agreement, may include any Electronic Signatures transmitted by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page) that such party has signed a counterpart of this Agreement and (ii) from Parent, a Borrowing Request as required by Section 2.03 of the Existing Credit Agreement in respect of the Tack-On Incremental Term B Loans no later than 11:00 a.m., New York City time, three US Government Securities Business Days prior to the Second Amendment Effective Date (or such later time as is reasonably acceptable to the Administrative Agent).

(b) Secretary’s Certificates and Good Standing Certificates. The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of this Agreement by each Loan Party party hereto and other legal matters relating to the Loan Parties and this Agreement and the other Loan Documents, all in form and substance reasonably acceptable to the Administrative Agent.

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(c) Officer’s Certificates. The Administrative Agent shall have received (i) a certificate, dated as of the Second Amendment Effective Date and signed by a Financial Officer of Parent, confirming the accuracy of the representations and warranties set forth in Section 4 hereof and (ii) a customary solvency certificate, dated as of the Second Amendment Effective Date and signed by a Financial Officer of Parent, certifying as of the Second Amendment Effective Date, immediately after giving effect to the making of the Tack-On Incremental Term B Loans and the other transactions to occur on the Second Amendment Effective Date, as to the solvency of Parent and the Restricted Subsidiaries on a consolidated basis.

(d) Legal Opinions. The Administrative Agent shall have received a written legal opinion letter (addressed to the Administrative Agent and the Lenders as of the Second Amendment Effective Date and dated as of the Second Amendment Effective Date) of each of (i) Goodwin Procter LLP, counsel for Parent and the other Loan Parties, and (ii) in-house counsel for Parent, in each case, in form and substance reasonably acceptable to the Administrative Agent.

(e) Fee and Expenses. The Administrative Agent and the Arrangers shall have received all fees due and payable on or prior to the Second Amendment Effective Date pursuant to any fee letter entered into in connection with this Agreement and, to the extent invoiced prior to the Second Amendment Effective Date, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid under the Amended Credit Agreement or any engagement letter entered into in connection with this Agreement.

(f) KYC; Beneficial Ownership Certification. Each Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act at least three Business Days prior to the Second Amendment Effective Date, to the extent Parent has received such Lender’s request therefor in writing at least 10 Business Days prior to the Second Amendment Effective Date. To the extent that Parent qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three Business Days prior to the Second Amendment Effective Date, any Lender that has requested, in a written notice to Parent at least 10 Business Days prior to the Second Amendment Effective Date, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in relation to Parent shall have received such beneficial ownership certification.

The Administrative Agent shall notify Parent and the Lenders of the Second Amendment Effective Date and such notice shall be conclusive and binding.

SECTION 6. Reaffirmation by the Loan Parties. Without limiting its obligations under or the provisions of the Amended Credit Agreement (in the case of Parent and the Borrowing Subsidiaries), the Guarantee Agreement, the Collateral Agreement and the other Loan Documents to which it is a party, each Reaffirming Party hereby (a) acknowledges that the terms “Obligations”, “Guaranteed Obligations” (as defined in the Guarantee Agreement) and “Secured Obligations” (as defined in the Collateral Agreement)

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(and terms of similar import used in the Loan Documents) shall include the unpaid principal of and accrued and unpaid interest (including interest accruing, at the rate specified in the Amended Credit Agreement, during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and all accrued and unpaid fees (including fees accruing at the rate specified in the Amended Credit Agreement, during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Initial Term B Loans (including the Tack-On Incremental Term B Loans established hereby), (b) affirms and confirms its guarantee obligations under the Guarantee Agreement and its pledges, grants, indemnification obligations and other commitments and obligations under the Amended Credit Agreement (in the case of Parent and the Borrowing Subsidiaries) and each Security Document to which it is a party, in each case after giving effect to this Agreement and the establishment of the Tack-On Incremental Term B Loans, (c) agrees that each of the Guarantee Agreement and each Security Document to which it is a party and all guarantees, pledges, grants and other commitments and obligations under the Guarantee Agreement, each Security Document to which it is a party and the Amended Credit Agreement (in the case of Parent and the Borrowing Subsidiaries) shall continue to be in full force and effect, in each case following the effectiveness of and after giving effect to this Agreement (and shall apply in all respects to the Initial Term B Loans (including the Tack-On Incremental Term B Loans)) and (d) confirms that all of the Liens and security interests created and arising under the Security Documents to which it is a party remain in full force and effect, and are not released or reduced, as collateral security for the Secured Obligations (as defined in the Collateral Agreement) (including any such Secured Obligations (as defined in the Collateral Agreement) in respect of the Initial Term B Loans (including the Tack-On Incremental Term B Loans)).

SECTION 7. Effect of this Agreement. (a) Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Administrative Agent, the Issuing Banks or the Lenders under the Amended Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Amended Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to any other consent to, or any other waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Amended Credit Agreement or any other Loan Document in similar or different circumstances.

(b) On and after the Second Amendment Effective Date, each reference in the Amended Credit Agreement to “this Agreement”, “herein”, “hereunder”, “hereto”, “hereof” and words of similar import shall refer to the Amended Credit Agreement, and each reference to the “Credit Agreement” in any other Loan Document shall be deemed to be a reference to the Amended Credit Agreement. This Agreement shall constitute an “Incremental Facility Agreement” and a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents.

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(c) It is agreed that the Arrangers and their respective Related Parties shall be entitled to the benefits of Sections 9.03(b), 9.03(c) and 9.17 of the Amended Credit Agreement, Section 4.03 of the Guarantee Agreement and Section 5.03 of the Collateral Agreement, with respect to the arrangement and establishment of the Tack-On Incremental Term B Loans, the preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to the same extent as the Arrangers (as defined in the Existing Credit Agreement) and their Related Parties are entitled to the benefits of such Section in respect of the arrangement of the existing credit facility under the Existing Credit Agreement and the other matters referred to in such Section.

(d) Each Incremental Term B Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent, the Arrangers or the Lenders on or prior to the Second Amendment Effective Date.

SECTION 8. Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9. Counterparts; Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which, when taken together, shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Agreement by email transmission (including .pdf) shall be effective as delivery of a manually executed counterpart hereof. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Agreement and/or any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be.

SECTION 10. Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 11. Incorporation by Reference. The provisions of Sections 9.06(b), 9.07, 9.09(b), 9.09(c), 9.09(d) and 9.10 of the Amended Credit Agreement are hereby incorporated by reference as if set forth in full herein, mutatis mutandis.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

TRIPADVISOR, INC.

by:	/s/ Michael Noonan
Name: Michael Noonan Title: Chief Financial Officer

TRIPADVISOR HOLDINGS, LLC

by:	/s/ Linda C. Frazier
Name: Linda C. Frazier Title: Manager, Vice President and Secretary

TRIPADVISOR LLC

by:	/s/ Linda C. Frazier
Name: Linda C. Frazier Title: Manager, Vice President and Secretary

VIATOR, INC.

by:	/s/ Linda C. Frazier
Name: Linda C. Frazier Title: Vice President and Secretary

[Signature Page to TripAdvisor Second Amendment]

JPMORGAN CHASE BANK, N.A., as Administrative Agent

by:	/s/ Peter B. Thauer
Name: Peter B. Thauer Title: Managing Director

[Signature Page to TripAdvisor Second Amendment]

GOLDMAN SACHS BANK USA, as Incremental Term B Lender,

by:	/s/ Thomas Manning
Name: Thomas Manning Title: Authorized Signatory

[Signature Page to TripAdvisor Second Amendment]

SCHEDULE I

Incremental Term B Lenders

Incremental Term B Lender	Tack-On Incremental Term B Loan Commitment
Goldman Sachs Bank USA	US$	350,000,000.00
Total:	US$	350,000,000.00

ANNEX I

Amended Credit Agreement

[See attached.]

CREDIT AGREEMENT

dated as of June 26, 2015,

as amended and restated as of June 29, 2023,

among

TRIPADVISOR, INC.,

TRIPADVISOR HOLDINGS, LLC,

TRIPADVISOR LLC,

the other BORROWERS from time to time party hereto,

the LENDERS from time to time party hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A.,

BOFA SECURITIES, INC.,

BMO CAPITAL MARKETS CORP.,

BNP PARIBAS,

MIZUHO BANK, LTD.,

TRUIST SECURITIES, INC. and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners

BARCLAYS BANK PLC,

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK,

CITIBANK, N.A.,

GOLDMAN SACHS BANK USA,

HSBC BANK USA, NATIONAL ASSOCIATION,

MORGAN STANLEY BANK, N.A. and

MUFG BANK, LTD.,

as Joint Lead Arrangers

TABLE OF CONTENTS

		Page
ARTICLE I

Definitions

SECTION 1.01.	Defined Terms	1
SECTION 1.02.	Classification of Loans and Borrowings	76
SECTION 1.03.	Terms Generally	~~75~~76
SECTION 1.04.	Accounting Terms; GAAP; Pro Forma Calculations	76
SECTION 1.05.	Currency Translation	78
SECTION 1.06.	Interest Rates; Benchmark Notification	79
SECTION 1.07.	Divisions	79
SECTION 1.08.	Certain Calculations and Tests	79
SECTION 1.09.	Cashless Rollovers	82

ARTICLE II

The Credits

SECTION 2.01.	Commitments	82
SECTION 2.02.	Loans and Borrowings	~~82~~83
SECTION 2.03.	Requests for Borrowings	83
SECTION 2.04.	Borrowing Subsidiaries	85
SECTION 2.05.	Swingline Loans	85
SECTION 2.06.	Letters of Credit	87
SECTION 2.07.	Funding of Borrowings	95
SECTION 2.08.	Interest Elections	~~95~~96
SECTION 2.09.	Termination and Reduction of Commitments	97
SECTION 2.10.	Repayment of Loans; Evidence of Debt	~~97~~98
SECTION 2.11.	Prepayment of Loans	99
SECTION 2.12.	Fees	~~104~~105
SECTION 2.13.	Interest	106
SECTION 2.14.	Alternate Rate of Interest	107
SECTION 2.15.	Increased Costs	111
SECTION 2.16.	Break Funding Payments	~~112~~113
SECTION 2.17.	Taxes	114
SECTION 2.18.	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	119
SECTION 2.19.	Mitigation Obligations; Replacement of Lenders	121
SECTION 2.20.	Defaulting Lenders	122
SECTION 2.21.	Incremental Facilities	~~124~~125
SECTION 2.22.	Extensions and Modifications	~~129~~130
SECTION 2.23.	Refinancing Facilities	133

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ARTICLE III

Representations and Warranties

SECTION 3.01.	Organization; Powers	137
SECTION 3.02.	Authorization; Enforceability	137
SECTION 3.03.	Governmental Approvals; No Conflicts	137
SECTION 3.04.	Financial Condition; No Material Adverse Change	138
SECTION 3.05.	Properties	138
SECTION 3.06.	Litigation and Environmental Matters	138
SECTION 3.07.	Compliance with Laws and Agreements	~~138~~139
SECTION 3.08.	Investment Company Status	139
SECTION 3.09.	Taxes	139
SECTION 3.10.	ERISA	139
SECTION 3.11.	Disclosure	139
SECTION 3.12.	Subsidiaries	~~139~~140
SECTION 3.13.	Use of Proceeds; Margin Regulations	140
SECTION 3.14.	Borrowing Subsidiaries	140
SECTION 3.15.	Anti-Corruption Laws and Sanctions	140
SECTION 3.16.	Affected Financial Institutions	~~140~~141
SECTION 3.17.	Collateral Matters	~~140~~141

ARTICLE IV

Conditions

SECTION 4.01.	Restatement Effective Date	141
SECTION 4.02.	Each Credit Event	~~141~~142
SECTION 4.03.	Credit Events in Respect of Each Borrowing Subsidiary	142

ARTICLE V

Affirmative Covenants

SECTION 5.01.	Financial Statements and Other Information	143
SECTION 5.02.	Notices of Material Events	~~145~~146
SECTION 5.03.	Existence; Conduct of Business	146
SECTION 5.04.	Payment of Tax Liabilities	146
SECTION 5.05.	Maintenance of Properties; Insurance	146
SECTION 5.06.	Books and Records; Inspection Rights	147
SECTION 5.07.	Compliance with Laws	147
SECTION 5.08.	Guarantee and Collateral Requirement	~~147~~148
SECTION 5.09.	Further Assurances	148
SECTION 5.10.	Designation of Subsidiaries	149
SECTION 5.11.	Maintenance of Ratings	149

ARTICLE VI

Negative Covenants

SECTION 6.01.	Indebtedness	149
SECTION 6.02.	Liens	153
SECTION 6.03.	Sale/Leaseback Transactions	155
SECTION 6.04.	Fundamental Changes; Business Activities	~~155~~156
SECTION 6.05.	Restricted Payments	~~156~~157
SECTION 6.06.	Transactions with Affiliates	158
SECTION 6.07.	Restrictive Agreements	~~158~~159
SECTION 6.08.	Asset Dispositions	~~159~~160
SECTION 6.09.	Use of Proceeds and Letters of Credit; Margin Regulations	163
SECTION 6.10.	Total Net Leverage Ratio	163
SECTION 6.11.	Investments and Acquisitions	164
SECTION 6.12.	Maintenance of Borrowing Subsidiaries as Restricted Subsidiaries and Wholly Owned Subsidiaries	166
SECTION 6.13.	First Lien Step-Down Covenant	166

ARTICLE VII

Events of Default

SECTION 7.01.	Events of Default	166

ARTICLE VIII

The Administrative Agent

ARTICLE IX

Miscellaneous

SECTION 9.01.	Notices	182
SECTION 9.02.	Waivers; Amendments	183
SECTION 9.03.	Expenses; Limitation of Liability; Indemnity; Etc	187
SECTION 9.04.	Successors and Assigns	189
SECTION 9.05.	Survival	197
SECTION 9.06.	Counterparts; Integration; Effectiveness; Issuing Banks	197
SECTION 9.07.	Severability	199
SECTION 9.08.	Right of Setoff	199
SECTION 9.09.	Governing Law; Jurisdiction; Consent to Service of Process	199
SECTION 9.10.	WAIVER OF JURY TRIAL	201
SECTION 9.11.	Headings	201
SECTION 9.12.	Confidentiality	201
SECTION 9.13.	Interest Rate Limitation	202
SECTION 9.14.	Release of Guarantees and Collateral	202

SCHEDULES:

Schedule 2.01	–	Commitments
Schedule 2.06A	–	Existing Letters of Credit
Schedule 2.06B	–	Initial Issuing Bank LC Commitment
Schedule 3.12	–	Subsidiaries
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.07	–	Existing Restrictions
Schedule 6.11	–	Existing Investments

EXHIBITS:

Exhibit A-1	–	Form of Assignment and Assumption
Exhibit A-2	–	Form of Affiliated Lender Assignment and Assumption
Exhibit B	–	[Reserved]
Exhibit C-1	–	Form of Borrowing Subsidiary Agreement
Exhibit C-2	–	Form of Borrowing Subsidiary Termination
Exhibit D	–	Form of Compliance Certificate
Exhibit E-1	–	Form of First Lien Intercreditor Agreement
Exhibit E-2	–	Form of First Lien/Second Lien Intercreditor Agreement
Exhibit F	–	[Reserved]
Exhibit G	–	Form of Issuing Bank Agreement
Exhibit H-1	–	Form of U.S. Tax Compliance Certificate for Foreign Lenders that are not Partnerships for U.S. Federal Income
Exhibit H-2	–	Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit H-3	–	Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit H-4	–	Form of U.S. Tax Compliance Certificate for Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit I	–	Form of Global Intercompany Note
Exhibit J	–	Form of Supplemental Perfection Certificate

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CREDIT AGREEMENT dated as of June 26, 2015, as amended and restated as of June 29, 2023, among TRIPADVISOR, INC., a Delaware corporation, TRIPADVISOR HOLDINGS, LLC, a Massachusetts limited liability company, TRIPADVISOR LLC, a Delaware limited liability company, the other BORROWERS from time to time party hereto, the LENDERS from time to time party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2025 Notes Indenture” means the Indenture dated as of July 9, 2020, by and between Parent, the guarantors party thereto from time to time and U.S. Bank National Association (as successor trustee to Wilmington Trust, National Association), as trustee, pursuant to which Parent’s 7.000% Senior Notes due 2025 were issued, as such Indenture may be amended, amended and restated or otherwise modified from time to time.

“2026 Notes Indenture” means the Indenture dated as of March 25, 2021, among Parent, the guarantors party thereto from time to time and U.S. Bank National Association, as trustee, pursuant to which Parent’s 0.25% Convertible Senior Notes due 2026 were issued, as such Indenture may be amended, amended and restated or otherwise modified from time to time.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Intercreditor Agreement” means:

(a) with respect to any Indebtedness or other obligation that is or is to be secured by Liens on the Collateral that are pari passu with the Liens on the Collateral securing the Credit Facilities, an intercreditor agreement substantially in the form of Exhibit E-1, with such changes thereto as may be reasonably acceptable to Parent and the Administrative Agent, or another intercreditor agreement in form and substance reasonably acceptable to Parent and the Administrative Agent under which such Liens on the Collateral are contractually pari passu with the Liens on the Collateral securing the Credit Facilities and which contains terms and conditions that are within the range of terms and conditions customary for intercreditor agreements that are of the type that govern “pari passu Lien” intercreditor relationships between holders of senior secured credit facilities and holders of such type of Indebtedness or other obligation; and

(b) with respect to any Indebtedness or other obligation that is or is to be secured by Liens on the Collateral that are junior to the Liens on the Collateral securing the Credit Facilities, an intercreditor agreement substantially in the form of Exhibit E-2, with such changes thereto as may be reasonably acceptable to Parent and the Administrative Agent, or another intercreditor agreement in form and substance reasonably acceptable to Parent and the Administrative Agent under which such Liens on the Collateral are contractually subordinated to the Liens on the Collateral securing the Credit Facilities and which contains terms and conditions that are within the range of terms and conditions customary for “first lien/second lien” intercreditor agreements that are of the type that govern intercreditor relationships between holders of senior secured credit facilities and holders of such type of Indebtedness or other obligation.

“Acquisition” means any acquisition, or series of related acquisitions (including pursuant to any merger or consolidation), by Parent or any Restricted Subsidiary of property that constitutes (a) assets comprising all or substantially all of the assets of any Person (or all or substantially all of the assets of a division, business or operating unit or product line of any Person) or (b) Equity Interests in a Person (other than Parent or any Subsidiary) if such Person becomes a Restricted Subsidiary as a result thereof.

“Acquisition Step-Up Provision” has the meaning assigned to such term in the definition of “Incremental Amount”.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR plus (b) solely in the case of the Revolving Facility, 0.10%; provided that if the Adjusted Daily Simple SOFR as so determined shall be less than zero, such rate shall be deemed to be zero.

“Adjusted Term SOFR” means, with respect to any Term SOFR Borrowing for any Interest Period, an interest rate per annum equal to (a) the Term SOFR for such Interest Period plus (b) solely in the case of the Revolving Facility, 0.10%; provided that if the Adjusted Term SOFR as so determined shall be less than zero, such rate shall be deemed to be zero.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII, or such Affiliates or branches thereof as it shall from time to time designate by notice to Parent and the Lenders for the purpose of performing any of its obligations hereunder or under any other Loan Document.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified, it being understood that such other Person shall not be deemed to be an Affiliate of such specified Person solely because they share one or more common officers or common members of their respective board of managers, board of directors or other controlling governing body.

“Affiliated Holders” means, with respect to any specified natural person, (a) such specified natural person’s parents, spouse, siblings, descendants, step children, step grandchildren, nieces and nephews and their respective spouses, (b) the estate, legatees and devisees of such specified natural person and each of the persons referred to in clause (a) of this definition and, in the event of the incompetence or death of such specified natural person or any of the persons referred to in clause (a) of this definition, such person’s executor, administrator, committee or other personal representative or similar fiduciary, (c) any trusts or private foundations created primarily for the benefit of, or Controlled at the time of creation by, such specified natural person or any of the Persons referred to in clause (a) or (b) of this definition, or any trusts or private foundations created primarily for the benefit of any such trust or private foundation or for charitable purposes, and (d) any company, partnership, trust or other entity or investment vehicle Controlled by such specified natural person or any of the Persons referred to in clause (a), (b) or (c) of this definition or the holdings of which are for the primary benefit of any of such Persons.

“Affiliated Lender” means any Affiliate of Parent, other than (a) any Subsidiary of Parent or (b) any natural person (or any limited purpose holding company, investment vehicle or trust for, or owned for the primary benefit of, a natural person).

“Affiliated Lender Cap” has the meaning assigned to such term in Section 9.04(e).

“Agent-Related Person” has the meaning assigned to such term in Section 9.03(d).

“Aggregate Revolving Commitment” means, at any time, the sum of the Revolving Commitments of all the Revolving Lenders at such time.

“Aggregate Revolving Credit Exposure” means, at any time, the sum of (a) the sum of the US Dollar Equivalents of the principal amounts of the Revolving Loans outstanding at such time, (b) the total Swingline Exposure outstanding at such time and (c) the LC Exposure at such time.

“Agreed Currencies” means US Dollars and each Alternative Currency.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning assigned to such term in Section 9.15(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1.00% per annum and (c) the Adjusted Term SOFR for a one-month Interest Period as published two US Government Securities Business Days prior to such day (or if such day is not a US Government Securities Business Day, the immediately preceding US Government Securities Business Day) plus 1.00% per annum. For purposes of clause (c) above, the Adjusted Term SOFR for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR, as the case may be. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement with respect to Term SOFR has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Notwithstanding the foregoing, if the Alternate Base Rate determined as set forth above would be less than 1.00% per annum, such rate shall be deemed to be 1.00% per annum for purposes of this Agreement.

“Alternative Currency” means Euro, Sterling and any other currency (other than US Dollars) that is freely available, freely transferable and freely convertible into US Dollars; provided that at the time of the issuance, amendment or extension of any Letter of Credit denominated in a currency other than US Dollars, Euro or Sterling, such other currency is reasonably acceptable to the Administrative Agent and the Issuing Bank in respect of such Letter of Credit.

“Amendment and Restatement Agreement” means that certain Amendment and Restatement Agreement dated as of June 29, 2023, among Parent, the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

“Ancillary Document” has the meaning assigned to such term in Section 9.06(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Parent or any of its Subsidiaries (or, as such term is used in the definition of the term “Liberty Successor”, to Liberty Successor) from time to time concerning or relating to bribery, corruption or money laundering, including the United States Foreign Corrupt Practices Act of 1977.

“Applicable Creditor” has the meaning assigned to such term in Section 9.15(b).

“Applicable Percentage” means, at any time, with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at such time; provided that, for purposes of Section 2.20 when any Revolving Lender shall be a Defaulting Lender, the “Applicable Percentage” shall mean, with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitment (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment at such time. If all the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, (a) with respect to any ABR Revolving Loan, Swingline Loan, Term Benchmark Revolving Loan or RFR Revolving Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth in the table below under the caption “ABR Spread”, “Term Benchmark/RFR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Total Net Leverage Ratio as of the last day of the most recently ended Test Period, (b) with respect to any Initial Term B Loan, 2.75% per annum in the case of any Term Benchmark Loan or, if applicable pursuant to Section 2.14, any RFR Loan and 1.75% in the case of any ABR Loan, and (c) with respect to any Term Loan of any other Class, the rate or rates per annum set forth in the applicable Incremental Facility Agreement,

Extension/Modification Agreement or Refinancing Agreement; provided that with respect to any ABR Revolving Loan, Swingline Loan, Term Benchmark Revolving Loan or RFR Revolving Loan, or with respect to the commitment fees payable hereunder, as the case may be, notwithstanding the foregoing, prior to the third Business Day following the first delivery of a Compliance Certificate pursuant to Section 5.01(c) in respect of the fiscal quarter of Parent most recently ended on or after the Restatement Effective Date for which the consolidated financial statements of Parent have been delivered pursuant to Section 5.01(a) or 5.01(b), the Applicable Rate for any day shall be based on the rates per annum set forth in Level 1 in the table below.

Level	Level 1	Level 2	Level 3	Level 4
Total Net Leverage Ratio	≤1.50	>1.50 and ≤2.50	>2.50 and ≤3.00	> 3.00
Commitment Fee Rate	0.25%	0.30%	0.35%	0.40%
Term Benchmark/RFR Spread	1.75%	2.00%	2.25%	2.50%
ABR Spread	0.75%	1.00%	1.25%	1.50%

For purposes of the foregoing, each change in the Applicable Rate with respect to any ABR Revolving Loan, Swingline Loan, Term Benchmark Revolving Loan or RFR Revolving Loan, or with respect to the commitment fees payable hereunder, as the case may be, resulting from a change in the Total Net Leverage Ratio shall be effective during the period commencing on and including the third Business Day following the date of delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) of the consolidated financial statements, and the related Compliance Certificate required to be delivered pursuant to Section 5.01(c) in respect of such consolidated financial statements, indicating such change and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the foregoing, the Applicable Rate with respect to any ABR Revolving Loan, Swingline Loan, Term Benchmark Revolving Loan or RFR Revolving Loan, or with respect to the commitment fees payable hereunder, as the case may be, shall be based on the rates per annum set forth in Level 4 in the table above if Parent shall fail to deliver the consolidated financial statements required to be delivered pursuant to Section 5.01(a) or 5.01(b), or any Compliance Certificate required to be delivered pursuant to Section 5.01(c), within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the delivery thereof.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Borrower Portal” means any electronic platform chosen by the Administrative Agent to be its electronic transmission system.

“Approved Electronic Platform” means IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system.

“Approved Fund” means any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means (a) JPMorgan Chase Bank, N.A., BofA Securities, Inc., BMO Capital Markets Corp., BNP Paribas, Mizuho Bank, Ltd., Truist Securities, Inc. and U.S. Bank National Association, in their capacities as joint lead arrangers and joint bookrunners, and Barclays Bank PLC, Canadian Imperial Bank of Commerce, New York, Citibank, N.A., Goldman Sachs Bank USA, HSBC Bank USA, National Association, Morgan Stanley Bank, N.A. and MUFG Bank, Ltd., in their capacities as joint lead arrangers, in each case for the Revolving Facility provided for herein, and (b) with respect to any other Credit Facility established hereunder, each Person designated by Parent as a lead arranger, joint lead arranger, bookrunner or joint bookrunner, in each case, in its capacity as such for such Credit Facility.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of (a) other than in the case of an assignment to an Affiliated Lender, Parent or any Subsidiary, Exhibit A-1 and (b) in the case of an assignment to an Affiliated Lender, Parent or any Subsidiary, Exhibit A-2, or, in each case, any other form (including electronic records generated by the use of an Approved Electronic Platform) approved by the Administrative Agent.

“Attributable Debt” means, with respect to any Sale/Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale/Leaseback Transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of the Attributable Debt determined assuming termination on the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the Attributable Debt determined assuming no such termination. For purposes of Sections 6.01, 6.02 and 6.03, all Attributable Debt with respect to any Sale/Leaseback Transaction engaged in by Parent or any Restricted Subsidiary shall be deemed to constitute secured Indebtedness of Parent or such Restricted Subsidiary, as applicable.

“Auction” means an auction conducted by any Affiliated Lender, Parent or any Subsidiary in order to purchase Term Loans of any Class or Classes, in accordance with such customary procedures as shall be agreed with respect to such auction by such Person and the applicable Auction Agent.

“Auction Agent” means (a) the Administrative Agent or any of its Affiliates or (b) any other financial institution or advisor (whether or not an Affiliate of the Administrative Agent), in each case, as designated by Parent in connection with any Auction, it being understood that the Administrative Agent and its Affiliates may not be designated as an Auction Agent without the prior written consent of the Administrative Agent (and that the Administrative Agent and its Affiliates shall be under no obligation to agree to act as the Auction Agent); provided that neither Parent nor any of its Affiliates may act as the Auction Agent.

“Available Amount” means, at any time, an amount equal to, without duplication:

(a) for the period (taken as one accounting period) from January 1, 2023 to the last day of the most recently ended Test Period at such time, an amount equal to 100% of Consolidated EBITDA for such period less 1.3 times Consolidated Interest Expense for such period (which amount under this clause (a) shall not be less than zero), plus

(b) (i) the aggregate amount of cash proceeds received by Parent after the Restatement Effective Date from the issuance of, or cash capital contributions in respect of, Equity Interests (other than Disqualified Equity Interests) in Parent and (ii) the fair market value (as reasonably determined by Parent) of Permitted Investments or other property, in each case, received by Parent after the Restatement Effective Date to the extent such Permitted Investments or other property are contributed in return for any issuance of, or as a capital contribution in respect of, Equity Interests (other than Disqualified Equity Interests) in Parent (in each case, (A) other than from any Restricted Subsidiary and (B) excluding any cash proceeds of any issuance of Equity Interests in Parent that are otherwise applied pursuant to Section 6.05(a) and any amounts referred to in Section 6.11(l)), plus

(c) the proceeds received by Parent or any Restricted Subsidiary from Indebtedness of Parent or any Restricted Subsidiary incurred after the Restatement Effective Date (other than any such Indebtedness issued to Parent or any Restricted Subsidiary), to the extent such Indebtedness has been exchanged or converted into Equity Interests (other than Disqualified Equity Interests) of Parent, together with the fair market value (as reasonably determined by Parent) of any Permitted Investments or other property received by Parent or any Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including the Restatement Effective Date through and including such time, plus

(d) the proceeds received by Parent or any Restricted Subsidiary from the sale (other than to Parent or any Restricted Subsidiary) of any Investment made after the Restatement Effective Date pursuant to Section 6.11(r) (but in any event not to exceed the original amount of such Investment), plus

(e) without duplication of any return of capital with respect to such Investment for purposes of determining the amount of such Investment pursuant to the definition of “Investment”, returns, profits, distributions and similar amounts received by Parent or any Restricted Subsidiary in cash or Permitted Investments on any Investment made after the Restatement Effective Date pursuant to Section 6.11(r) (but in any event not to exceed the original amount of such Investment), plus

(f) the amount of any Investment by Parent or any Restricted Subsidiary made after the Restatement Effective Date pursuant to Section 6.11(r) in any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary or that has been merged or consolidated with or into Parent or any Restricted Subsidiary after the Restatement Effective Date (but in any event not to exceed the original amount of such Investment), plus

(g) the aggregate amount of any Declined Proceeds since the First Amendment Effective Date and at or prior to such time, minus

(h) an amount equal to the sum of (i) Restricted Payments made pursuant to Section 6.05(j) and (ii) Investments made pursuant to Section 6.11(r), in each case after the Restatement Effective Date and prior to such time or contemporaneously therewith.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of the term “Interest Period” pursuant to Section 2.14(b)(iv).

“Bail-In Action” means, as to any EEA Financial Institution, the exercise of any Write-Down and Conversion Powers by an applicable Resolution Authority in respect of any liability of any Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Event” means, with respect to any Person, that such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that (a) a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person, and (b) a Bankruptcy Event shall not result solely by virtue of an Undisclosed Administration.

“Benchmark” means, initially, with respect to any Loan denominated in any Agreed Currency, the Relevant Rate for Loans denominated in such Agreed Currency; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(b).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be reasonably determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternative Currency, “Benchmark Replacement” shall mean the alternative set forth in clause (b) below:

(a) in the case of any Loan denominated in US Dollars, the Adjusted Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and Parent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and Parent for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “Interest Period”, the definition of “RFR Business Day”, the definition of “US Government Securities Business Day”, the timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent reasonably determines, in consultation with Parent, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines, in consultation with Parent, that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent determines, in consultation with Parent, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earlier to occur of the following events with respect to such then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred, in the case of clause (a) or (b), with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(b) and (b) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(b).

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” means, with respect to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such Person.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bona Fide Debt Fund” means any debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is engaged primarily in making, purchasing, holding or otherwise investing in loans, bonds and similar extensions of credit in the ordinary course of business for financial investment purposes and with respect to which no personnel involved with the investment in the relevant competitor of Parent or any Subsidiary, or the management, control or operation thereof, directly or indirectly, possesses the power to direct the investment policies of such fund, vehicle or entity.

“Borrower Communications” means, collectively, any Borrowing Request, any Interest Election Request, any notice of prepayment, any notice of termination or reduction of Commitments, any notice requesting the issuance, amendment or extension of any Letter of Credit or any other notice, demand, communication, information, document or other material provided by or on behalf of any of the Loan Parties pursuant to any Loan Document or the transactions contemplated therein which is distributed by any Loan Party to the Administrative Agent through an Approved Borrower Portal.

“Borrower DTTP Filing” means an HMRC’s Form DTTP2, duly completed and filed by the applicable UK Loan Party, within the applicable time limit, which contains the scheme reference number and jurisdiction of tax residence provided by the applicable Lender to Parent and the Administrative Agent.

“Borrowers” means Parent and the Borrowing Subsidiaries.

“Borrowing” means (a) Loans of the same Class, Type and currency, made, converted or continued on the same date and to the same Borrower and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars, US$5,000,000, (b) in the case of a Borrowing denominated in Euro, €5,000,000 and (c) in the case of a Borrowing denominated in Sterling, £5,000,000.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, US$1,000,000, (b) in the case of a Borrowing denominated in Euro, €1,000,000 and (c) in the case of a Borrowing denominated in Sterling, £1,000,000.

“Borrowing Request” means a written request by or on behalf of a Borrower for a Borrowing in accordance with Section 2.03 or 2.05, as applicable, which shall be substantially in the form approved by the Administrative Agent and separately provided to Parent.

“Borrowing Subsidiary” means, at any time, (a) TripAdvisor LLC, (b) TripAdvisor Holdings and (c) any Restricted Subsidiary that has been designated by Parent as a Borrowing Subsidiary pursuant to Section 2.04, other than any Restricted Subsidiary that has ceased to be a Borrowing Subsidiary as provided in Section 2.04.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit C-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit C-2.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with Loans denominated in Euro and in connection with the calculation or computation of the EURIBO Rate, the term “Business Day” shall also exclude any day that is not a TARGET Day, (b) when used in connection with a Term SOFR Loan or any interest rate settings, fundings, disbursements, settlements or payments of a Term SOFR Loan, or any other dealings in respect of Loans referencing the Adjusted Term SOFR, the term “Business Day” shall also exclude any day that is not a US Government Securities Business Day, (c) when used in connection with a RFR Loan and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, the term “Business Day” shall also exclude any day that is not an RFR Business Day and (d) when used in connection with any Letter of Credit denominated in an Alternative Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the principal interbank market for such Alternative Currency.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, in each case, for the avoidance of doubt, subject to Section 1.04(a). For purposes of Section 6.02 only, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Cash Management Services” means cash management and related services provided to Parent or any Restricted Subsidiary, including treasury, depository, foreign exchange, return items, overdraft, controlled disbursement, cash sweeps, zero balance arrangements, merchant stored value cards, e-payables, electronic funds transfer, interstate depository network and automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) services and credit cards, credit card processing services, credit and debit card payment processing services, debit cards, stored value cards, virtual cards (including single use virtual card accounts) and commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”) arrangements.

“Casualty/Condemnation Event” means any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of Parent or any Restricted Subsidiary.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread” means, with respect to any CBR Loan at any time, the Applicable Rate that would be applicable at such time to the Loan that was converted into such CBR Loan in accordance herewith.

“Central Bank Rate” means the greater of (a) (i) (A) for any Loan denominated in Sterling, the “Bank Rate” of the Bank of England (or any successor thereto) as published by the Bank of England (or any successor thereto) from time to time and (B) for any Loan denominated in Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time; plus (ii) the Central Bank Rate Adjustment and (b) zero.

“Central Bank Rate Adjustment” means, for any day, (a) for any Revolving Loan denominated in Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the EURIBO Rate for the five most recent Business Days preceding such day for which the EURIBO Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBO Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period and (b) for any Revolving Loan denominated in Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Daily Simple SONIA for the five most recent RFR Business Days preceding such day for which Daily Simple SONIA was available (excluding, from such averaging, the highest and the lowest Daily Simple SONIA applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period. For purposes of this definition, (x) the Central Bank Rate shall be determined disregarding clause (a)(ii) of the definition of such term and (y) the EURIBO Rate on any day shall be based on the EURIBO Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in Euro for a maturity of one month.

“CFC” means any Subsidiary that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code).

“CFC Domestic Holdco” means any Domestic Subsidiary that has no material assets other than (a) Equity Interests in and/or debt securities of one or more CFCs and (b) cash and cash equivalents and other assets being held on a temporary basis or otherwise incidental to the holding of assets described in clause (a).

“Change in Control” means the acquisition of “beneficial ownership” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act and the rules of the SEC thereunder as in effect on the Restatement Effective Date), directly or indirectly, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), other than the Permitted Holders (or a group Controlled by Permitted Holders), of shares representing more than 35% of the total voting power represented by the issued and outstanding capital stock of Parent (the “Total Voting Power”), unless either (a) the Permitted Holders beneficially own a majority of the Total Voting Power or (b) if the Permitted Holders beneficially own less than a majority of the Total Voting Power, the Total Voting Power represented by the shares beneficially owned by the Permitted Holders exceeds the Total Voting Power represented by shares beneficially owned by such acquiring Person or group.

“Change in Law” means the occurrence, after the Restatement Effective Date, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation by any Governmental Authority thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning assigned to such term in Section 9.13.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans, Initial Term B Loans or Loans established as a separate “Class” under Section 2.21, 2.22 or 2.23, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, an Initial Term B Loan Commitment or a Commitment established as a separate “Class” under Section 2.21, 2.22 or 2.23 and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all assets, whether personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.

“Collateral Agreement” means the Collateral Agreement dated as of May 5, 2020, as amended and restated as of the Restatement Effective Date, among Parent, the Subsidiaries party thereto and the Administrative Agent, together with all supplements thereto.

“Commitment” means a Revolving Commitment or Term Loan Commitment of any Class or any combination thereof, as the context requires.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute, and any regulations promulgated thereunder.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed by or to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 9.01, including through an Approved Electronic Platform.

“Compliance Certificate” means a Compliance Certificate in the form of Exhibit D or any other form approved by the Administrative Agent.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and (other than in the case of clause (xi) below) to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period (excluding, for the avoidance of doubt, amortization expense attributable to a prepaid cash item that was paid in a prior period), (iv) all losses for such period on Dispositions or attributable to discontinued operations, in each case, outside the ordinary course of business, (v) any non-cash charges, costs or expenses for such period, including goodwill and intangible asset impairment charges (excluding, for the avoidance of doubt, any write-down of accounts receivable or any additions to bad debt expense) and non-cash costs and expenses incurred pursuant to any management equity plan, stock option plan or any other stock subscription or shareholder agreement resulting from the grant of stock options or other equity-based incentives to any director, officer or employee of Parent or any of the Restricted Subsidiaries or incurred pursuant to other stock-settled obligations, (vi) any charges, costs and expenses attributable to any restructuring, cost saving, business optimization and similar initiatives and programs, any severance, relocation or lease termination costs, any integration costs, any costs attributable to entry into new markets or lines of business or any strategic initiative and any one-time expense relating to enhanced accounting function or new system design, (vii) other extraordinary, unusual or non-recurring charges, costs and expenses for such period, (viii) charges for such period recognized on changes in the fair value of contingent consideration payable by, and non-cash charges for such period recognized on changes in the fair value of the noncontrolling interest in any acquiree acquired by, Parent or any Restricted Subsidiary in any Acquisition or similar Investment, (ix) any currency translation losses (including any currency hedging losses) for such period, (x) any fees and expenses for such period associated with Acquisitions, other

Investments or Dispositions of assets outside the ordinary course of business, and issuances or amendments of equity or debt (including any refinancing thereof) that are not prohibited by this Agreement (and whether or not consummated), including, without limitation, the Credit Facilities, (xi) the amount of any pro forma “run rate” expected cost savings, operating expense reductions, operational improvements, integration benefits and synergies (in each case, calculated on a pro forma basis as though such items had been realized on the first day of such period, but net of the amounts actually realized during such period) related to any Acquisition or similar Investment, any Dispositions of assets outside the ordinary course of business or any restructuring, cost savings, business optimization or similar initiative or program, in each case, that are reasonably identifiable and projected by Parent in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of Parent) within 24 months after such event is consummated or such initiative or program is implemented, provided that (A) projected (and not yet realized) cost-savings and other adjustments may no longer be added pursuant to this clause (a)(xi) after 24 months after the consummation of such event or the implementation of such initiative or program, (B) if any cost savings or other adjustments added back pursuant to this clause (a)(xi) based on the anticipation that such cost savings or other adjustments will be achieved within such 24-month period shall at any time cease to be reasonably anticipated by Parent to be so achieved, then, on and after such time, such cost savings or other adjustments shall no longer be permitted to be added back pursuant to this clause (a)(xi) and (C) any amounts added back pursuant to this clause (a)(xi) shall not exceed, for such period, 20.0% of Consolidated EBITDA (calculated after giving effect to all addbacks without giving effect to this proviso), and (xii) the amount of any charge, cost, expense or deduction for such period that is associated with any Restricted Subsidiary that is not a Wholly Owned Subsidiary to the extent attributable to any noncontrolling interest of any third party in such Restricted Subsidiary; provided that any cash payment made with respect to any non-cash items added back in computing Consolidated EBITDA for any prior period pursuant to clause (v) above shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made; and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) all gains for such period on Dispositions or attributable to discontinued operations, in each case, outside the ordinary course of business, (ii) all gains for such period arising from Acquisitions or similar Investments, including, without limitation, gains on a “bargain purchase” and gains recognized on changes in the fair value of contingent consideration payable by, and gains recognized on changes in the fair value of the noncontrolling interest in any acquiree acquired by, Parent or any Restricted Subsidiary in connection therewith, (iii) any extraordinary, unusual or non-recurring gains or income for such period, (iv) any currency translation gains (including any currency hedging gains) for such period and (v) any non-cash items of income for such period that represent the reversal of any accrual of charges, reserves, accruals, costs or expenses referred to in clauses (a)(v), (a)(vi) or (a)(vii) above (other than any charges, reserves, accruals, costs or expenses referred to in clauses (a)(v), (a)(vi) or (a)(vii) above that reduced Consolidated Net Income in any prior period and were not added back in calculating Consolidated EBITDA for such period), all determined on a consolidated basis for Parent and the Restricted Subsidiaries in accordance with GAAP. Determinations of Consolidated EBITDA for any period shall be subject to the pro forma adjustment requirements set forth in Section 1.04(b).

“Consolidated Funded Debt” means, as of any date, the sum for Parent and the Restricted Subsidiaries, without duplication, of (a) all Indebtedness of the type referred to in clause (a) or (b) of the definition of such term, (b) all disbursements or payments under letters of credit or letters of guaranty in respect of which such Person is an account party, if such disbursements or payments have not been reimbursed within three days (it being understood that contingent obligations in respect of letters of credit and bank guarantees shall not constitute Consolidated Funded Debt), (c) all purchase money Indebtedness of such Person, including under clause (c) or (d) of the definition of such term (but excluding any earnout or other contingent payment obligations in connection with any Acquisition or similar Investment), and (d) all Capital Lease Obligations of such Person; provided that “Consolidated Funded Debt” shall be calculated excluding any Indebtedness of Parent and the Restricted Subsidiaries to the extent that, upon or prior to the maturity thereof, cash, Permitted Investments or other cash equivalents shall have been irrevocably deposited with the applicable agent, trustee or other proper Person in trust or escrow for the benefit of the holders of such Indebtedness for the payment, redemption or satisfaction of such Indebtedness, and after such deposit such cash, Permitted Investments and other cash equivalents so deposited are not included in the calculation of Unrestricted Cash. The Consolidated Funded Debt of any Person shall include, without duplication, the Consolidated Funded Debt of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person (including a Guarantee thereof), except to the extent the terms of such Consolidated Funded Debt provide that such Person is not liable therefor.

“Consolidated Interest Expense” means, for any period, (a)(i) the total cash interest expense (including, without limitation, the interest component of Capital Lease Obligations) for such period of Parent and the Restricted Subsidiaries minus (ii) total interest income of Parent and the Restricted Subsidiaries for such period, all determined on a consolidated basis in accordance with GAAP, plus (b) all cash dividends or other recurring cash distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Equity Interest of Parent or any Restricted Subsidiary during such period. For purposes of this definition, interest on any Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by Parent to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Consolidated Interest Expense shall not include (A) non-cash interest expense attributable to the movement of the mark-to-market valuation or fair value of obligations under Swap Agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (B) any one-time cash costs associated with breakage in respect of Swap Agreements for interest rates, (C) all non-recurring interest expense or “additional interest” for failure to timely comply with registration rights obligations, (D) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to any Investment, all as calculated on a consolidated basis in accordance with GAAP, (E) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, (F) penalties and interest relating to Taxes, (G) accretion or accrual of discounted liabilities not constituting Indebtedness, (H) any interest expense attributable to a parent company resulting from push-down accounting, (I) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting and (J) expensing of bridge, arrangement, structuring, commitment or other financing fees.

“Consolidated Net Income” means, for any period, the net income or loss of Parent and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (after giving effect, for the avoidance of doubt, to the elimination of intercompany accounts in accordance with GAAP); provided that there shall be excluded, to the extent otherwise included in the net income or loss of Parent and the Restricted Subsidiaries for such period, the income of any Person that is not Parent or a Restricted Subsidiary, except to the extent of the amount of cash and Permitted Investments actually distributed during such period by such Person to Parent or any Restricted Subsidiary as a dividend or similar distribution.

“Consolidated Revenues” means, for any period, the aggregate revenues of Parent and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, at any time, the consolidated total assets of Parent and the Restricted Subsidiaries, as such amount would appear on a consolidated balance sheet of Parent prepared as of such date in accordance with GAAP.

“Consolidated Working Capital” means, as at any date of determination, the excess of Current Assets over Current Liabilities.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b), or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.20.

“Credit Facilities” means the Revolving Facility, the Initial Term B Facility, any other Term Facility and any other credit facility established under this Agreement.

“Current Assets” means, with respect to Parent and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, at any date, all assets of Parent and the Restricted Subsidiaries that would under GAAP be classified as current assets, other than (a) cash and Permitted Investments or other cash equivalents (including funds of third parties on deposit with Parent or any Restricted Subsidiary), (b) loans or advances made to Persons other than Parent or any Restricted Subsidiary and permitted under Section 6.11, (c) deferred financing fees, (d) assets arising under Swap Agreements, (e) the current portion of Tax assets, (f) assets held for sale and (g) pension assets.

“Current Liabilities” means, with respect to Parent and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP at any date, all liabilities of Parent and the Restricted Subsidiaries that would under GAAP be classified as current liabilities, other than (a) the current portion of long-term Indebtedness, (b) revolving loans, letter of credit exposure and bank overdrafts, (c) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (d) liabilities arising under Swap Agreements, (e) the current portion of Tax liabilities, (f) liabilities in respect of unpaid earn-outs or similar contingent obligations or unpaid Acquisition, Disposition or refinancing related expenses and deferred purchase price holdbacks, (g) accruals relating to restructuring reserves or severance, (h) Deferred Merchant Payables and any liabilities in respect of funds of third parties on deposit with Parent or any Restricted Subsidiary, (i) the current portion of any Capital Lease Obligations, (j) accrued settlement costs, (k) non-cash compensation costs and expenses, (l) the current portion of pension liabilities and (m) any other liabilities that are not Indebtedness and will not be settled in cash, Permitted Investments or other cash equivalents during the next succeeding 12-month period after such date.

“Customary Bridge Loans” means customary bridge loans (as determined by Parent in good faith) with a final scheduled maturity date of not more than one year; provided that, where the term Customary Bridge Loans is used in the context of any exception to any requirement as to the Weighted Average Life to Maturity or the final scheduled maturity date of any Indebtedness, any Indebtedness that is to be exchanged for or otherwise to replace such bridge loans, or into which such bridge loans are to be converted, shall be used for purposes of determining whether such requirement is satisfied.

“Customary Term A Loans” means term loans that have a final scheduled maturity date of five years or less and are syndicated primarily to commercial banks in the primary syndication thereof (as determined by Parent in good faith).

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), an interest rate per annum equal to SOFR for the day (such day, a “SOFR Determination Date”) that is five RFR Business Days prior to (a) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to any Borrower. If by 5:00 p.m., New York City time, on the second RFR Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding RFR Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Daily Simple SOFR Borrowing” means a Borrowing comprised of Daily Simple SOFR Loans.

“Daily Simple SOFR Loan” means each Loan bearing interest based on the Adjusted Daily Simple SOFR.

“Daily Simple SONIA” means, for any day (a “SONIA Interest Day”), an interest rate per annum equal to the greater of (a) SONIA for the day that is five RFR Business Days prior to (i) if such SONIA Interest Day is an RFR Business Day, such SONIA Interest Day or (ii) if such SONIA Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such SONIA Interest Day and (b) zero.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning assigned to such term in Section 2.11(b)(v).

“Declining Lender” has the meaning assigned to such term in Section 2.11(b)(v).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) shall have failed to fund any Loan for two or more Business Days after the date such Loan is required, in accordance with the terms and subject to the conditions set forth herein, to be funded by such Lender hereunder, unless such Lender notifies the Administrative Agent and Parent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) shall have failed to fund any portion of its participation in any LC Disbursement or Swingline Loan within two Business Days after the date on which such funding is to occur hereunder, (c) shall have failed to pay to the Administrative Agent, any Issuing Bank or the Swingline Lender any other amount required to be paid by it within two Business Days after the day on which such payment is required to be made hereunder, (d) shall have notified the Administrative Agent (or shall have notified Parent, the Swingline Lender or any Issuing Bank, which shall in turn have notified the Administrative Agent) in writing that it does not intend or is unable to comply with its funding obligations under this Agreement, or shall have made a public statement to the effect that it does not intend or is unable to comply with such funding obligations in accordance with the terms and subject to the conditions set forth herein (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing or public statement, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or its funding obligations generally under other credit or similar agreements to which it is a party, (e) shall have failed (but not for fewer than three Business Days) after a written request by the Administrative Agent, an Issuing Bank or the Swingline Lender made in good faith to provide a certification in writing that it will comply with its obligations (and is financially able to meet such obligations) to make Loans and fund participations in LC Disbursements and Swingline Loans hereunder, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (e) upon the Administrative Agent’s, such Issuing Bank’s or the Swingline Lender’s receipt of such certification in form and substance satisfactory to the Administrative Agent, (f) has become the subject of a Bankruptcy Event or (g) has, or has a direct or indirect Lender Parent that has, become the subject of a Bail-In Action.

“Deferred Merchant Payables” means, as of any date, the “deferred merchant payables” (or any substantively similar line item caption), as such amount would appear on a consolidated balance sheet of Parent prepared as of such date in accordance with GAAP.

“Designated Cash Management Obligations” means the due and punctual payment and performance of all obligations of Parent and any Restricted Subsidiary in respect of any Cash Management Services provided to Parent or any Restricted Subsidiary that are (a) owed to the Administrative Agent, an Arranger or an Affiliate of any of the foregoing, or to any Person that, at the time such obligations were incurred, was the Administrative Agent, an Arranger or an Affiliate of any of the foregoing, (b) owed on the Restatement Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the Restatement Effective Date, (c) owed to a Person that is a Lender or an Affiliate of a Lender at the time such obligations are incurred or (d) owed to any Person other than a Person described in clause (a), (b) or (c) above, including, in each case, obligations with respect to fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including obligations accruing, at the rate specified therein, or incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding); provided that (i) other than any such obligations owing to the Administrative Agent or an Affiliate thereof in respect of Cash Management Services provided pursuant to arrangements existing on the Restatement Effective Date (as amended from time to time), such obligations in respect of Cash Management Services have been designated as “Designated Cash Management Obligations” by written notice from Parent to the Administrative Agent in form and detail reasonably satisfactory to the Administrative Agent (it being understood that each counterparty thereto shall be deemed to have agreed to be bound by the provisions of Article VIII that are expressly applicable to it as a holder of Designated Cash Management Obligations and by Section 9.21 and the provisions of each Intercreditor Agreement), and (ii) in the case of any such obligations designated as “Designated Cash Management Obligations” in respect of any Person pursuant to clause (d) above, Parent shall have specified in such written notice to the Administrative Agent, acknowledged by the applicable Person, the maximum amount of such obligations of such Person being designated as “Designated Cash Management Obligations” (such maximum amount so specified, such Person’s “Capped Cash Management Amount”), it being understood and agreed that the amount of Designated Cash Management Obligations of such Person, for all purposes of this Agreement and the other Loan Documents, including for purposes of the definition of “Obligations”, shall in no event exceed such Capped Cash Management Amount.

“Designated Subsidiary” means each Restricted Subsidiary that is (a) a Borrowing Subsidiary, (b) a Material Restricted Subsidiary or (c) an obligor (including pursuant to a Guarantee) under any Material Indebtedness of Parent or any Domestic Subsidiary, in each case other than (i) except in the case of clause (c) above, any Specified Foreign Subsidiary, (ii) any Restricted Subsidiary that is not a Wholly Owned Subsidiary, except if such Restricted Subsidiary is a ~~Guarantor~~guarantor of any Material Indebtedness of Parent or any other Restricted Subsidiary (other than Indebtedness of Subsidiaries of such Restricted Subsidiary), (iii) any Restricted Subsidiary whose Guarantee of the Obligations has been released pursuant to Section 9.14(a), (iv) any Restricted Subsidiary that (A) is prohibited or restricted from providing a Guarantee of the

Obligations by (x) any applicable law or (y) in the case of any Person that becomes a Material Restricted Subsidiary after the First Amendment Effective Date, any binding contractual obligation (including in respect of assumed Indebtedness permitted by Section 6.01) that, in the case of this clause (y), exists at the time such Person becomes a Subsidiary of Parent (and which prohibition or restriction was not entered into in contemplation of such Person becoming a Subsidiary and cannot be waived by Parent or any Restricted Subsidiary), in each case under this clause (iv), only for so long as such prohibition or restriction is in effect or (B) would require a consent, approval, license or authorization of or from any Governmental Authority in order to provide a Guarantee of the Obligations, in each case, only for so long as such consent, approval, license or authorization is required and to the extent it has not been obtained (it being agreed that, notwithstanding anything to the contrary in the Loan Documents, none of Parent or any of the Subsidiaries shall have any obligation under the Loan Documents to seek any such consent, approval, license or authorization), (v) any non-for-profit Subsidiary, any captive insurance Subsidiary or any Subsidiary that is a special purpose entity (as reasonably determined by Parent in good faith), (vi) any other Restricted Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and Parent, the cost, burden, difficulty or consequence of providing a Guarantee of the Obligations outweighs, or would be excessive in light of, the practical benefits afforded thereby to the Lenders and (vii) TripAdvisor Securities Corporation, a Massachusetts securities corporation (“TSC”), so long as (A) TSC shall be prohibited or restricted (including any restriction requiring consent or approval of any Governmental Authority), as a matter of applicable Massachusetts law, from becoming a Subsidiary Loan Party or otherwise satisfying the Guarantee and Collateral Requirement without losing its status as a Massachusetts security corporation, (B) TSC does not own any assets other than de minimis assets relating to its organization and existence and cash, Permitted Investments, securities and similar financial assets, (C) TSC shall have no Indebtedness (including no Guarantee of any Indebtedness) and (D) TSC shall not engage in any business or activities other than ownership of the Permitted Investments and other assets referred to in clause (B) above and activities incidental thereto, and provided that, notwithstanding anything to the contrary in this definition, each Restricted Subsidiary that directly or indirectly owns any Equity Interests in TSC shall be deemed to be a Designated Subsidiary.

“Designated Swap Obligations” means the due and punctual payment and performance of all obligations of Parent and the Restricted Subsidiaries under each Swap Agreement that (a) is with a counterparty that is, or was on the Restatement Effective Date, the Administrative Agent, an Arranger or an Affiliate of any of the foregoing, whether or not such counterparty shall have been the Administrative Agent, an Arranger or an Affiliate of any of the foregoing at the time such Swap Agreement was entered into, (b) is in effect on the Restatement Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Restatement Effective Date, (c) is entered into after the Restatement Effective Date with a counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into or (d) is with a counterparty other than a Person described in clause (a), (b) or (c) above, including, in each case, obligations with respect to payments for early termination, fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including obligations accruing, at the rate specified therein, or incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding); provided that (i) if such obligations are owing to any Person other than the Administrative Agent or an Affiliate thereof (or, in the case of such obligations owing to the Administrative Agent or an Affiliate thereof, are owing under any Swap Agreement entered into after the Restatement Effective Date), such obligations shall be “Designated Swap Obligations” only if so designated by written notice from Parent to the Administrative Agent in form and detail reasonably satisfactory to the Administrative Agent (it being understood that each counterparty thereto shall be deemed to have agreed to be bound by the provisions of Article VIII that are expressly applicable to it as a holder of Designated Swap Obligations and by Section 9.21 and the provisions of each Intercreditor Agreement), and (ii) in the case of any such obligations designated as “Designated Swap Obligations” in respect of any counterparty pursuant to clause (d) above, Parent shall have specified in such written notice to the Administrative Agent, acknowledged by the applicable Person, the maximum amount of such obligations of such counterparty being designated as “Designated Swap Obligations” (such maximum amount so specified, such counterparty’s “Capped Swap Amount”), it being understood and agreed that the amount of Designated Swap Obligations of such counterparty, for all purposes of this Agreement and the other Loan Documents, including for purposes of the definition of “Obligations”, shall in no event exceed such Capped Swap Amount.

“Disclosure Letter” means the disclosure letter dated the Restatement Effective Date and executed and delivered by Parent to the Administrative Agent and the Lenders on the Restatement Effective Date.

“Disposition” means the sale, transfer or other disposition of any assets of any Person, excluding, for the avoidance of doubt, any casualty event and any issuance of Equity Interests by Parent.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 180 days after the latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interest outstanding on the Restatement Effective Date, as of the Restatement Effective Date, and in the case of the Revolving Maturity Date, determined without giving effect to the proviso contained in the definition of such term);

provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination of the Commitments and (ii) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution” means, unless Parent otherwise agrees in writing in its sole discretion, (a) any Person that has been identified, by name, in writing by Parent to the Administrative Agent on or prior to June 26, 2024 as a Disqualified Institution, (b) any Person that is a competitor of Parent or its Subsidiaries and that has been identified, by name, in writing by Parent to the Administrative Agent on or prior to June 26, 2024, or to the Administrative Agent from time to time after the First Amendment Effective Date, as a Disqualified Institution or (c) any Affiliate of any Person described in clause (a) or (b) above (other than, in the case of clause (b) above, a Bona Fide Debt Fund) if such Affiliate is either (i) identified, by name, in writing by Parent to the Administrative Agent on or prior to June 26, 2024, or to the Administrative Agent from time to time after the First Amendment Effective Date, as a Disqualified Institution or (ii) clearly identifiable as an Affiliate of such Person solely on the basis of similarity of such Affiliate’s name to the name of such Person; provided that (A) the foregoing provisions shall not apply retroactively to disqualify any Person that has previously acquired (x) any allocation in, to or of any Credit Facility that was approved in writing by Parent in connection with the primary syndication of such Credit Facility (to the extent such allocated Person shall have actually become a Lender in connection with the settlement of the primary syndication of such Credit Facility) or (y) any assignment or participation interest (or shall have previously entered into a trade therefor) and (B) any designation after the First Amendment Effective Date of a Person as a Disqualified Institution shall become effective three Business Days after delivery thereof to the Administrative Agent via email at JPMDQ_Contact@ jpmorgan.com.

“Documentation Agent” means any documentation agent or co-documentation agent that may be designated as a Documentation Agent from time to time hereunder in connection with any Credit Facility.

“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia; provided that, other than for purposes of the definition of CFC Domestic Holdco, any Subsidiary that would otherwise constitute a Domestic Subsidiary and is CFC Domestic Holdco shall be deemed not to be a Domestic Subsidiary.

“ECF Prepayment Amount” has the meaning assigned to such term in Section 2.11(b)(i).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) above and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, as to any Indebtedness, the effective yield applicable thereto calculated by the Administrative Agent in consultation with Parent in a manner consistent with generally accepted financial practices, taking into account (a) interest rate margins (it being understood that if the interest rate margins with respect to any Indebtedness are based on a pricing grid, such interest rate margins will be calculated based on the rate on such grid applicable on the applicable date of determination), (b) interest rate floors (subject to the proviso set forth below) and credit spread adjustments, (c) any amendment to the relevant interest rate margins, credit spread adjustments and interest rate floors effective after the First Amendment Effective Date but prior to the applicable date of determination and (d) original issue discount and upfront or similar fees (based on an assumed four-year average life to maturity or, if less, the remaining average life to maturity), but excluding (i) any arrangement, commitment, structuring, underwriting, ticking, unused line, amendment and/or similar fees (regardless of whether any such fees are paid to or shared in whole or in part with any holder of such Indebtedness) and (ii) any other fee that is not paid directly by Parent or any Restricted Subsidiary generally to all relevant holders of such Indebtedness; provided that if such Indebtedness includes any “Term SOFR” interest rate floor and, at the time of determination (or, at the election of Parent, on the date commitments with respect to the applicable Incremental Term Loans shall have become effective (or if such Incremental Term Loans are incurred in connection with an Acquisition or other Investment, on the date the definitive agreement for such Acquisition or other Investment is entered into (or, if applicable, in the case of any Acquisition or Investment made pursuant to a tender or similar offer, on the date such offer has been commenced))), such floor is greater than the Adjusted Term SOFR (disregarding any “floor” set forth in the definition of such term) for an Interest Period of three months on such date, such excess amount shall be equated to interest rate margins for purposes of calculating the Effective Yield with respect to such Indebtedness. For the purposes of determining Effective Yield with respect to the Term Loans of any Class, if the Term Loans of such Class shall have been incurred with different amounts of original issue discount or upfront fees, then the Effective Yield with respect to the Term Loans of such Class will be determined on the basis of the higher of (x) the weighted average of the amounts of the original issue discount or upfront fees with respect to such of the Term Loans of such Class as shall have been first made under this Agreement and (y) the weighted average of the amounts of the original issue discount and/or upfront fees with respect to all the Term Loans of such Class. Any determination by the Administrative Agent of the Effective Yield shall be conclusive and binding on all Lenders, and the Administrative Agent shall have no Liability, on any theory of liability, to any Person with respect to such determination.

“Electronic Communication” means email or such other methods of electronic communication as are approved by the Administrative Agent; provided that such approval may be limited or rescinded by the Administrative Agent at any time by notice to Parent.

“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, (i) a natural person (or any limited purpose holding company, investment vehicle or trust for, or owned for the primary benefit of, a natural person), (ii) a Defaulting Lender or a Lender Parent thereof, (iii) unless Parent otherwise agrees in writing in its sole discretion, a Disqualified Institution or (iv) except as permitted under Section 9.04(e), Parent, any Subsidiary or any other Affiliate of Parent.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any toxic or hazardous substance, material or waste, or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that Indebtedness that is convertible into or exchangeable for Equity Interests in Parent (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such Equity Interests) shall not, prior to conversion or exchange thereof, constitute Equity Interests in Parent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Parent, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means (a) any reportable event (within the meaning of Section 4043 of ERISA or the regulations issued thereunder) with respect to a Plan, other than an event for which the 30-day notice period is waived; (b) a failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in at-risk status (within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (e) the incurrence by Parent or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by Parent or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by Parent or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Parent or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Title IV of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the occurrence of a non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) concerning any Plan and with respect to which Parent or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or a party in interest (within the meaning of Section 406 of ERISA) or could otherwise be liable; or (j) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of Parent or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBO Rate” means, with respect to any Term Benchmark Borrowing denominated in Euro for any Interest Period, the EURIBO Screen Rate at approximately 11:00 a.m., Brussels time, on the date two TARGET Days prior to the commencement of such Interest Period.

“EURIBO Screen Rate” means the euro interbank offered rate administered by the European Money Market Institute (or any other Person that takes over the administration of such rate) for the applicable Interest Period as displayed (before any correction, recalculation or republication by the administrator) on the Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the applicable page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time); provided that if the EURIBO Screen Rate, determined as provided above, would be less than zero, then the EURIBO Screen Rate shall be deemed to be zero for all purposes of this Agreement.

“EURIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the EURIBO Rate.

“Euro” or “€” means the single currency of Participating Member States of the European Union.

“Events of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, with respect to Parent and the Restricted Subsidiaries on a consolidated basis for any Excess Cash Flow Period, an amount (if positive) equal to (without duplication):

(a) the Consolidated Net Income of Parent and the Restricted Subsidiaries for such Excess Cash Flow Period, adjusted to exclude therefrom (i) the amounts included pursuant to the proviso to the definition of Consolidated Net Income in respect of any Person that is not Parent or a Restricted Subsidiary and (ii) net income of any Restricted Subsidiary that is not a Wholly Owned Subsidiary to the extent such income is attributable to the non-controlling interest in such Restricted Subsidiary; plus

(b) the aggregate amount of all non-cash charges deducted in arriving at such Consolidated Net Income, but excluding any non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of all prepaid cash items that were paid (or required to have been paid) in a prior period; minus

(c) the sum, without duplication, of the aggregate amount of all non-cash gains, credits and items of income included in arriving at such Consolidated Net Income; plus

(d) the decrease, if any, in Consolidated Working Capital from the first day to the last day of such Excess Cash Flow Period, other than to the extent any such decrease in Consolidated Working Capital is attributable to (i) the Acquisitions, or Dispositions outside the ordinary course of business, by Parent or any of the Restricted Subsidiaries consummated during such Excess Cash Flow Period, it being understood that in the case of any Acquisition, the effects on Consolidated Working Capital attributable to the Persons or assets subject thereto shall be determined only from and after the consummation of such Acquisition, (ii) the reclassification during such period of current assets or liabilities to long-term assets or liabilities, and vice versa, (iii) the application of purchase and/or recapitalization accounting, (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Swap Agreement and/or (v) any write-off or write-down of current assets; minus

(e) the increase, if any, in Consolidated Working Capital from the first day to the last day of such Excess Cash Flow Period, other than to the extent any such increase in Consolidated Working Capital is attributable to (i) the Acquisitions, or Dispositions outside the ordinary course of business, by Parent or any of the Restricted Subsidiaries consummated during such Excess Cash Flow Period, it being understood that in the case of any Acquisition, the effects on Consolidated Working Capital attributable to the Persons or assets subject thereto shall be determined only from and after the consummation of such Acquisition, (ii) the reclassification during such period of current assets or liabilities to long-term assets or liabilities, and vice versa, (iii) the application of purchase and/or recapitalization accounting, (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Swap Agreement and/or (v) any write-off or write-down of current assets; minus

(f) the amount, if any, which, in the determination of such Consolidated Net Income for such Excess Cash Flow Period, has been included in respect of income or gain from any Disposition outside of the ordinary course of business or any Casualty/Condemnation Event; minus

(g) to the extent not deducted in arriving at such Consolidated Net Income, Taxes paid or payable in cash, or tax reserves set aside or payable (without duplication), by Parent and/or any of the Restricted Subsidiaries during such Excess Cash Flow Period; minus

(h) to the extent not deducted in arriving at such Consolidated Net Income, and without duplication of clause (g) above, the amount of any Taxes that is estimated in good faith by Parent as payable in cash (but not currently due and payable in such Excess Cash Flow Period) by Parent and/or any of the Restricted Subsidiaries as a result of the repatriation of any dividend or similar distribution of net income of any Foreign Subsidiary to Parent and/or any of the Restricted Subsidiaries; minus

(i) to the extent not deducted in arriving at such Consolidated Net Income, Consolidated Interest Expense actually paid or payable in cash by Parent and/or any of the Restricted Subsidiaries during such Excess Cash Flow Period; minus

(j) the sum (without duplication and without duplication of any amounts deducted in calculating the amount of any required payment in accordance with Section 2.11(b)(i)) of:

(i) any Acquisition or Investment permitted by Section 6.11 (other than (x) Investments in cash, Permitted Investments or other cash equivalents or (y) Investments in Parent or any Restricted Subsidiary), earn-out or similar payments and/or any Restricted Payment permitted by Section 6.05 (other than Restricted Payments made to Parent or any Restricted Subsidiary) and actually made by Parent and/or any Restricted Subsidiary in cash during such Excess Cash Flow Period or, at the option of Parent, made prior to the date Parent is required to make a payment pursuant to Section 2.11(b)(i) in respect of such Excess Cash Flow Period, (A) except to the extent the relevant Acquisition, Investment, earn-out or similar payment and/or Restricted Payment is financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) and (B) without duplication of any amounts deducted from Excess Cash Flow for a prior Excess Cash Flow Period; plus

(ii) capital expenditures actually made by Parent and/or any of the Restricted Subsidiaries in cash during such Excess Cash Flow Period or, at the option of Parent, made prior to the date Parent is required to make a payment pursuant to Section 2.11(b)(i) in respect of such Excess Cash Flow Period, (A) except to the extent financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) and (B) without duplication of any amount deducted from Excess Cash Flow for a prior Excess Cash Flow Period; plus

(iii) to the extent not deducted in arriving at such Consolidated Net Income, the aggregate amount of cash payments made by Parent and/or any of the Restricted Subsidiaries during such Excess Cash Flow Period in respect of liabilities or obligations (other than Indebtedness) of Parent and the Restricted Subsidiaries, except to the extent financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness); plus

(iv) to the extent that such expenditures are not deducted in arriving at such Consolidated Net Income, the aggregate amount of expenditures actually made by Parent and/or any of the Restricted Subsidiaries in cash during such Excess Cash Flow Period (including any expenditure for the payment of financing fees), except to the extent financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness); minus

(k) the aggregate principal amount of (i) all optional prepayments, repurchases, redemptions or other retirements of Indebtedness made by Parent and/or any of the Restricted Subsidiaries during such Excess Cash Flow Period (other than (A) any prepayments, repurchases, redemptions or other retirements of Loans or Other First Lien Indebtedness, in each case, to the extent deducted in calculating the amount of any Excess Cash Flow payment in accordance with Section 2.11(b)(i), or (B) any optional prepayment of revolving Indebtedness except to the extent any related commitment is permanently reduced in connection with such prepayment and except to the extent deducted in calculating the amount of any Excess Cash Flow payment in accordance with Section 2.11(b)(i)), (ii) all mandatory and scheduled repayments, repurchases, redemptions or other retirements of Indebtedness made by Parent and/or any of the Restricted Subsidiaries during such Excess Cash Flow Period (in the case of any such mandatory prepayment on account of any net proceeds received in respect of any Disposition or any Casualty/Condemnation Event, only to the extent such Net Proceeds increased the Consolidated Net Income for such Excess Cash Flow Period) and (iii) the aggregate amount of any premium, make-whole or penalty payment actually paid in cash by Parent and/or any of the Restricted Subsidiaries during such Excess Cash Flow Period in connection with any prepayment, repayment, repurchase, redemption or other retirement of Indebtedness, in each case, except to the extent financed with long-term Indebtedness (other than revolving Indebtedness); minus

(l) without duplication of amounts deducted from Excess Cash Flow in respect of any prior Excess Cash Flow Period and without duplication of any amounts deducted in calculating the amount of any required payment in accordance with Section 2.11(b)(i), at the option of Parent, (i) the aggregate consideration required to be paid in cash by Parent and/or any of the Restricted Subsidiaries pursuant to binding contracts (or, with respect to Acquisitions or other Investments, pursuant to letters of intent) entered into prior to or during such Excess Cash Flow Period or, at the option of Parent, entered into prior to the date Parent is required to make a payment pursuant to Section 2.11(b)(i) in respect of such Excess Cash Flow Period relating to Acquisitions or Investments (including with respect to earn-out or similar payments) and/or Restricted Payments described in clause (j)(i) above or capital expenditures and/or (ii) the aggregate amount otherwise committed or budgeted to be paid in cash by Parent and/or any of the Restricted Subsidiaries in connection with Acquisitions or Investments (including with respect to earn-out or similar payments) and/or Restricted Payments described in clause (j)(i) above or capital expenditures (clauses (i) and (ii), the “Scheduled Consideration”), in each case, to be consummated or made during the period of four consecutive fiscal quarters of Parent following the end of such Excess Cash Flow Period, except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness); provided that to the extent the aggregate amount actually utilized to finance such Acquisitions, Investments, Restricted Payments or capital expenditures during such subsequent period of four consecutive fiscal quarters is less than the Scheduled Consideration, the amount of the resulting shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive fiscal quarters; minus

(m) payments made in cash by Parent and/or any of the Restricted Subsidiaries during such Excess Cash Flow Period in respect of any Swap Agreement to the extent (i) not deducted in arriving at such Consolidated Net Income and (ii) not financed with long-term Indebtedness (other than revolving Indebtedness).

“Excess Cash Flow Period” means each fiscal year of Parent, commencing with the fiscal year of Parent ending on December 31, 2025.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Exchange Rate” means, on any date of determination, for purposes of determining the US Dollar Equivalent of any currency other than US Dollars, the rate at which such other currency may be exchanged into US Dollars last provided (either by publication or as may otherwise be provided to the Administrative Agent) by the applicable Reuters source on the Business Day (determined based on New York City time) immediately preceding such day of determination (or, if a Reuters source ceases to be available or Reuters ceases to provide such rate of exchange, as last provided by such other publicly available information service that provides such rate of exchange at such time as shall be selected by the Administrative Agent from time to time in its reasonable discretion). Notwithstanding the foregoing provisions of this definition or the definition of “US Dollar Equivalent”, each Issuing Bank may, solely for purposes of computing the fronting fees owed to it under Section 2.12(b), compute the US Dollar amounts of the LC Exposures attributable to Letters of Credit issued by it by reference to exchange rates determined using any reasonable method customarily employed by it for such purpose. For the avoidance of doubt, any exchange rate used will be with no mark-up or spread added.

“Excluded Assets” has the meaning assigned to such term in the Collateral Agreement.

“Excluded Swap Obligation” means, with respect to any Subsidiary Loan Party, any Designated Swap Obligation if, and to the extent that, all or a portion of the Guarantee by such Subsidiary Loan Party of, or the grant by such Subsidiary Loan Party of a security interest to secure, such Designated Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule or regulation promulgated thereunder or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement”, as defined in the Commodity Exchange Act, that supports the obligations of such Subsidiary Loan Party and any and all Guarantees of such Subsidiary Loan Party’s Swap Obligations by the other Loan Parties) at the time the Guarantee of such Subsidiary Loan Party becomes effective with respect to such Swap Obligations or such Swap Obligations become secured by such security interest.

“Excluded Taxes” means, with respect to any Recipient, (a) any income or franchise Taxes (i) that are imposed on (or measured by) such Recipient’s net income by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, the jurisdiction in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits Taxes or any similar Tax imposed by any jurisdiction described in clause (a) above (including, for the avoidance of doubt, any jurisdiction imposing Taxes described in clause (a)(ii) above), (c) in the case of a Lender (other than an assignee pursuant to a request by Parent under Section 2.19(b)) or an Issuing Bank, any withholding Tax (including backup withholding) that is imposed by the United States of America or, other than in the case of Term Lenders, the United Kingdom (excluding (x) the portion of United Kingdom withholding Taxes with respect to which the applicable Lender is entitled to claim a reduction under an income tax treaty, and (y) United Kingdom withholding Taxes on payments made by any guarantor under any Guarantee of the Obligations) on payments by any Borrower or any other Loan Party on amounts payable to or for the account of such Lender or Issuing Bank pursuant to a law in effect on the date on which such Lender becomes a party to this Agreement (or designates a new lending office) or such Issuing Bank becomes an “Issuing Bank” under this Agreement, except, in the case of any Lender, to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower or any other Loan Party with respect to such withholding Tax pursuant to Section 2.17(a), (d) any Tax that is imposed as a result of such Recipient’s failure to comply with Section 2.17(f) or 2.17(g) and (e) any withholding Taxes imposed under FATCA, including as a result of such Recipient’s failure to comply with Section 2.17(f) or 2.17(g).

“Existing Credit Agreement” means this Agreement as in effect immediately prior to the Restatement Effective Date.

“Existing Letters of Credit” means (a) each letter of credit issued for the account of any Borrower or any Restricted Subsidiary by any Issuing Bank that is (i) outstanding on the Restatement Effective Date and (ii) listed on Schedule 2.06A and (b) any other letter of credit that is issued by any Issuing Bank (or any Person that substantially concurrently with such designation shall become an Issuing Bank in accordance with this Agreement) for the account of any Borrower or any Restricted Subsidiary and, subject to compliance with the requirements set forth in Section 2.06 as to the currency of, the denomination of, maximum LC Exposure and expiration of Letters of Credit, is designated as an Existing Letter of Credit by written notice thereof by Parent and such Issuing Bank to the Administrative Agent (which notice shall contain a representation and warranty by Parent as of the date thereof that the conditions precedent set forth in Sections 4.02(a) and 4.02(b) shall be satisfied immediately after giving effect to such designation).

“Extended/Modified Revolving Commitment” has the meaning assigned to such term in Section 2.22(a)(i).

“Extended/Modified Revolving Facility” means the Extended/Modified Revolving Commitments and the Extended/Modified Revolving Loans and other extensions of credit thereunder.

“Extended/Modified Revolving Loans” has the meaning assigned to such term in Section 2.22(a)(i).

“Extended/Modified Term Loans” has the meaning assigned to such term in Section 2.22(a)(ii).

“Extension/Modification” has the meaning assigned to such term in Section 2.22(a).

“Extension/Modification Agreement” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent and Parent executed by each of (a) Parent and the other Loan Parties, (b) the Administrative Agent and, in the case of an Extended/Modified Revolving Facility, as applicable, each Issuing Bank and the Swingline Lender and (c) each Lender that has accepted the applicable Extension/Modification Offer pursuant hereto and in accordance with Section 2.22.

“Extension/Modification Offer” has the meaning assigned to such term in Section 2.22(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended and successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as shall be set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if such rate would be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Financial Covenant Cross Acceleration” means the acceleration of Revolving Loans and the termination of the Revolving Commitments, in each case, as described in Section 7.01(d) or 7.01(g).

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person; provided that, when such term is used in reference to any document executed by, or a certification of, a Financial Officer, the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such individual.

“First Amendment” means the First Amendment dated as of July 8, 2024, to this Agreement, among the Loan Parties, the Lenders party thereto and the Administrative Agent.

“First Amendment Effective Date” means July 8, 2024.

“First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated Funded Debt as of such date that is secured by the Collateral, other than any such Indebtedness that is secured solely by Liens on the Collateral that are contractually subordinated to the Liens securing the Credit Facilities pursuant to an Acceptable Intercreditor Agreement minus (ii) the excess, if any, of (x) Unrestricted Cash of Parent and the Restricted Subsidiaries as of such date over (y) Deferred Merchant Payables of Parent and the Restricted Subsidiaries as of such date, to (b) Consolidated EBITDA for the most recently ended Test Period.

“First Lien Step-Down Covenant” has the meaning assigned to such term in the definition of “Incremental Amount”.

“Fixed Amount” has the meaning assigned to such term in Section 1.08(c).

“Fixed Incremental Amount” has the meaning assigned to such term in the definition of “Incremental Amount”.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the Restatement Effective Date, as of the First Amendment Effective Date, as of the further modification, amendment or renewal of this Agreement or otherwise) in respect of any Credit Facility with respect to the Adjusted Term SOFR, the EURIBO Rate or the Daily Simple SONIA, as applicable, in respect of such Credit Facility.

“Foreign Currency Overnight Rate” means, for any day, with respect to any currency, a rate per annum at which overnight deposits in such currency would be offered on such day in the applicable offshore interbank market, as such rate is determined by the Administrative Agent or the applicable Issuing Bank, as applicable, by such means as the Administrative Agent or such Issuing Bank, as the case may be, shall determine to be reasonable.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is incorporated or organized other than under the laws of the United States of America, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect, subject to Section 1.04, from time to time.

“General Basket Excess Amount” has the meaning assigned to such term in Section 6.08(l).

“Global Intercompany Note” means the Global Intercompany Note, substantially in the form of Exhibit I, together with all supplements thereto.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof (including pursuant to any “synthetic lease” financing), (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. For the avoidance of doubt, any expression by Parent or any Subsidiary of an intent to continue to provide financial support to any of its Subsidiaries made in a management representation letter delivered in connection with an audit of the financial statements of such Subsidiary, so long as such expression of intent does not create any binding obligation, contingent or otherwise, on Parent or such Subsidiary to provide such support, shall not be deemed to be a Guarantee. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantee Agreement” means the Amended and Restated Guarantee Agreement dated as of May 5, 2020, as further amended and restated as of the Restatement Effective Date, among Parent, the Subsidiaries party thereto and the Administrative Agent, together with all supplements thereto.

“Guarantee and Collateral Requirement” means the requirement that:

(a) the Administrative Agent shall have received from Parent and each Designated Subsidiary (i) either (A) in the case of Parent and each Person that is a Designated Subsidiary on the Restatement Effective Date, a counterpart of the Guarantee Agreement, duly executed and delivered on behalf of such Person, or (B) in the case of any Person that becomes a Designated Subsidiary after the Restatement Effective Date, a supplement to the Guarantee Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, and (ii) if applicable, an executed joinder to or an acknowledgement of each Intercreditor Agreement in substantially the form attached as an exhibit thereto or otherwise provided therein;

(b) the Administrative Agent shall have received from Parent and each Designated Subsidiary (i) in the case of Parent and each Person that is a Designated Subsidiary on the Restatement Effective Date, a counterpart of the Collateral Agreement, duly executed and delivered on behalf of such Person, or (ii) in the case of any Person that becomes a Designated Subsidiary after the Restatement Effective Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person; provided that in the case of any Designated Subsidiary that is a Foreign Subsidiary, such Designated Subsidiary shall instead execute and deliver counterparts of one or more other Security Documents customary for the jurisdiction of organization of such Designated Subsidiary and in form and substance reasonably satisfactory to the Administrative Agent and Parent;

(c) in the case of any Person that becomes a Designated Subsidiary after the Restatement Effective Date, the Administrative Agent shall have received, to the extent reasonably requested by the Administrative Agent, documents, opinion of counsel and certificates with respect to such Designated Subsidiary of the type referred to in Sections 5(b), 5(c) and 5(d) of the Amendment and Restatement Agreement;

(d) the Administrative Agent shall, to the extent required by the Collateral Agreement, have received (i) certificates or other instruments representing all certificated Equity Interests owned by each Loan Party, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank, and (ii) all promissory notes owned by each Loan Party, together with undated instruments of transfer with respect thereto endorsed in blank;

(e) the Administrative Agent shall have received from Parent and each such Restricted Subsidiary a counterpart of the Global Intercompany Note, duly executed and delivered by Parent, each Designated Subsidiary and each other Restricted Subsidiary that, pursuant to this Agreement or the Collateral Agreement, is required to become a party thereto, together with an undated instrument of transfer with respect thereto endorsed in blank; and

(f) all documents and instruments, including Uniform Commercial Code financing statements, required by applicable law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording.

Notwithstanding the foregoing or anything to the contrary contained herein or in any other Loan Document:

(i) no Loan Party shall be required to take any action with respect to the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, if and for so long as the Administrative Agent and Parent reasonably agree that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, shall be excessive in relation to the benefit to be afforded to the Lenders therefrom;

(ii) the Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents;

(iii) nothing in this definition shall require the creation or perfection of pledges of or security interests in any Excluded Asset;

(iv) no Loan Party shall be required to enter into control agreements with respect to, or otherwise take any action with respect to the creation or perfection of any security interest by “control” (or similar arrangements) over, commodities accounts, securities accounts, deposit accounts, futures accounts, other bank accounts, cash and cash equivalents and accounts related to the clearing, payment processing and similar operations of the Loan Parties;

(v) no Loan Party shall be required to obtain any landlord, mortgagee or bailee waivers, estoppels, collateral access agreements or similar third party agreements;

(vi) no Loan Party shall be required to obtain any mortgages in respect of real property; and

(vii) no Loan Party shall be required to (A) take any action to create or perfect pledges of, or security interests in, any asset under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia (including any Equity Interests issued by any Subsidiary or other Person organized under the laws of any such jurisdiction), (B) execute any Security Document governed under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia or (C) make any filing or recording, or conduct any Lien or other search, in any jurisdiction other than the United States of America, any State thereof or the District of Columbia, in each case, other than with respect to any Foreign Subsidiary that is a Subsidiary Loan Party; provided that (x) no such Foreign Subsidiary shall be required to take any action described in clause (A), (B) or (C) above in respect of any assets of such Foreign Subsidiary in any jurisdiction other than the jurisdiction of organization of such Foreign Subsidiary and (y) with respect to any such Foreign Subsidiary, the requirements of this definition, the Guarantee Agreement and the Security Documents may be modified as shall be reasonably agreed by the Administrative Agent and Parent.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HMRC” means H.M. Customs and Revenue.

“HMRC DT Treaty Passport scheme” means the Board of H.M. Revenue and Customs Double Taxation Treaty Passport scheme.

“Incremental Amount” means the sum of:

(a) the sum of (i) the greater of (A) US$390,000,000 and (B) an amount equal to 100.0% of Consolidated EBITDA for the then most recently ended Test Period (calculated on a pro forma basis, including to give effect to any Acquisition or similar Investment to be consummated in connection with the incurrence of Indebtedness with respect to which the Incremental Amount is being determined), plus (ii) in the case of any Incremental Facility or Incremental Equivalent Debt that effectively refinances or extends the Maturity Date with respect to any Class of Loans and/or Commitments hereunder or refinances or extends the final maturity date of any Specified Other Indebtedness (in the case of any Class of Loans or Commitments or any Incremental Equivalent ~~Indebtedness~~Debt that will be so refinanced or extended, to the extent such Loans or Commitments or Incremental Equivalent ~~Indebtedness~~Debt were incurred or established in reliance on the Ratio Incremental Amount), an amount equal to the portion of the relevant Class of Loans or Commitments or Specified Other Indebtedness that will be refinanced or extended by such Incremental Facility or Incremental Equivalent Debt, provided that (A) Incremental Facilities may be incurred in reliance on this clause (ii) solely in respect of refinancing or extension of Loans and Commitments and of Specified Other Indebtedness that is secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral securing the Credit Facilities, (B) Incremental Equivalent Debt that is secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral securing the Credit Facilities may be incurred in reliance on this clause (ii) solely in respect of refinancing or extension of Loans and Commitments and of Specified Other Indebtedness that is secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral securing the Credit Facilities and (C) no Incremental Equivalent Debt that is secured may be incurred in reliance on this clause (ii) in respect of any Specified Other Indebtedness that is unsecured or that is secured solely by Liens on assets not constituting Collateral, plus (iii) without duplication of clause (ii) above, the aggregate amount of any voluntary prepayments or redemptions or voluntary repurchases (up to the amount of the cash paid) of any Term Loans or any Specified Other Indebtedness that is secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral securing the Credit Facilities (and, in each case of (x) any such Term Loans or (y) any such Specified Other Indebtedness consisting of (1) Incremental Equivalent Debt or (2) Refinancing Indebtedness in respect of Incremental Equivalent Debt, that is incurred (or, in the case of clause (y)(2), is Refinancing Indebtedness in respect of Incremental Equivalent Debt that was incurred) in reliance on the Ratio Incremental Amount) and any permanent reduction of the Revolving Commitments; provided that (A) such prepayment, redemption or repurchase is not funded with the proceeds of long-term Indebtedness (other than revolving Indebtedness) and (B) in the case of any prepayment, redemption or repurchase of any Specified Other Indebtedness in the form of a revolving facility, credit shall be given only to the extent the commitments thereunder are permanently reduced (the amount under this clause (a), the “Fixed Incremental Amount”); plus

(b) an unlimited amount (the “Ratio Incremental Amount”) so long as, in the case of this clause (b), after giving effect to the relevant Incremental Facility or Incremental Equivalent Debt and all related transactions on a pro forma basis (including to give effect to any Acquisition or similar Investment to be consummated in connection with the incurrence of Indebtedness with respect to which the Incremental Amount is being determined) (without “netting” the cash proceeds thereof or of any Indebtedness incurred concurrently therewith) and assuming a full drawing thereof, in each case, as of the last day of the most recently ended Test Period, (i) in the case of any Incremental Facility or any Incremental Equivalent Debt that is secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral securing the Credit Facilities, the First Lien Net Leverage Ratio would not exceed (A) in the case of any Incremental Term Facility or any Incremental Equivalent Debt incurred to finance a Material Acquisition that involves the payment of cash consideration of at least US$100,000,000, 4.00 to 1.00 (the provisions of this clause (A), the “Acquisition Step-Up Provision”) or (B) otherwise, 3.50 to 1.00 and (ii) in the case of any Incremental Equivalent Debt that is secured by Liens on the Collateral on a junior basis to the Liens on the Collateral securing the Credit Facilities or is unsecured, the Total Net Leverage Ratio would not exceed 4.50 to 1.00;

provided that:

(1) any Incremental Facility and/or Incremental Equivalent Debt, or any portion thereof, may be incurred under one or both of clauses (a) and (b) of this definition, as selected by Parent in its sole discretion;

(2) if any Incremental Facility or Incremental Equivalent Debt, or any portion thereof, is intended to be incurred under clauses (a) and (b) of this definition in a single transaction or series of related transaction, the permissibility of the portion of such Incremental Facility or Incremental Equivalent Debt to be incurred under clause (b) of this definition shall be determined in accordance with Section 1.08;

(3) it is understood that if, for purposes of determining capacity under this definition, the entire committed amount of any Indebtedness with respect to which the Incremental Amount is being determined has been tested, such committed amount may thereafter be borrowed and, in the case of any revolving credit Indebtedness, reborrowed, in whole or in part, from time to time, without any further testing under this definition;

(4) Parent may, at any time and from time to time in its sole discretion, reclassify any portion of any Incremental Facility or Incremental Equivalent Debt that is incurred under clause (a) of this definition as having been incurred under clause (b) of this definition if, at any time after the incurrence thereof, such portion of such Incremental Facility or Incremental Equivalent Debt would, using the figures as of the end of any Test Period ended after the time of the incurrence thereof, be permitted under the First Lien Net Leverage Ratio (for purposes of this clause (4), disregarding the Acquisition Step-Up Provision) or the Total Net Leverage Ratio test, as applicable, set forth in clause (b) of this definition; and

(5) solely with respect to the Revolving Facility, in the event Parent incurred any portion of any Incremental Facility or Incremental Equivalent Debt in reliance on the Acquisition Step-Up Provision, Parent shall cause the First Lien Net Leverage Ratio not to exceed (I) as of the last day of the fiscal quarter of Parent in which the applicable Material Acquisition is consummated and the last day of the first and second full fiscal quarters of Parent ending after the date of the consummation of such Material Acquisition, 4.00 to 1.00, (II) as of the last day of the third and fourth full fiscal quarters of Parent ending after the date of the consummation of such Material Acquisition, 3.75 to 1.00 and (III) as of the last day of the fifth full fiscal quarter of Parent ending after the date of the consummation of the applicable Material Acquisition, 3.50 to 1.00 (it being understood that Parent shall not be required to maintain a maximum First Lien Net Leverage Ratio after such last day) (the provisions of this clause (5), the “First Lien Step-Down Covenant”).

“Incremental Commitment” means any commitment made by a Lender to provide all or any portion of any Incremental Facility or Incremental Loan.

“Incremental Equivalent Debt” means any Indebtedness, whether in the form of loans or notes, in each case on such terms and pursuant to documentation as shall be determined by Parent and the Persons providing such Indebtedness; provided that, in each case:

(a) the aggregate outstanding principal amount of all Incremental Equivalent Debt, together with the aggregate outstanding principal amount (or committed amount, if applicable) of all Incremental Facilities, shall not exceed the Incremental Amount (as in effect at the time of the relevant determination);

(b) the final scheduled maturity date of any Incremental Equivalent Debt (other than Customary Bridge Loans and Customary Term A Loans) shall be no earlier than the latest Maturity Date in effect on the date of incurrence of such Incremental Equivalent Debt (in the case of the Revolving Maturity Date, determined without giving effect to the proviso contained in the definition of such term); provided that the requirements described in this clause (b) shall not apply to Incremental Equivalent Debt in an aggregate principal amount of up to the Inside Maturity Amount;

(c) the Weighted Average Life to Maturity of any Incremental Equivalent Debt (other than Customary Bridge Loans and Customary Term A Loans) shall be no shorter than the longest remaining Weighted Average Life to Maturity of any Credit Facility then outstanding hereunder (in the case of any term facility, without giving effect to any prepayment that would otherwise modify the Weighted Average Life to Maturity of such term facility and in the case of the Revolving Facility, determined without giving effect to the proviso contained in the definition of “Revolving Maturity Date”); provided that (i) notwithstanding the foregoing, any Incremental Equivalent Debt may have scheduled amortization in an aggregate annual amount not to exceed 1.0% per annum of the original aggregate principal amount of such Incremental Equivalent Debt and (ii) the requirements described in this clause (c) shall not apply to Incremental Equivalent Debt in an aggregate principal amount of up to the Inside Maturity Amount;

(d) no Incremental Equivalent Debt may be (i) borrowed or Guaranteed by any Person that is not a Loan Party, provided that the obligations of any Person with respect to any escrow or similar arrangement described in clause (ii) shall be deemed not to constitute a Guarantee by such Person, or (ii) secured by any assets other than the Collateral, provided that any Incremental Equivalent Debt may be secured by the proceeds of such Incremental Equivalent Debt, and any related deposit of cash or Permitted Investments to cover interest and premium with respect to such Incremental Equivalent Debt, to the extent and only for so long as such proceeds and related deposit are subject to an escrow or similar arrangement to secure such Incremental Equivalent Debt pending the application of the proceeds thereof; provided further that any Liens on any Collateral securing Incremental Equivalent Debt may be only pari passu with or junior to the Liens on such Collateral securing the Credit Facilities;

(e) any Incremental Equivalent Debt that is secured by any Liens on any Collateral shall be subject to an Acceptable Intercreditor Agreement; and

(f) any Incremental Equivalent Debt in the form of broadly syndicated term loans denominated in US Dollars (other than Customary Bridge Loans and Customary Term A Loans) that are pari passu with the Initial Term B Loans in right of payment and with respect to security shall be subject to clause (vi) of the proviso to Section 2.21(a), mutatis mutandis.

“Incremental Facilities” has the meaning assigned to such term in Section 2.21(a).

“Incremental Facility Agreement” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent and Parent executed by each of (a) Parent and the other Loan Parties, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Facility being established pursuant thereto and in accordance with Section 2.21.

“Incremental Increase” has the meaning assigned to such term in Section 2.21(a).

“Incremental Lender” has the meaning assigned to such term in Section 2.21(b).

“Incremental Loans” has the meaning assigned to such term in Section 2.21(a).

“Incremental Term Facility” has the meaning assigned to such term in Section 2.21(a).

~~“Incremental Term Loans” has the meaning assigned to such term in Section 2.21(a).~~

“Incremental Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.21, to make term loans to a Borrower.

“Incremental Term Loans” has the meaning assigned to such term in Section 2.21(a).

“Incremental Term Maturity Date” means, with respect to the Incremental Term Loans of any Class to be made pursuant to any Incremental Facility Agreement, the final scheduled maturity date specified in such Incremental Facility Agreement with respect thereto.

“Incurrence-Based Amounts” has the meaning assigned to such term in Section 1.08(c).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable), (j) all Securitization Transactions of such Person and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness of any Person shall not include (i) trade payables, (ii) endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business and (iii) customer deposits and advances, and interest payable thereon, in the ordinary course of business in accordance with customary trade terms and other obligations incurred in the ordinary course of business through credit on an open account basis customarily extended to such Person in connection with the purchase of goods or services.

“Indemnified Taxes” means Taxes other than (a) Excluded Taxes and (b) Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(c).

“Information” has the meaning assigned to such term in Section 9.12.

“Initial Term B Facility” means the Initial Term B Loan Commitments and the Initial Term B Loans.

“Initial Term B Lender” means, at any time, any Lender that has an Initial Term B Loan Commitment or an outstanding Initial Term B Loan at such time.

“Initial Term B Loan Commitment” means, with respect to any Lender, (a) the “Initial Term B Loan Commitment”, as defined in the First Amendment, of such Lender or (b) the “Tack-On Incremental Term B Loan Commitment”, as defined in the Second Amendment, of such Lender.

“Initial Term B Loan Maturity Date” means the date that is seven years after the First Amendment Effective Date (or if such date is not a Business Day, the immediately preceding Business Day).

“Initial Term B Loans” ~~has the meaning assigned to such term in~~means, collectively, (a) the Incremental Term Loans made on the First Amendment Effective Date pursuant to the First Amendment and (b) the Tack-On Incremental Term B Loans made on the Second Amendment Effective Date pursuant to the Second Amendment.

“Inside Maturity Amount” means, at any time, (a) the greater of (x) US$78,000,000 and (y) 20.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a pro forma basis, including to give effect to any Acquisition or similar Investment to be consummated in connection with the incurrence of any Indebtedness with respect to which the Inside Maturity Amount is being determined), minus (b) the sum, without duplication, of the aggregate principal amount of all Indebtedness theretofore incurred in reliance on any exception set forth herein as to the “Inside Maturity Amount”, but only to the extent such Indebtedness is outstanding at such time.

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Intercreditor Agreement” means, at any time, any Acceptable Intercreditor Agreement then in effect.

“Interest Election Request” means a written request by or on behalf of a Borrower to convert or continue a Borrowing in accordance with Section 2.08, which shall be substantially in the form approved by the Administrative Agent and separately provided to Parent.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the date of the borrowing of, or conversion to, such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month), (c) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months (or, with the consent of each Lender participating therein, twelve months) thereafter, as the applicable Borrower (or Parent on its behalf) may elect (in each case, subject to the availability of such Interest Period for the applicable Benchmark for any Agreed Currency); provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no tenor that has been removed from this definition pursuant to Section 2.14(b)(iv) shall be available for specification in any Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, with respect to a specified Person, any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in accordance with GAAP) to, Guarantees of any Indebtedness or other obligations of, or any other investment (including any investment in the form of transfer of property for consideration that is less than the fair value thereof (as reasonably determined by Parent)) in, any other Person that are held or made by the specified Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee”, (c) any Investment in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any Person shall be the fair value (as reasonably determined by Parent) of the consideration therefor (including any Indebtedness assumed in connection therewith), plus the fair value (as so determined) of all additions, as of such date of determination, thereto, and minus the amount, as of such date of determination, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such Investment, (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) in the form of a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair value (as reasonably determined by Parent) of such Equity Interests or other property as of the time of such transfer (less, in the case of any investment in the form of transfer of property for consideration that is less than the fair value thereof, the fair value (as so determined) of such consideration as of the time of the transfer), minus the amount, as of such date of determination, of any portion of such Investment repaid to the investor in cash as a return of capital, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such transfer, and (e) any Investment (other than any Investment referred to in clause (a), (b), (c) or (d) above) in any Person resulting from the issuance by such Person of its Equity Interests to the investor shall be the fair value (as reasonably determined by Parent) of such Equity Interests at the time of the issuance thereof.

“IP Collateral Agreements” has the meaning assigned to such term in the Collateral Agreement.

“IRS” means the US Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means each of JPMorgan Chase Bank, N.A. and any other Lender that has entered into an Issuing Bank Agreement, each in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch (it being agreed that such Issuing Bank shall, or shall cause such Affiliate or branch to, comply with the requirements of Section 2.06 with respect to such Letters of Credit).

“Issuing Bank Agreement” means an agreement among Parent, the Administrative Agent and a financial institution pursuant to which such financial institution agrees to act as an Issuing Bank hereunder, in the form of Exhibit G or any other form approved by the Administrative Agent in its reasonable discretion.

“Judgment Currency” has the meaning assigned to such term in Section 9.15(b).

“LC Commitment” means, as to any Issuing Bank, the maximum permitted amount of the LC Exposure that may be attributable to Letters of Credit issued by such Issuing Bank. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.06B or in such Issuing Bank’s Issuing Bank Agreement. The LC Commitment of any Issuing Bank may be increased or reduced by written agreement between such Issuing Bank and Parent, provided that a copy of such written agreement shall have been delivered to the Administrative Agent.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit. The amount of any LC Disbursement made by an Issuing Bank in an Alternative Currency and not reimbursed by the applicable Borrower shall be determined as set forth in Section 2.06(e) or 2.06(l), as applicable.

“LC Exchange Rate” means, on any date of determination, with respect to US Dollars in relation to any Alternative Currency, the rate at which US Dollars may be exchanged into such Alternative Currency on such day as last provided (either by publication or as may otherwise be provided to the Administrative Agent) by the applicable Reuters source on the Business Day (determined based on New York City time) immediately preceding such day of determination (or, if a Reuters source ceases to be available or Reuters ceases to provide such rate of exchange, as last provided by such other publicly available information service that provides such rate of exchange at such time as shall be selected by the Administrative Agent from time to time in its reasonable discretion). For the avoidance of doubt, any exchange rate used will be with no mark-up or spread added.

“LC Exposure” means, at any time, the sum of (a) the aggregate of the US Dollar Equivalents (based on the applicable Exchange Rates) of the undrawn amounts of all outstanding Letters of Credit at such time plus (b) the aggregate of the US Dollar Equivalents (based on the applicable Exchange Rates) of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time, adjusted (without duplication) to give effect to any reallocation under Section 2.20 of the LC Exposure of Defaulting Lenders in effect at such time.

“LC Participation Calculation Date” means, with respect to any LC Disbursement made by any Issuing Bank or any refund of a reimbursement payment made by any Issuing Bank to any Borrower, in each case in a currency other than US Dollars, (a) the date on which such Issuing Bank shall advise the Administrative Agent that it purchased with US Dollars the currency used to make such LC Disbursement or refund or (b) if such Issuing Bank shall not advise the Administrative Agent that it made such a purchase, the date on which such LC Disbursement or refund is made.

“Lender Parent” means, with respect to any Lender, any Person in respect of which such Lender is a subsidiary.

“Lender-Related Person” has the meaning assigned to such term in Section 9.03(b).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to the First Amendment, an Incremental Facility Agreement, a Refinancing Agreement or an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement and the Existing Letters of Credit, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Liberty Successor” means any Person that is a successor of Liberty TripAdvisor Holdings, including any Person spun or otherwise separated out of Liberty TripAdvisor Holdings (or any similar successor of any such Liberty Successor), or any redomesticated entity of Liberty TripAdvisor Holdings organized under the laws of the United States or any State thereof or territory thereof or the District of Columbia; provided that (a) no Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), other than the Permitted Holders (disregarding for this purpose clause (b) (and any references to such clause) of the definition of such term), is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act and the rules of the SEC thereunder as in effect on the Restatement Effective Date), directly or indirectly, of more than 50% of the total voting power represented by the issued and outstanding capital stock (or equivalent Equity Interests) of such Liberty Successor, (b) such Liberty Successor is not a Sanctioned Person, (c) the transaction or transactions pursuant to which such Liberty Successor shall have become such a successor does not violate any Anti-Corruption Laws applicable to such Liberty Successor or any Sanctions applicable to such Liberty Successor and (d) each of the Administrative Agent and each Lender shall have received all documentation and other information reasonably requested by it in writing that it reasonably determines is required by United States or foreign bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, with respect to such Liberty Successor.

“Liberty TripAdvisor Holdings” means Liberty TripAdvisor Holdings, Inc., a Delaware corporation.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Conditionality Transaction” means (a) any Acquisition or similar Investment, in each case, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing and (b) any Disposition of assets outside the ordinary course of business.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrowers of (i) the principal of and premium, if any, and interest (including interest accruing, at the rate specified herein, during the pendency of any proceeding under Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding) on all Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) each payment required to be made by any Borrower under any Loan Document in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing, at the rate specified herein, during the pendency of any proceeding under Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, and (b) the due and punctual payment or performance by the Borrowers of all other monetary obligations under this Agreement and by Parent, any Borrowing Subsidiary and any other Subsidiary Loan Party of all other monetary obligations under any other Loan Document to which it is a party, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations accruing, at the rate specified herein or therein, or incurred during the pendency of any proceeding under Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means (a) this Agreement, the Disclosure Letter, the Guarantee Agreement, the Collateral Agreement, the other Security Documents, each Intercreditor Agreement, the Amendment and Restatement Agreement, the First Amendment, the Borrowing Subsidiary Agreements, the Borrowing Subsidiary Terminations, the Incremental Facility Agreements, the Extension/Modification Agreements, the Refinancing Agreements and any other document or agreement that is designated by Parent and the Administrative Agent as a “Loan Document” and (b) except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.10(f), the Issuing Bank Agreements and each written agreement (if any) between Parent and any Issuing Bank regarding such Issuing Bank’s LC Commitment.

“Loan Parties” means Parent and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Majority in Interest” means, at any time, (a) when used in reference to Revolving Lenders, Lenders having Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Credit Exposure and the unused Aggregate Revolving Commitment at such time and (b) when used in reference to the Lenders of any other Class, Lenders holding outstanding Loans or Commitments of such Class representing more than 50% of all Loans and Commitments of such Class outstanding at such time.

For purposes of this definition, the Swingline Exposure of any Revolving Lender that is the Swingline Lender shall be deemed to exclude that portion of its Swingline Exposure that exceeds its Applicable Percentage of the aggregate principal amount of all outstanding Swingline Loans, and the unused Revolving Commitment of such Lender shall be determined without regard to any such excess amount.

“Material Acquisition” means any Acquisition that involves consideration in excess of 10% of Consolidated EBITDA for the Test Period most recently ended prior to the date of such Acquisition.

“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations, assets or financial condition of Parent and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents or (c) the rights of or benefits available to the Administrative Agent or the Lenders under the Loan Documents, taken as a whole.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and Guarantees under the Loan Documents), or obligations in respect of one or more Swap Agreements, of any one or more of Parent and the Restricted Subsidiaries in an aggregate principal amount exceeding US$150,000,000. For purposes of determining Material Indebtedness, the “amount” of the obligations of Parent or any Restricted Subsidiary in respect of (a) any Swap Agreement at any time shall be the maximum aggregate principal amount (giving effect to any netting agreements) that Parent or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time and (b) any Securitization Transaction shall be determined as set forth in the definition of such term.

“Material Restricted Subsidiary” means (a) for the purposes of the definition of “Designated Subsidiary”, at any time, each Restricted Subsidiary (excluding any Specified Foreign Subsidiary) other than any such Restricted Subsidiaries that (i) together with their own Restricted Subsidiaries, do not represent more than 10% for any such Restricted Subsidiary (other than any Specified Foreign Subsidiary), or more than 10% in the aggregate for all such Restricted Subsidiaries (other than Specified Foreign Subsidiaries), of either (A) Consolidated Total Assets or (B) Consolidated Revenues of Parent and the Restricted Subsidiaries as of the end of or for the Test Period most recently ended prior to such time and (ii) do not own Equity Interests or Indebtedness (other than de minimis Indebtedness) of any Material Restricted Subsidiary; provided that with respect to this clause (a) each Borrowing Subsidiary shall in any event be a Material Restricted Subsidiary; and (b) for all other purposes herein and in any other Loan Document, at any time, each Restricted Subsidiary, other than Restricted Subsidiaries that (i) together with their own Restricted Subsidiaries, do not represent more than 10% for any such Restricted Subsidiary, or more than 10% in the aggregate for all such Restricted Subsidiaries, of either (A) Consolidated Total Assets or (B) Consolidated Revenues of Parent and the Restricted Subsidiaries as of the end of or for the Test Period most recently ended prior to such time and (ii) do not own Equity Interests or Indebtedness (other than de minimis Indebtedness) of any Material Restricted Subsidiary; provided that with respect to this clause (b) each Borrowing Subsidiary shall in any event be a Material Restricted Subsidiary.

“Maturity Date” means (a) with respect to the Revolving Facility, the Revolving Maturity Date, (b) with respect to the Initial Term B Facility, the Initial Term B Loan Maturity Date and (c) with respect to any other Credit Facility, the final scheduled maturity with respect to such Credit Facility as set forth in the applicable Incremental Facility Agreement, Extension/Modification Agreement or Refinancing Agreement, as the context requires.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“Minimum Extension/Modification Condition” has the meaning assigned to such term in Section 2.22(b).

“MNPI” means material information concerning Parent, any Subsidiary or any Affiliate of any of the foregoing, or any of their securities, that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Exchange Act. For purposes of this definition, “material information” means information concerning Parent, any Subsidiary or any Affiliate of any of the foregoing, or any of their securities, that could reasonably be expected to be material for purposes of the United States Federal and State securities laws.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, that is or has been maintained, sponsored or contributed to by Parent or any ERISA Affiliate.

“Net Proceeds” means (a) with respect to any Disposition or any Casualty/Condemnation Event, (i) the gross cash proceeds received by Parent or any Restricted Subsidiary in respect thereof (including Permitted Investments and other cash equivalents and cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received and, in the case of any Casualty/Condemnation Event, any insurance proceeds, but excluding any business interruption insurance policy proceeds), minus (ii) the sum, without duplication, of (A) any out-of-pocket costs and expenses incurred (or reasonably expected to be incurred) by Parent or any Restricted Subsidiary in connection with such Disposition or Casualty/Condemnation Event (including (x) in the case of a Casualty/Condemnation Event, in connection with the adjustment, settlement or collection of any claims in respect thereof or in connection with the repair, clean-up or operational adjustments arising therefrom (including any additional costs and expenses as a result of such adjustments) and (y) in each case, broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums and related search and recording charges, transfer and similar Taxes, deed or mortgage recording Taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and Taxes paid or estimated by Parent to be payable (including pursuant to Tax sharing arrangements or any tax distribution)), (B) the amount of all payments reasonably estimated to be required to be made by Parent and the Restricted Subsidiaries in respect of purchase price adjustment, indemnification and other contingent liabilities that are attributable to such Disposition or Casualty/Condemnation Event or in respect of any other liabilities associated therewith (including pension and other post-

employment benefit liabilities and environmental liabilities) or any reasonable reserve established in accordance with GAAP against any such liabilities, (C) the aggregate amount of the principal, interest, premium or penalty, if any, and other amounts of or in respect of any Indebtedness (other than the Loans and any Indebtedness that is secured by Liens on the Collateral that are expressly pari passu with or expressly junior to the Liens on the Collateral securing the Credit Facilities or that is expressly subordinated in right of payment to the Credit Facilities) that is secured by the assets subject to such Disposition or Casualty/Condemnation Event and that is required to be repaid or otherwise comes due, or would be in default, as a result of such Disposition or Casualty/Condemnation Event and that is, or will be, repaid by Parent or the Restricted Subsidiaries, (D) cash escrows (until released from escrow to Parent or any of the Restricted Subsidiaries) from the sale price for such Disposition and (E) in the case of any Disposition or Casualty/Condemnation Event of or in respect of the assets of any Restricted Subsidiary that is not a Wholly Owned Subsidiary, the pro rata portion thereof (calculated without regard to this clause (E)) attributable to minority interests owned by third parties; and (b) with respect to any issuance or incurrence of Indebtedness, the cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred by Parent or any Restricted Subsidiary in connection therewith.

“Non-Defaulting Revolving Lender” means, at any time, any Revolving Lender that is not a Defaulting Lender at such time.

“Non-Extending/Modifying Lender” has the meaning assigned to such term in Section 2.22(a).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided further that if any of the foregoing rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means (a) the Loan Document Obligations, (b) the Designated Cash Management Obligations and (c) the Designated Swap Obligations, excluding, with respect to any Subsidiary Loan Party, Excluded Swap Obligations.

“OECD” means the Organization for Economic Cooperation and Development.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other First Lien Indebtedness” means any Indebtedness incurred under Section 6.01(e) or 6.01(r), in each case, only if such Indebtedness is secured by Liens on the Collateral on a pari passu basis with the Liens on such Collateral securing the Credit Facilities.

“Other Taxes” means any and all present or future stamp, court, documentary, recording, filing or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in US Dollars by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Parent” means (a) TripAdvisor, Inc., a Delaware corporation (unless and until clause (b) of this definition shall apply), and (b) following a redomestication of Parent to any State of the United States or the District of Columbia in accordance with this clause (b), any such redomesticated entity organized under the laws of any State of the United States or the District of Columbia; provided that, in the case of this clause (b), (i) the continuing or surviving Person of such transaction (if not the Person that is Parent before giving effect to such transaction) shall assume, substantially concurrently with the consummation of such redomestication, all of Parent’s obligations under the Loan Documents in a manner reasonably acceptable to the Administrative Agent and (ii) Parent shall notify the Administrative Agent in writing of such redomestication prior to the consummation thereof and shall give each Lender reasonable prior notice thereof in order to allow each Lender to comply with “know your customer” rules and other applicable regulations that such Lender reasonably determines is required by United States or foreign bank regulatory authorities.

“Partial Transfer” has the meaning assigned to such term in Section 6.08(k).

“Partial Transfer Asset Amount” means, for any Partial Transfer Subsidiary, the product of (a) the applicable Partial Transfer Percentage and (b) the aggregate book value of all the assets of such Partial Transfer Subsidiary, determined as of the end of the Test Period most recently ended prior to the date of the applicable Partial Transfer.

“Partial Transfer EBITDA Amount” means, for any Partial Transfer Subsidiary, the product of (a) the applicable Partial Transfer Percentage and (b) the portion of the Consolidated EBITDA for the Test Period most recently ended prior to the date of the applicable Partial Transfer that is attributable to such Partial Transfer Subsidiary.

“Partial Transfer Parent Subsidiary” has the meaning assigned to such term in Section 6.08(k).

“Partial Transfer Percentage” means, with respect to any Partial Transfer Subsidiary, the percentage of the aggregate equity value of the applicable Partial Transfer Parent Subsidiary held by Persons other than Parent or any Subsidiary as a result of any Partial Transfer made in reliance on Section 6.08(k), in each case determined immediately after giving effect to such Partial Transfer.

“Partial Transfer Spin-Off Subsidiary” has the meaning assigned to such term in Section 6.08(k).

“Partial Transfer Subsidiaries” has the meaning assigned to such term in Section 6.08(k).

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(iii).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Payment” has the meaning assigned to such term in Article VIII.

“Payment Notice” has the meaning assigned to such term in Article VIII.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition; provided that after giving pro forma effect thereto, at the time thereof, immediately after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom.

“Permitted Bond Hedge Transaction” means any call or capped call option on Parent’s Equity Interests (other than Disqualified Equity Interests) purchased by Parent or any Borrowing Subsidiary that is a Domestic Subsidiary from a leading dealer in the relevant market (the “Hedge Provider”) in connection with the issuance of any Permitted Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by Parent from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by Parent from the sale of such Permitted Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction; provided further that such call option is a Swap Agreement and will be entered into between Parent or any Borrowing Subsidiary that is a Domestic Subsidiary and the Hedge Provider under or otherwise pursuant to an ISDA Master Agreement and there shall be no “Credit Support Annex”, “Credit Support Document”, “Credit Support Provider”, security, Guarantee or other credit support with respect thereto, in each case provided by Parent or any Subsidiary or any of their respective Affiliates.

“Permitted Charitable Contributions” means charitable contributions (as defined in Section 170(c) of the Code, whether in the form of cash, securities or other property and without regard to whether such charitable contributions are deductible for income tax purposes) made by Parent or any Restricted Subsidiary, whether directly (including to a donor advised fund) or through one or more Affiliates, and any binding commitment with respect thereto; provided that the aggregate amount of such contributions made by Parent and the Restricted Subsidiaries during any fiscal year of Parent may not exceed the sum of (a) US$5,000,000 and (b) 2.0% of the consolidated operating income before amortization of Parent and the Restricted Subsidiaries for such fiscal year.

“Permitted Convertible Indebtedness” means Indebtedness that (a) is either (i) a debt security issued by Parent or any Borrowing Subsidiary that is a Domestic Subsidiary which is convertible into or exchangeable for Equity Interests (other than Disqualified Equity Interests) in Parent (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such Equity Interests) or (ii) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for Equity Interests (other than Disqualified Equity Interests) in Parent and/or cash (in an amount determined by reference to the price of such Equity Interests), (b) is unsecured, (c) is not Guaranteed by any Subsidiary other than Domestic Subsidiaries that are Subsidiary Loan Parties, (d) will not have a stated maturity earlier than 91 days after the latest Maturity Date in effect on the date of the incurrence of such Indebtedness (in the case of the Revolving Maturity Date, determined without giving effect to the proviso contained in the definition of such term) and (e) has no scheduled amortization or principal payments and does not require any mandatory redemptions or payments of principal prior to the day 91 days after the latest Maturity Date in effect on the date of the incurrence of such Indebtedness (in the case of the Revolving Maturity Date, determined without giving effect to the proviso contained in the definition of such term), other than customary payments upon a change of control or fundamental change event or upon the occurrence of an event of default specified in the agreement governing such Indebtedness (it being understood that a holder’s option to convert any such Indebtedness into, or exchange any such Indebtedness for, Equity Interests (other than Disqualified Equity Interests) in Parent (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such Equity Interests) shall not be considered a required mandatory redemption or payment of principal).

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, vendors’ and lessors’ Liens (and deposits to obtain the release of such Liens), setoff rights and other like Liens imposed by law (or contract, to the extent that such contractual Liens are similar in nature and scope to such Liens imposed by law), arising in the ordinary course of business and securing obligations that (i) are not overdue by more than 30 days or (ii) are being contested in good faith by appropriate proceedings; provided that (A) Parent or a Restricted Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (B) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (C) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect;

(c) pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, disability, unemployment insurance and other similar plans or programs and other social security laws or regulations and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of Parent or any Restricted Subsidiary in the ordinary course of business supporting obligations referred to in clause (i) above;

(d) pledges and deposits made (i) to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (including deposits in respect of tax assessments (or in respect of any performance bonds posted in connection therewith) that are required to be made by the assessing municipalities prior to the commencement of litigation challenging such assessments), in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of Parent or any Restricted Subsidiary in the ordinary course of business supporting obligations referred to in clause (i) above;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Parent or any Restricted Subsidiary;

(g) Liens that are contractual rights of set-off;

(h) (i) deposits of cash, Permitted Investments and other cash equivalents with a trustee or a similar representative made to defease or to satisfy and discharge any debt securities and (ii) pending the application of the proceeds of any Indebtedness, (A) Liens on escrowed proceeds from the incurrence of such Indebtedness by Parent or any Restricted Subsidiary for the benefit of the holders of such Indebtedness (or the underwriters, arrangers, trustee or collateral agent thereof) and (B) Liens on cash or Permitted Investments set aside at the time of the incurrence of such Indebtedness by Parent or any Restricted Subsidiary, in either case to the extent such cash or Permitted Investments prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance of such Indebtedness) and are held in an escrow account or similar arrangement to be applied for such purpose;

(i) customary Liens arising under sale agreements related to any Disposition permitted hereunder, provided that such Liens extend only to the property to be Disposed of; and

(j) in the case of (A) any Restricted Subsidiary that is not a Wholly Owned Subsidiary or (B) the Equity Interests in any Person that is not a Restricted Subsidiary, any encumbrance or restriction, including any first rights of refusal, options, put and call arrangements, related to the Equity Interests in such Restricted Subsidiary or such other Person set forth in the organizational documents or other applicable agreement of such Person or any related joint venture, shareholders’, partnerships or similar agreement;

provided that, except as set forth in clauses (c)(ii), (d)(ii) and (h) above, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means any one or more of (a) Liberty TripAdvisor Holdings, (b) a Liberty Successor, (c) John C. Malone or Gregory B. Maffei (whether such persons are acting individually or in concert), (d) each of the respective Affiliated Holders of the persons referred to in clause (c) of this definition, (e) any publicly traded Person in which any of the Persons referred to in clauses (c) and (d) of this definition (whether individually or together with the other Persons referred to in such clauses (c) and (d)) is the largest beneficial owner of (x) the Equity Interests of such Person or (y) the aggregate voting power of all the outstanding classes or series of the Equity Interests of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, (f) any Person a majority of the aggregate voting power of all the outstanding classes or series of the Equity Interests of which are beneficially owned by any one or more of the Persons referred to in clause (a), (b), (c), (d) or (e) of this definition and (g) any group consisting solely of Persons referred to clauses (a) through (f) of this definition. For purposes of this definition of “Permitted Holders”, “beneficial owner” and “group” have the meanings given to them for purposes of Section 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision.

“Permitted Intercompany Activities” means any transactions between or among Parent and its Restricted Subsidiaries that are entered into in the ordinary course of business or consistent with past practice of Parent and its Restricted Subsidiaries prior to, on or after the Restatement Effective Date and, in the reasonable determination of Parent, are necessary or advisable in connection with the ownership or operation of the business of Parent and its Restricted Subsidiaries~~)~~, including (a) payroll, cash management, purchasing, insurance and hedging arrangements, (b) management, technology and licensing arrangements and (c) customary loyalty and rewards programs.

“Permitted Investments” means:

(a) direct obligations of the United States of America (including U.S. Treasury bills, notes and bonds) that are backed by the full faith and credit of the United States of America;

(b) direct obligations of any agency of the United States of America that are backed by the full faith and credit of the United States of America and direct obligations of United States of America government-sponsored enterprises (including the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation) that are rated the same as direct obligations of the United States of America;

(c) direct obligations of, and obligations fully guaranteed by, any State of the United States of America that, on the date of acquisition, are rated investment grade by Moody’s or by S&P, including any such obligations that are in the form of general obligation and revenue notes and bonds, insured bonds (including all insured bonds having, on the date of acquisition, a credit rating of Aaa by Moody’s and AAA by S&P) and refunded bonds (reissued bonds collateralized by U.S. Treasury securities);

(d) Indebtedness of any county or other local governmental body within the United States of America having, on the date of acquisition, a credit rating of Aaa by Moody’s or AAA by S&P, or Auction Rate Securities, Tax-Exempt Commercial Paper or Variable Rate Demand Notes issued by such bodies that is, on the date of acquisition, rated at least A3/P-1/VMIG-1 by Moody’s or A-/A-1/SP-1 by S&P;

(e) non-US Dollar denominated indebtedness of other sovereign countries having, on the date of acquisition, a credit rating of Aaa by Moody’s or AAA by S&P;

(f) non-US Dollar denominated indebtedness of government agencies having, on the date of acquisition, a credit rating of Aaa by Moody’s or AAA by S&P;

(g) mortgage-backed securities of the United States of America and/or any agency thereof that are backed by the full faith and credit of the United States of America; provided that such mortgage-backed securities that are purchased on a TBA (“To-Be-Announced”) basis must have a settlement date of less than three months from date of purchase;

(h) collateralized mortgage obligations of the United States of America and/or any agency thereof that are backed by the full faith and credit of the United States of America;

(i) commercial paper issued by any corporation or bank having a maturity of nine months or less and having, on the date of acquisition, a credit rating of at least P1 or the equivalent thereof from Moody’s and A1 or the equivalent thereof from S&P;

(j) money market investments, bankers acceptances, certificates of deposit, notes or time deposits and other like instruments, in each case issued by any domestic bank that has a combined capital and surplus and undivided profits of not less than US$500,000,000;

(k) money market investments, deposits, bankers acceptances, certificates of deposit, notes and other like instruments, in each case directly guaranteed by any commercial bank organized under the laws of the Republic of Singapore, the People’s Republic of China, the Federative Republic of Brazil, the Russian Federation, the Republic of India, the Republic of Indonesia or of a member nation of the European Union or the OECD which has a combined capital and surplus and undivided profits of not less than US$500,000,000, denominated in US Dollars, Sterling, Euro, Canadian Dollars, Australian Dollars, Norwegian Kroner, Swiss Francs, Japanese Yen, Singapore Dollars, Renminbi, Brazilian Reals, Russian Rubles, Indian Rupees or Indonesian Rupiahs;

(l) direct obligations of corporations, banks or financial entities and agencies, including medium term notes (MTN) and bonds, structured notes and Eurodollar/Yankee notes and bonds, in each case having, on the date of acquisition, a credit rating of at least Baa1 from Moody’s or BBB+ from S&P;

(m) repurchase and reverse repurchase agreements for securities described in clauses (a) through (c) above with a financial institution described in clause (j) or (k) above;

(n) asset-backed securities that are, on the date of acquisition, rated BBB+ by S&P or Baa1 by Moody’s;

(o) money market funds and mutual funds consisting primarily of investments described in clauses (a) through (n) above, in each case having a credit rating of at least Aaa from Moody’s or AAA from S&P, and in each case having at least US$500,000,000 of assets under management; and

(p) other investments determined by Parent or any Restricted Subsidiary to entail credit risks not materially greater than those associated with the foregoing investments and approved in writing by the Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned).

“Permitted Structured Repurchase Transaction” means any forward purchase or accelerated share repurchase transaction relating to Parent’s Equity Interests (other than Disqualified Equity Interests) for which Parent or any Borrowing Subsidiary that is a Domestic Subsidiary is the purchaser, a call or capped call option relating to Parent’s Equity Interests (other than Disqualified Equity Interests) purchased by Parent or any Borrowing Subsidiary that is a Domestic Subsidiary, and/or a put or put spread option relating to Parent’s Equity Interests (other than Disqualified Equity Interests) sold by Parent or any Borrowing Subsidiary that is a Domestic Subsidiary and/or any other structured equity repurchase transaction similar to any of the foregoing in respect of Parent’s Equity Interests (other than Disqualified Equity Interests), in each case (a) presented to the Administrative Agent and the Lenders by Parent and to which the Administrative Agent and the Required Lenders have consented and (b) entered into by Parent or any Borrowing Subsidiary that is a Domestic Subsidiary with a leading dealer in the market in respect of such transactions (each, a “Structured Repurchase Dealer”); provided that such transaction is a Swap Agreement and will be entered into between Parent or any Borrowing Subsidiary that is a Domestic Subsidiary and a Structured Repurchase Dealer under or otherwise pursuant to an ISDA Master Agreement and there shall be no “Credit Support Annex”, “Credit Support Document”, “Credit Support Provider”, security, Guarantee or other credit support with respect thereto, in each case provided by Parent or any Subsidiary or any of their respective Affiliates.

“Permitted Tax Restructuring” means any reorganizations and other activities related to tax planning and tax reorganization by Parent and its Restricted Subsidiaries entered into prior to, on or after the Restatement Effective Date so long as such Permitted Tax Restructuring is not materially adverse to the Lenders (as reasonably determined by Parent).

“Permitted Warrant Transaction” means any call option, warrant or contractual right to purchase Parent’s Equity Interests (other than Disqualified Equity Interests) sold by Parent or any Borrowing Subsidiary that is a Domestic Subsidiary to the Hedge Provider substantially concurrently with any purchase by Parent or any Borrowing Subsidiary that is a Domestic Subsidiary of a related Permitted Bond Hedge Transaction from the Hedge Provider for which the strike price (or the analogous term defined therein) is greater than the strike price (or the analogous term defined therein) for the Permitted Bond Hedge Transaction; provided that such call option, warrant or contractual right will be entered into between Parent or any Borrowing Subsidiary that is a Domestic Subsidiary and the Hedge Provider under or otherwise pursuant to an ISDA Master Agreement and there shall be no “Credit Support Annex”, “Credit Support Documentation”, “Credit Support Provider”, security, Guarantee or other credit support with respect thereto, in each case, provided by Parent or any Subsidiary or any of their respective Affiliates.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is maintained, sponsored or contributed to by Parent or any ERISA Affiliate.

“Prepayment Asset Disposition” means any Disposition by Parent or the Restricted Subsidiaries made pursuant to Section 6.08(s).

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States of America or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board of Governors in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board of Governors (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“pro forma basis” or “pro forma effect” means, with respect to any determination of the First Lien Net Leverage Ratio, the Total Net Leverage Ratio, Consolidated EBITDA, Consolidated Total Assets or any other financial metric (including component definitions thereof), as of any date, in connection with any Subject Transaction, that such Subject Transaction and each other Subject Transaction required to be given pro forma effect pursuant to Section 1.04(b) shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, as of the last day of such Test Period) and that:

(a) (i) in the case of any Disposition and/or any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any Acquisition or other Investment and/or designation of an Unrestricted Subsidiary as a Restricted Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that any pro forma adjustment described in this clause (a) may be applied to any such test or covenant solely to the extent that such adjustment is consistent with the definitions of Consolidated Net Income and Consolidated EBITDA (and, in the case of adjustments of the type subject to the cap in the definition of the term “Consolidated EBITDA”, such adjustments shall be subject to such cap);

(b) any repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; and

(c) any Indebtedness incurred or assumed by Parent or any Restricted Subsidiary in connection therewith shall be deemed to have been incurred or assumed as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that (i) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (ii) interest on any Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by Parent to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP and (iii) interest on any Indebtedness that may optionally be determined at an interest rate based upon more than one benchmark shall be determined to have been based upon the benchmark actually chosen, or if none, then based upon such optional rate chosen by Parent.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.20.

“Ratio Incremental Amount” has the meaning assigned to such term in the definition of “Incremental Amount”.

“Recipient” means the Administrative Agent, any Lender and any Issuing Bank.

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is the Term SOFR, 5:00 a.m., Chicago time, on the day that is two US Government Securities Business Days preceding the date of such setting, (b) if such Benchmark is the EURIBO Rate, 11:00 a.m., Brussels time, two TARGET Days preceding the date of such setting, (c) if the RFR for such Benchmark is the Daily Simple SONIA or the Daily Simple SOFR, then four RFR Business Days preceding the date of such setting or (d) if such Benchmark is none of the foregoing, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing Agreement” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent and Parent executed by each of (a) Parent and the other Loan Parties, (b) the Administrative Agent, and in the case of a Refinancing Revolving Facility, as applicable, each Issuing Bank and the Swingline Lender and (c) one or more Lenders providing a Refinancing Facility.

“Refinancing Commitment” means a Refinancing Revolving Commitment or a Refinancing Term Loan Commitment.

“Refinancing Facility” means a Refinancing Revolving Facility or a Refinancing Term Facility.

“Refinancing Indebtedness” means, in respect of any Indebtedness (“Refinanced Indebtedness”), any other Indebtedness of Parent and/or a Restricted Subsidiary incurred in exchange for, or the net proceeds of which are used to redeem, defease or otherwise refinance, in whole or in part, such Refinanced Indebtedness (or any prior Refinancing Indebtedness in respect thereof); provided that:

(a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness does not exceed the principal amount (including, in the case of any Refinancing Indebtedness incurred under Section 6.01(r), any existing revolving commitments under such Refinanced Indebtedness, whether or not utilized, but solely to the extent such existing revolving commitments were tested, at the time of incurrence of such Refinanced Indebtedness, as funded Indebtedness for purposes of the applicable ratio under the Ratio Incremental Amount) of such Refinanced Indebtedness (or, if less, the portion of the principal amount thereof required to be paid in connection with such refinancing), plus the amount of accrued and unpaid interest on such Refinanced Indebtedness and any premium payable to the holders of such Refinanced Indebtedness, in each case, in connection with such refinancing and reasonable expenses incurred in connection with the incurrence of such Refinancing Indebtedness;

(b) the obligors (including pursuant to a Guarantee) in respect of such Refinancing Indebtedness do not include (i) in the case of any Refinancing Indebtedness incurred under Section 6.01(e), any Restricted Subsidiary (other than a Subsidiary Loan Party) that shall not have been (or, in the case of after-acquired Subsidiaries, would not have been required to become a guarantor pursuant to the terms of such Refinanced Indebtedness) an obligor in respect of such Refinanced Indebtedness; provided that if such

Refinancing Indebtedness is secured by Liens on the Collateral, such Refinancing Indebtedness may not be an obligation (including pursuant to a Guarantee) of any Person that is not a Loan Party, and (ii) in the case of any Refinancing Indebtedness incurred under Section 6.01(r), any Person that is not a Loan Party, provided that the obligations of any Person with respect to any escrow or similar arrangement described in the final proviso of clause (f) below shall be deemed not to constitute a Guarantee by such Person;

(c) if such Refinanced Indebtedness was subordinated in right of payment to the Credit Facilities, then such Refinancing Indebtedness, by its terms, is subordinated in right of payment to the Credit Facilities at least to the same extent as such Refinanced Indebtedness;

(d) in the case of any Refinancing Indebtedness incurred under Section 6.01(r), the final scheduled maturity date of such Refinancing Indebtedness (other than Customary Bridge Loans and Customary Term A Loans) shall be no earlier than the earlier of (i) the final scheduled maturity date of such Refinanced Indebtedness and (ii) the latest Maturity Date in effect on the date of incurrence of such Refinancing Indebtedness (in the case of the Revolving Maturity Date, determined without giving effect to the proviso contained in the definition of such term); provided that the requirements described in this clause (d) shall not apply to Refinancing Indebtedness in an aggregate principal amount of up to the Inside Maturity Amount;

(e) in the case of any Refinancing Indebtedness incurred under Section 6.01(r), the Weighted Average Life to Maturity of such Refinancing Indebtedness (other than Customary Bridge Loans and Customary Term A Loans) shall be no shorter than the shorter of (i) the remaining Weighted Average Life to Maturity of such Refinanced Indebtedness at the time such Refinancing Indebtedness is incurred (in the case of any term facility, without giving effect to any prepayment that would otherwise modify the Weighted Average Life to Maturity of such term facility) and (ii) the longest remaining Weighted Average Life to Maturity of any Credit Facility outstanding at the time such Refinancing Indebtedness is incurred (in the case of any term facility, without giving effect to any prepayment that would otherwise modify the Weighted Average Life to Maturity of such term facility and in the case of the Revolving Facility, determined without giving effect to the proviso contained in the definition of “Revolving Maturity Date”); provided that (x) notwithstanding the foregoing, such Refinancing Indebtedness may have customary scheduled amortization, sinking fund payments, serial maturity dates or other required payments of principal in an aggregate annual amount not to exceed 10.0% per annum of the original aggregate principal amount of such Refinancing Indebtedness (provided such 10% limit shall not apply to the final installment thereof) and (y) the requirements described in this clause (e) shall not apply to Refinancing Indebtedness in an aggregate principal amount of up to the Inside Maturity Amount; and

(f) the Refinancing Indebtedness shall only be permitted to be secured by any assets of Parent or any Restricted Subsidiary if either (x) such Refinanced Indebtedness was secured (or would have been required to be secured) by the same (or any subset of) assets of Parent or such Restricted Subsidiary (and any improvements or accessions thereto or proceeds therefrom) or (y) such Liens would otherwise be permitted by Section 6.02 (other than pursuant to any exception set forth in Section 6.02 with respect to Refinancing Indebtedness); provided that (i) in the case of any Refinancing Indebtedness incurred under Section 6.01(r), (A) if such Refinanced Indebtedness is unsecured, such Refinancing Indebtedness shall be unsecured and (B) if such Refinanced Indebtedness is secured, then (1) such Refinancing Indebtedness may not be secured by any assets other than the Collateral, (2) if such Refinanced Indebtedness is secured by Liens on the Collateral on a junior basis to the Liens on the Collateral securing the Credit Facilities, such Refinancing Indebtedness shall be secured by Liens on the Collateral on a junior basis to the Liens on the Collateral securing the Credit Facilities or shall be unsecured, (3) if such Refinanced Indebtedness is secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral securing the Credit Facilities, such Refinancing Indebtedness shall be secured by Liens on the Collateral on a pari passu basis with, or on a junior basis to, the Liens on the Collateral securing the Credit Facilities or shall be unsecured and (4) such Refinancing Indebtedness shall be subject to an Acceptable Intercreditor Agreement, or (ii) in the case of any Refinancing Indebtedness incurred under Section 6.01(e), (A) such Refinancing Indebtedness may not be secured by Liens on the Collateral unless such Refinanced Indebtedness shall have been secured by Liens on the Collateral and (B) if such Refinancing Indebtedness is secured by Liens on the Collateral, then (1) such Refinancing Indebtedness may not be secured by any assets other than the Collateral, (2) if such Refinanced Indebtedness is secured by Liens on the Collateral on a junior basis to the Liens on the Collateral securing the Credit Facilities, such Refinancing Indebtedness shall be secured by Liens on the Collateral on a junior basis to the Liens on the Collateral securing the Credit Facilities, (3) if such Refinanced Indebtedness is secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral securing the Credit Facilities, such Refinancing Indebtedness shall be secured by Liens on the Collateral on a pari passu basis with, or on a junior basis to, the Liens on the Collateral securing the Credit Facilities and (4) such Refinancing Indebtedness shall be subject to an Acceptable Intercreditor Agreement; provided further that, in the case of each of clauses (i) and (ii) above, any Liens on any Collateral securing such Refinancing Indebtedness may be only pari passu with or junior to the Liens on such Collateral securing the Credit Facilities; provided further that such Refinancing Indebtedness may be secured by the proceeds of such Refinancing Indebtedness (which proceeds shall not be required to secure the Obligations), and any related deposit of cash or Permitted Investments to cover interest and premium with respect to such Refinancing Indebtedness, to the extent and only for so long as such proceeds and related deposit are subject to an escrow or other arrangement to secure such Refinancing Indebtedness pending the application of the proceeds thereof.

“Refinancing Lenders” means the Refinancing Revolving Lenders and the Refinancing Term Lenders.

“Refinancing Loans” means the Refinancing Revolving Loans and the Refinancing Term Loans.

“Refinancing Revolving Commitments” has the meaning assigned to such term in Section 2.23(a).

“Refinancing Revolving Facility” means a single Class of Refinancing Revolving Commitments and Refinancing Revolving Loans and other extensions of credit thereunder.

“Refinancing Revolving Lender” has the meaning assigned to such term in Section 2.23(a).

“Refinancing Revolving Loans” has the meaning assigned to such term in Section 2.23(a).

“Refinancing Term Facility” means a single Class of Refinancing Term Loan Commitments and Refinancing Term Loans.

“Refinancing Term Lender” has the meaning assigned to such term in Section 2.23(a).

“Refinancing Term Loan Commitments” has the meaning assigned to such term in Section 2.23(a).

“Refinancing Term Loans” has the meaning assigned to such term in Section 2.23(a).

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, partners, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Loans denominated in US Dollars, the Board of Governors and/or the NYFRB, or a committee officially endorsed or convened by the Board of Governors and/or the NYFRB or, in each case, any successor thereto, (b) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (c) with respect to a Benchmark Replacement in respect of Loans denominated in Euro, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, and (d) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (i) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such Benchmark Replacement is denominated, (B) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Relevant Rate” means (a) with respect to any Term Benchmark Borrowing denominated in US Dollars, the Adjusted Term SOFR, (b) with respect to any Term Benchmark Borrowing denominated in Euro, the EURIBO Rate, (c) with respect to any RFR Borrowing denominated in Sterling, the Daily Simple SONIA and (d) to the extent that the Adjusted Daily Simple SOFR has replaced the Adjusted Term SOFR pursuant to Section 2.14(b), with respect to any RFR Borrowing denominated in US Dollars, the Adjusted Daily Simple SOFR.

“Relevant Screen Rate” means (a) with respect to any Term Benchmark Borrowing denominated in US Dollars, the Term SOFR Reference Rate or (b) with respect to any Term Benchmark Borrowing denominated in Euro, the EURIBO Screen Rate.

“Repricing Transaction” means each of (a) the prepayment or repayment of all or a portion of the Initial Term B Loans substantially concurrently with the incurrence by Parent or any Restricted Subsidiary of any broadly syndicated secured first lien term loans denominated in US Dollars having an Effective Yield that is less than the Effective Yield applicable to the Initial Term B Loans so prepaid or repaid and (b) any amendment, waiver or other modification to this Agreement that has the effect of reducing the Effective Yield applicable to the Initial Term B Loans; provided that the primary purpose (as determined by Parent in good faith) of such prepayment, repayment, amendment, waiver or other modification was to reduce the Effective Yield applicable to the Initial Term B Loans; provided further that in no event shall any such prepayment, repayment, amendment, waiver or other modification in connection with any Material Acquisition or similar material Investment, material Disposition or Change ~~of~~in Control constitute a Repricing Transaction.

“Required Excess Cash Flow Percentage” means (a) if the First Lien Net Leverage Ratio is greater than 3.50:1.00, 50.0%, (b) if the First Lien Net Leverage Ratio is less than or equal to 3.50:1.00 and greater than 3.00:1.00, 25.0%, and (c) if the First Lien Net Leverage Ratio is less than or equal to 3.00:1.00, 0%, in each case, with the First Lien Net Leverage Ratio to be determined as of the last day of the Test Period most recently ended on or prior to the date on which the prepayment under Section 2.11(b)(i) with respect to which the Required Excess Cash Flow Percentage is being determined is required to be made (or, if earlier, is made), determined on a pro forma basis (and giving pro forma effect to such prepayment under Section 2.11(b)(i)).

“Required Lenders” means, at any time, Lenders having Term Loans, Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the aggregate outstanding principal amount of the Term Loans, the Aggregate Revolving Credit Exposure and total unused Commitments at such time. For purposes of this definition, the Swingline Exposure of any Revolving Lender that is the Swingline Lender shall be deemed to exclude that portion of its Swingline Exposure that exceeds its Applicable Percentage of the aggregate principal amount of all outstanding Swingline Loans, and the unused Revolving Commitment of any such Lender shall be determined without regard to any such excess amount.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Credit Exposures and the total unused Revolving Commitments at such time. For purposes of this definition, the Swingline Exposure of any Revolving Lender that is the Swingline Lender shall be deemed to exclude that portion of its Swingline Exposure that exceeds its Applicable Percentage of the aggregate principal amount of all outstanding Swingline Loans, and the unused Revolving Commitment of any such Lender shall be determined without regard to any such excess amount.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restatement Effective Date” means the “Restatement Effective Date” under and as defined in the Amendment and Restatement Agreement, which date is June 29, 2023.

“Restricted Amount” has the meaning assigned to such term in Section 2.11(b)(iv)(C).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Parent or any Restricted Subsidiary, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancellation or termination of any such Equity Interests in Parent or any Restricted Subsidiary; provided (and without limiting the proviso in the definition of “Equity Interests”) that, with respect to any conversion or exchange of Indebtedness that is convertible into or exchangeable for Equity Interests in Parent (and cash in lieu of fractional shares) and/or cash in an amount determined by reference to the price of such Equity Interests, (a) payments and distributions in Equity Interests (other than Disqualified Equity Interests) in Parent (and of cash in lieu of fractional shares) shall not constitute a Restricted Payment and (b) payments of cash in an amount determined by reference to the price of such Equity Interests shall constitute a Restricted Payment.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Reuters” means Thomson Reuters Corporation, a corporation incorporated under and governed by the Business Corporations Act (Ontario), Canada, Refinitiv or, in each case, a successor thereto.

“Revolving Availability Period” means the period from and including the Restatement Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.09 or 2.21 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption or the Incremental Facility Agreement pursuant to which such Lender shall have assumed or provided its Revolving Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Commitments as of the Restatement Effective Date is US$500,000,000.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the sum of the US Dollar Equivalents of the principal amounts of such Lender’s Revolving Loans outstanding at such time, (b) such Lender’s Swingline Exposure at such time and (c) such Lender’s LC Exposure at such time.

“Revolving Facility” means the Revolving Commitments and the Revolving Loans and other extensions of credit thereunder.

“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Credit Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“Revolving Maturity Date” means the fifth anniversary of the Restatement Effective Date; provided that if, on any date (such date, the “Springing Maturity Date”) that is (a) prior to the Revolving Maturity Date and (b) 91 days prior to the final scheduled maturity date in respect of any Specified Debt, the aggregate outstanding principal amount of Short-Dated Specified Debt is US$200,000,000 or more, then, on such date, the Revolving Maturity Date shall automatically be modified to be the Springing Maturity Date, or if such date is not a Business Day, the immediately preceding Business Day.

“RFR” means (a) with respect to any Loan denominated in Sterling, SONIA and (b) with respect to any Loan denominated in US Dollars (if applicable pursuant to Section 2.14), the Daily Simple SOFR.

“RFR Borrowing” means any Borrowing comprised of RFR Loans.

“RFR Business Day” means (a) for any Loan denominated in Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London and (b) if applicable pursuant to Section 2.14, for any Loan denominated in US Dollars, a US Government Securities Business Day.

“RFR Loan” means any Loan that bears interest at a rate determined by reference to the Daily Simple SONIA or, if applicable pursuant to Section 2.14, the Adjusted Daily Simple SOFR.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to its rating agency business.

“Sale/Leaseback Transaction” has the meaning assigned to such term in Section 6.03.

“Sanctioned Country” means, at any time, a country, region or territory which is itself, or whose government is, the subject or target of any Sanctions (at the time of the Restatement Effective Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Zaporizhzhia, Kherson and Crimea Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the Government of Canada or by the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more or controlled by any such Person or Persons described in the foregoing clause (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the Government of Canada or (c) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.

“Scheduled Consideration” has the meaning assigned to such term in the definition of the term “Excess Cash Flow”.

“SEC” means the United States Securities and Exchange Commission.

“Second Amendment” means the Second Amendment dated as of March 20, 2025, to this Agreement, among the Loan Parties, the Lenders party thereto and the Administrative Agent.

“Second Amendment Effective Date” means March 20, 2025.

“Secured Parties” means, collectively, (a) the Administrative Agent, (b) the Arrangers, (c) the Lenders, (d) the Issuing Banks, (e) each provider of Cash Management Services the obligations under which constitute Designated Cash Management Obligations, (f) each counterparty to any Swap Agreement the obligations under which constitute Designated Swap Obligations, (g) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, (h) the holder of any other Obligation and (i) the successors and permitted assigns of any of the foregoing.

“Securities Act” means the United States Securities Act of 1933.

“Securitization Transaction” means any transfer by Parent or any Restricted Subsidiary of accounts receivable or interests therein (a) to a trust, partnership, corporation or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests or securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests, or (b) directly, or indirectly through a special purpose vehicle, to one or more investors or other purchasers. The amount of any Securitization Transaction shall be deemed at any time to be the aggregate principal or stated amount of the Indebtedness, fractional undivided interests or other securities referred to in the preceding sentence or, if there shall be no such principal or stated amount, the uncollected amount of the accounts receivable or interests therein transferred pursuant to such Securitization Transaction net of any such accounts receivable or interests therein that have been written off as uncollectible and/or any discount (but not in excess of the discount that would be usual and customary for securitization transactions of this type in light of the then prevailing market conditions) in the purchase price therefor. For purposes of Section 6.02 only, a Securitization Transaction shall be deemed to be secured by a Lien on the accounts receivable or interests therein that are subject thereto, and such accounts receivable and interests shall be deemed to be assets of Parent and the Restricted Subsidiaries.

“Security Documents” means (a) the Collateral Agreement, (b) the IP Collateral Agreements and (c) each other security agreement or other instrument or document executed and delivered by or on behalf of any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to, or perfect in favor of, the Administrative Agent, for the benefit of the Secured Parties, a Lien on any property of such Loan Party as security for the Obligations.

“Short-Dated Specified Debt” means, as of any date of determination, any Specified Debt that has a final scheduled maturity date, or Weighted Average Life to Maturity, that is 91 days or less after the Springing Maturity Date as of such date of determination.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Borrowing” means any Borrowing comprised of SONIA Loans.

“SONIA Loan” means a Loan that bears interest at a rate determined by reference to the Daily Simple SONIA.

“Specified Debt” means (a) Indebtedness outstanding under the 2025 Notes Indenture, (b) Indebtedness outstanding under the 2026 Notes Indenture and/or (c) any Indebtedness that extends, renews, refinances or replaces any Indebtedness under the 2025 Notes Indenture and/or the 2026 Notes Indenture.

“Specified Disposition” means any Disposition of the assets, liabilities, operations and business of any of the lines of business identified in the Disclosure Letter and/or the Equity Interests in Subsidiaries of Parent that comprise any such line of business.

“Specified Foreign Subsidiary” means (a) any CFC, (b) any CFC Domestic Holdco and (c) any subsidiary of any CFC or any CFC Domestic Holdco.

“Specified Net Proceeds” has the meaning assigned to such term in Section 2.11(b)(ii).

“Specified Other Indebtedness” means any Indebtedness incurred under Section 6.01(e) or 6.01(r).

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Subject Transaction” means (a) any Acquisition or similar Investment, (b) any Disposition of assets outside the ordinary course of business, (c) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 5.10, (d) any incurrence of any Indebtedness (other than revolving Indebtedness in the ordinary course of business (as determined by Parent in good faith)), and any repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness (other than revolving Indebtedness in the ordinary course of business (as determined by Parent in good faith)) and/or (e) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of Parent. Notwithstanding anything to the contrary set forth herein, The TripAdvisor Charitable Foundation, a Delaware non-stock corporation, shall not, for so long as it constitutes a charitable organization, be deemed to be a Subsidiary for purposes of this Agreement and the other Loan Documents.

“Subsidiary Loan Party” means each Restricted Subsidiary that is a party to both the Guarantee Agreement and the Collateral Agreement.

“Supplemental Perfection Certificate” means a certificate in the form of Exhibit J or any other form reasonably acceptable to the Administrative Agent and Parent.

“Supported QFC” has the meaning assigned to it in Section 9.20.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, including any Permitted Bond Hedge Transaction, any Permitted Warrant Transaction or any Permitted Structured Repurchase Transaction; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent or the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be the sum of (a) its Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of the Swingline Lender, Swingline Loans made by it that are outstanding at such time to the extent that the other Revolving Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of the Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender outstanding at such time to the extent that the other Revolving Lenders shall not have funded their participation in such Swingline Loans.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Syndication Agent” means any syndication agent or co-syndication agent that may be designated as a Syndication Agent from time to time hereunder in connection with any Credit Facility.

“Synthetic Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, under a synthetic, off-balance sheet or tax retention lease, including any financing lease or other agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which are characterized as the indebtedness of such Person for US tax purposes (without regard to accounting treatment), and the amount of such obligations shall be the capitalized amount thereof that would appear on a balance sheet of such Person under GAAP if such lease were accounted for as a capital lease.

“T2” means the real time gross settlement system operated by the Eurosystem (or, if such system ceases to be operative, such other system, if any, as shall be determined by the Administrative Agent to be a replacement therefor for purposes hereof).

“Tack-On Incremental Term B Loans” has the meaning assigned to such term in the Second Amendment.

“TARGET Day” means any day on which T2 is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, withholdings (including back up withholding), or other like charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR (other than pursuant to clause (c) of the definition of “Alternate Base Rate”) or the EURIBO Rate.

“Term Facility” means the Initial Term B Facility, an Incremental Term Facility, any Extended/Modified Term Loans of a single Class and any Refinancing Term Facility.

“Term Facility Maturity Date” means (a) with respect to the Initial Term B Facility, the Initial Term B Loan Maturity Date and (b) with respect to any other Term Facility, the final scheduled maturity date specified therefor in the applicable Incremental Facility Agreement, Extension/Modification Agreement or Refinancing Agreement.

“Term Lender” means, at any time, any Lender that has a Term Loan Commitment or an outstanding Term Loan at such time.

“Term Loan Commitment” means an Initial Term B Loan Commitment, an Incremental Term Loan Commitment or a Refinancing Term Loan Commitment.

“Term Loans” means the Initial Term B Loans, the Incremental Term Loans, the Extended/Modified Term Loans and the Refinancing Term Loans.

“Term SOFR” means, with respect to any Term Benchmark Borrowing denominated in US Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two US Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Borrowing” means any Borrowing comprised of Term SOFR Loans.

“Term SOFR Loan” means any Loan that bears interest at a rate determined by reference to the Adjusted Term SOFR (other than pursuant to clause (c) of the definition of “Alternate Base Rate”).

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term SOFR Borrowing and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m., New York City time, on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME

Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR has not occurred, then, so long as such day is otherwise a US Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding US Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding US Government Securities Business Day is not more than five US Government Securities Business Days prior to such Term SOFR Determination Day.

“Test Period” means, as of any date, the period of four consecutive fiscal quarters of Parent then most recently ended for which consolidated financial statements have been (or are required to have been delivered) under Section 5.01(a) or 5.01(b), as applicable.

“Total Net Leverage Ratio” means, on any date of determination, the ratio of (a)(i) Consolidated Funded Debt as of such date minus (ii) the excess, if any, of (x) Unrestricted Cash of Parent and the Restricted Subsidiaries as of such date over (y) Deferred Merchant Payables of Parent and the Restricted Subsidiaries as of such date, to (b) Consolidated EBITDA for the most recently ended Test Period.

“Total Voting Power” has the meaning assigned to such term in the definition of the term “Change in Control”.

“Transactions” means (a) the execution, delivery and performance by the Loan Parties of the Loan Documents, (b) the satisfaction of the Guarantee and Collateral Requirement and (c) the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“TripAdvisor Holdings” means TripAdvisor Holdings, LLC, a Massachusetts limited liability company and a Restricted Subsidiary that is a Wholly Owned Subsidiary.

“TripAdvisor LLC” means TripAdvisor LLC, a Delaware limited liability company and a Restricted Subsidiary that is a Wholly Owned Subsidiary.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR (other than pursuant to clause (c) of the definition of “Alternate Base Rate”), the EURIBO Rate, the Alternate Base Rate, the Daily Simple SONIA or, if applicable pursuant to Section 2.14, the Adjusted Daily Simple SOFR.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.

“UK Loan Party” means any Borrower or any other Loan Party (a) that is organized or formed under the laws of the United Kingdom or (b) payments from which under this Agreement or any other Loan Document are from sources within the United Kingdom for United Kingdom income tax purposes and subject to withholding Taxes imposed by the laws of the United Kingdom.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration” means, with respect to any Lender, the appointment of an administrator or other similar supervisory official by a supervisory authority or regulator pursuant to the law of the country where such Lender is subject to home jurisdiction supervision if the applicable law of such country requires that such appointment not be publicly disclosed (and such appointment has not been publicly disclosed).

“Unrestricted Cash” means, as of any date with respect to any Person, cash, Permitted Investments and other cash equivalents directly owned on such date by such Person, as such amount would appear on a consolidated balance sheet of such Person prepared as of such date in accordance with GAAP; provided that such cash, Permitted Investments and other cash equivalents (a) do not appear (and would not be required to appear) as “restricted” on a consolidated balance sheet of such Person prepared in accordance with GAAP and (b) are not excluded from the calculation of Unrestricted Cash pursuant to the definition of the term “Consolidated Funded Debt”.

“Unrestricted Subsidiary” means (a) each of Tuqu Net Information Technology (Beijing) Co., Ltd. and Beijing Tuqu Business Consulting Co., Ltd., (b) any Subsidiary that is designated by Parent as an Unrestricted Subsidiary after the Restatement Effective Date pursuant to Section 5.10 and (c) any subsidiary of any Subsidiary described in clause (a) or (b) above, other than, in each case above, any such Subsidiary that is subsequently redesignated by Parent as a Restricted Subsidiary pursuant to Section 5.10.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in any currency other than US Dollars, the equivalent in US Dollars of such amount, determined by the Administrative Agent using the Exchange Rate or the LC Exchange Rate, as applicable, with respect to such currency in effect for such amount on such date. The US Dollar Equivalent at any time of the amount of any Letter of Credit, LC Disbursement or Loan denominated in any currency other than US Dollars shall be the amount most recently determined as provided in Section 1.05(b).

“US Dollars” or “US$” refers to lawful money of the United States of America.

“US Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“US Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“US Special Resolution Regimes” has the meaning assigned to such term in Section 9.20.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment (with the amount of any such required scheduled payment prior to the final scheduled maturity thereof to be determined disregarding the effect thereon of any prepayment made in respect of such Indebtedness); by (b) the then outstanding principal amount of such Indebtedness; provided that as such term is used in reference to the Revolving Facility, Weighted Average Life to Maturity shall mean the period between the date of the determination thereof and the Revolving Maturity Date.

“Wholly Owned Subsidiary” means any Subsidiary all the Equity Interests in which (other than directors’ qualifying shares and/or other nominal amounts of Equity Interests that are required under applicable law to be held by Persons other than Parent or the Wholly Owned Subsidiaries) are owned, directly or indirectly, by Parent.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any U.K. Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of such Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan” or “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Loan” or “Term Benchmark Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan” or “Term Benchmark Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein (including to this Agreement or any other Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) references herein to “the date hereof”, “the date of this Agreement” or words of similar import shall be deemed to refer to the Restatement Effective Date and (f) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that (i) if Parent notifies the Administrative Agent that Parent requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Restatement Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Parent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed (other than for purposes of Sections 3.04(a), 5.01(a) or 5.01(b)), and all computations of amounts and ratios referred to herein shall be made, (A) without giving effect to any election under Accounting Standards Codification 825 (or any other Accounting Standards Codification having a similar result or effect and related interpretations) to value any Indebtedness of Parent or any Subsidiary at “fair value”, as defined therein, (B) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, (C) without giving effect to any valuation of Indebtedness below its full stated principal amount as a result of application of Financial Accounting Standards Board Accounting Standards Update No. 2015-03, it being agreed that Indebtedness shall at all times be valued at the full stated principal amount thereof, and (D) without giving effect to any change as a result of the adoption of any of the provisions set forth in the Accounting Standards Update 2016-02, Leases (Topic 842), issued by the Financial Accounting Standards Board in February 2016, or any other amendments to the Accounting Standards Codifications issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require the recognition of right-of-use assets and lease liabilities for leases or similar agreements that would not be classified as capital leases under GAAP as in effect on December 15, 2018. It is understood and agreed that when any term of an accounting or financial nature refers to a determination being made on a “consolidated basis” or on the basis of “consolidated” financial statements (other than any such reference to “consolidated” in Section 3.04(a), 3.11, 5.01(a) or 5.01(b)), when such reference is made with respect to Parent and the Restricted Subsidiaries (or any Restricted Subsidiary and its Restricted Subsidiaries), such determination shall exclude from such consolidation the accounts of the Unrestricted Subsidiaries.

(b) Notwithstanding anything to the contrary herein, but subject to Section 1.08, all financial ratios and tests (including the First Lien Net Leverage Ratio, the Total Net Leverage Ratio and the amount of Consolidated EBITDA, Consolidated Interest Expense, Consolidated Net Income and Consolidated Total Assets) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs (or with respect to any Test Period to determine whether any Subject Transaction is permitted to be consummated or any Indebtedness to be incurred in connection therewith is permitted to be incurred) shall be calculated with respect to such Test Period and such Subject Transaction (including such Subject Transaction that is to be consummated) on a pro forma basis. Further, if since the beginning of any Test Period and on or prior to the date of any required calculation of any financial ratio or test, any Subject Transaction has occurred, then, in each case, any applicable financial ratio or test shall be calculated on a pro forma basis for such Test Period as if such Subject Transaction had occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, as of the last day of such Test Period), provided that when calculating the Total Net Leverage Ratio for purposes of the definition of “Applicable Rate” or Section 6.10 or the First Lien Net Leverage Ratio for purposes of the definition of “Required Excess Cash Flow Percentage”, the First Lien Step-Down Covenant or Section 6.13 (other than for the purpose of determining compliance with Section 6.10, the First Lien Step-Down Covenant or Section 6.13 on a pro forma basis as a condition to taking any action in accordance with this Agreement), the Subject Transactions that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

SECTION 1.05. Currency Translation. (a) For purposes of any determination under Section 6.01, 6.02, 6.03, 6.11, 7.01(f), 7.01(g) or 7.01(k), all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than US Dollars shall be translated into US Dollars at currency exchange rates in effect on the date of such determination; provided that no Default or Event of Default shall arise as a result of any limitation set forth in US Dollars in Section 6.01, 6.02, 6.03 or 6.11 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness, Liens, Sale/Leaseback Transactions or Investments were initially consummated in reliance on the exceptions under such Sections. For purposes of any determination under Sections 6.05 and 6.08, the amount of each payment, Disposition or other applicable transaction denominated in a currency other than US Dollars shall be translated into US Dollars at the applicable currency exchange rate in effect on the date of the consummation thereof. Such currency exchange rates shall be determined in good faith by Parent. For purposes of Sections 6.10 and 6.13 and the related definitions (including the First Lien Step-Down Covenant), amounts in currencies other than US Dollars shall be translated into US Dollars at the currency exchange rates then most recently used in preparing Parent’s consolidated financial statements.

(b) (i) The Administrative Agent shall determine the US Dollar Equivalent of any Letter of Credit denominated in an Alternative Currency on the date of the issuance thereof, on the first Business Day of each calendar month on which such Letter of Credit is outstanding and on the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof, in each case using the Exchange Rate in effect on the date of determination, and each such amount shall be the US Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this Section. The Administrative Agent shall in addition determine the US Dollar Equivalent of any Letter of Credit denominated in an Alternative Currency as provided in Sections 2.06(e) and 2.06(l).

(ii) The Administrative Agent shall determine the US Dollar Equivalent of any Revolving Loan denominated in an Alternative Currency on the date of the borrowing of such Loan and, in the case of any Term Benchmark Revolving Loan, on each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement and, in the case of any RFR Revolving Loan, on each date that is on the numerically corresponding day in each calendar month that is one month after the date of the borrowing of, or conversion to, such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month), in each case using the Exchange Rate in effect on the date of determination, and each such amount shall, except as provided in the next sentence, be the US Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this Section.

(iii) The Administrative Agent may also determine the US Dollar Equivalent of any Borrowing or Letters of Credit denominated in an Alternative Currency as of such other dates as such Administrative Agent shall determine, in each case using the Exchange Rate in effect on the date of determination, and each such amount shall be the US Dollar Equivalent of such Borrowing or Letter of Credit until the next calculation thereof pursuant to this Section.

SECTION 1.06. Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in US Dollars or any other applicable currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement or with respect to any alternative or successor rate thereto, or replacement rate thereof, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its Affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to any Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.07. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.08. Certain Calculations and Tests.

(a) Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (including any such requirement that is to be determined on a pro forma basis) (i) compliance with any financial ratio or test (including any First Lien Net Leverage Ratio or any Total Net Leverage Ratio test or compliance with Section 6.10, the First Lien Step-Down Covenant or Section 6.13 on a pro forma basis as a condition to taking any action under this Agreement (but not the actual compliance with Section 6.10, the First Lien Step-Down Covenant or Section 6.13)) and/or any cap expressed as a percentage of Consolidated EBITDA or Consolidated Total Assets, (ii) the accuracy of any representation or warranty or (iii) the absence of any Default or Event of Default (or any type of Default or Event of Default), in each case, as a condition to the consummation of any Limited Conditionality Transaction (or, in each case, as a condition to any assumption or incurrence of any Indebtedness (other than Revolving Loans) in connection therewith, including under any Incremental Facility Agreement, or any transaction relating thereto), the determination of whether the relevant condition is satisfied may be made, at the election of Parent, (A) in the case of any Acquisition or other Investment, at the time of (or on the basis of the consolidated financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such Acquisition or other Investment (or, in the case of any Acquisition or other Investment made pursuant to a tender or similar offer, at the time of the commencement of such offer) or (y) the consummation of such Acquisition or other Investment or (B) in the case of any Disposition of any assets, at the time of (or on the basis of the consolidated financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such Disposition or (y) the consummation of such Disposition, in each case, after giving effect on a pro forma basis to the relevant Acquisition, Investment or Disposition and, in each case, any assumption or incurrence of any Indebtedness in connection therewith, including under any Incremental Facility Agreement, Extension/Modification Agreement, Refinancing Agreement and any other transactions relating thereto. For the avoidance of doubt, this Section 1.08(a) shall not apply to any extensions of credit under the Revolving Commitments, which extensions of credit shall be subject to the satisfaction or waiver of the conditions set forth in Section 4.02 on the date of such extension of credit as set forth therein.

(b) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including any First Lien Net Leverage Ratio or any Total Net Leverage Ratio test, any Consolidated EBITDA or Consolidated Total Assets test or compliance with Section 6.10, the First Lien Step-Down Covenant or Section 6.13 on a pro forma basis as a condition to taking any action under this Agreement (but not the actual compliance with Section 6.10, the First Lien Step-Down Covenant or Section 6.13)), such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be (or, in each case, such other time as is applicable thereto pursuant to paragraph (a) of this Section 1.08), and no Default or Event of Default shall be deemed to have occurred solely as a result of a subsequent change in such financial ratio or test.

(c) Notwithstanding anything to the contrary herein, with respect to any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio (including any First Lien Net Leverage Ratio or any Total Net Leverage Ratio or compliance with Section 6.10, the First Lien Step-Down Covenant or Section 6.13 on a pro forma basis) (any such amount, a “Fixed Amount”) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio (including any First Lien Net Leverage Ratio or any Total Net Leverage Ratio test, but excluding compliance with Section 6.10, the First Lien Step-Down Covenant or Section 6.13 on a pro forma basis) (any such amount, an “Incurrence-Based Amount”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) (even if part of the same transaction or, in the case of Indebtedness, the same tranche, as any Incurrence-Based Amount) shall be disregarded in the calculation of the financial ratio applicable to the Incurrence-Based Amount, but giving full pro forma effect to any increase in the amount of Consolidated EBITDA or Consolidated Total Assets (but not any increase in the Unrestricted Cash) resulting from the applicable transaction consummated in reliance on, or with the use of proceeds of, the Fixed Amounts. Parent may elect, in its sole discretion, that any such amounts incurred or transactions entered into (or consummated) be incurred or entered into (or consummated) in reliance on one or more of any Fixed Amounts or Incurrence-Based Amounts in its sole discretion. It is further agreed that in connection with the calculation of any financial ratio applicable to any incurrence or assumption of Indebtedness in reliance on any Incurrence-Based Amount, such calculation shall be made on a pro forma basis for the incurrence of such Indebtedness (including any Acquisition or similar Investment consummated concurrently therewith and any other application of the proceeds thereof), but without netting the cash proceeds of such Indebtedness (or of any Indebtedness incurred concurrently therewith), and assuming a full drawing of any undrawn committed amounts of such Indebtedness.

(d) It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Disposition or Investment need not be permitted solely by reference to one clause or subclause of Section 6.01, 6.02, 6.05, 6.08 or 6.11, respectively, but may instead be permitted in part under any combination of clauses or subclauses of such Section, all as classified or, to the extent such alternative classification would have been permitted at the time of the relevant action, reclassified by Parent in its sole discretion at any time and from time to time, and shall constitute a usage of any availability under such clause or subclause only to the extent so classified or reclassified thereto; provided that (i) the Credit Facilities may only be permitted under Section 6.01(a) and may only be secured by Liens permitted pursuant to Section 6.02(a)(ii), (ii) Indebtedness incurred under Section 6.01(e) or 6.01(r), to the extent such Indebtedness is secured by Liens on the Collateral that are pari passu with or junior to the Liens on the Collateral securing the Credit Facilities, may not be reclassified to any other clause of Section 6.01 and such Liens on the Collateral may only be incurred under Section 6.02(c) or 6.02(n), as applicable, and (iii) Attributable ~~Indebtedness~~Debt incurred under Section 6.03 may only be permitted under Section 6.01(q) and may only be secured by Liens permitted under Section 6.02(m). In addition, for purposes of determining compliance at any time with Section 6.01, 6.02, 6.05 or 6.11 (and for purposes of any related definitions, including the Fixed Incremental Amount), Parent may from time to time, in its sole discretion, reclassify any Indebtedness, Lien, Acquisition, Investment or Restricted Payment, as the case may be (or, in each case, all or any portion thereof) that was previously incurred, consummated or otherwise undertaken under any basket other than a “ratio-based” basket as having been incurred, consummated or otherwise undertaken under any applicable “ratio-based” basket set forth in such Section if such Indebtedness, Lien, Acquisition, Investment or Restricted Payment, as the case may be (or, in each case, such portion thereof) would, using the figures as of the end of any Test Period ended after the time of such incurrence, consummation or undertaking, be permitted under the “ratio-based” basket; provided that, in the case of Sections 6.01, 6.02 and 6.03, any such reclassification shall be subject to the limitations set forth in the proviso to the immediately preceding sentence. For the avoidance of doubt, any amount so classified or reclassified to any applicable “ratio-based” basket shall be disregarded, and shall be deemed not to be outstanding, for purposes of determining availability under any other applicable exception in such Section (and for purposes of any related definitions, including the Fixed Incremental Amount) that does not require compliance with a ratio. In addition, in the case of any clause or subclause of Section 6.01 or 6.02 that requires a calculation of any such financial ratio or test, to the extent the committed amount of any Indebtedness has been tested, such committed amount may, at the election of Parent, thereafter be borrowed and, in the case of commitments of a revolving nature, reborrowed in whole or in part, from time to time, without any further testing under Section 6.01 or Section 6.02, it being understood, however, that for purposes of any subsequent determination of compliance with such financial ratio or test, such Indebtedness (other than any Indebtedness that is revolving in nature) shall, solely to the extent of the reliance at such time on this sentence with respect to such committed amount, be deemed to be outstanding.

(e) For purposes of determining compliance with this Agreement, the accrual of interest, the accrual of dividends, the accretion of accreted value, the amortization of original issue discount, the payment of interest or a dividend in the form of additional Indebtedness or additional shares of Equity Interests and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency shall not be deemed to be an incurrence of Indebtedness and, to the extent secured, shall not be deemed to result in an increase of the obligations so secured or to be a grant of a Lien securing any such obligations.

(f) If any action, change, transaction or event requires compliance with Section 6.10 on a pro forma basis as a condition to the permissibility of such action, change, transaction or event under this Agreement in respect of any period ending prior to the last day of any Test Period ending on or after the Restatement Effective Date, Section 6.10 shall be deemed to be in effect for such period for purposes of making such determination of compliance.

SECTION 1.09. Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, in connection with any extension, replacement, renewal or refinancing of any Class of Loans hereunder, any Lender may, with the consent of Parent, elect to accept any other Indebtedness permitted by the terms of this Agreement in lieu of all or any part of such Lender’s applicable share of any payment hereunder with respect to such Loans, it being agreed that (a) such acceptance shall not be subject to any requirement hereunder or under any other Loan Document that such payment be made “in US Dollars”, “in the currency”, “in the applicable currency”, “in immediately available funds”, “in like funds”, “in cash” or any other similar requirement and (b) notice of such acceptance shall be provided to the Administrative Agent and, if such other Indebtedness is in the form of Loans, the mechanics of the cashless settlement thereof shall be reasonably acceptable to the Administrative Agent.

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make from time to time during the Revolving Availability Period to the Borrowers Loans denominated in US Dollars, Euro or Sterling in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (ii) the Aggregate Revolving Credit Exposure exceeding the Aggregate Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

(b) On the terms set forth herein and in the First Amendment and subject to the conditions set forth in the First Amendment, each Initial Term B Lender party thereto agreed to make, and has made, an Initial Term B Loan to Parent in US Dollars on the First Amendment Effective Date. On the terms set forth herein and in the Second Amendment and subject to the conditions set forth in the Second Amendment, each Initial Term B Lender party thereto agreed to make, and has made, a Tack-On Incremental Term B Loan to Parent in US Dollars on the Second Amendment Effective Date. Any portion of any Initial Term B Loan that is repaid or prepaid may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class, Type and currency made by the Lenders ratably in accordance with their respective Commitments of the applicable Class to the same Borrower. Each Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and not joint and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised (i) in the case of Borrowings (other than a Swingline Loan) denominated in US Dollars, entirely of ABR Loans or Term SOFR Loans, as the applicable Borrower may request in accordance herewith (ii) in the case of Borrowings denominated in Euro, entirely of EURIBOR Loans and (iii) in the case of Borrowings denominated in Sterling, entirely of SONIA Loans. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Term Benchmark Borrowing, and at the time each RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Term Benchmark Borrowing that results from a continuation of an outstanding Term Benchmark Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of US$1,000,000 and not less than US$1,000,000; provided that an ABR Revolving Borrowing or, subject to Section 2.05, a Swingline Loan may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 (or such greater number as may be agreed to by the Administrative Agent) Term Benchmark Borrowings and RFR Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Term Benchmark Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable thereto.

SECTION 2.03. Requests for Borrowings. To request a Borrowing (other than a Swingline Loan), the applicable Borrower, or Parent on its behalf, shall submit a written Borrowing Request, signed by the applicable Borrower, or Parent on its behalf, to the Administrative Agent (a) in the case of a Term SOFR Borrowing, not later than 11:00 a.m., New York City time, three US Government Securities Business Days before the date of the proposed Borrowing, (b) in the case of a EURIBOR Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (c) in the case of a SONIA Borrowing, not later than 11:00 a.m., New York City time, five RFR Business Days before the date of the proposed Borrowing or (d) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing or, in the case of any Term Loans, such other time as may be specified therefor in the applicable Incremental Facility Agreement or Refinancing Agreement; provided that if such Borrowing Request is delivered through an Approved Borrower Portal, then the foregoing signature requirements may be waived by the Administrative Agent in its sole discretion. Each such Borrowing Request shall be irrevocable (other than, subject to Section 2.16, in the case of a Borrowing Request for any Term Loans, where such Borrowing Request may be revoked by the applicable Borrower, or Parent on its behalf, prior to the making of the requested Term Loans) and shall specify the following information in compliance with Section 2.02:

(a) the Borrower requesting such Borrowing (or on whose behalf Parent is requesting such Borrowing);

(b) the Class of the requested Borrowing;

(c) the aggregate amount and currency of the requested Borrowing;

(d) the date of the requested Borrowing, which shall be a Business Day;

(e) the Type of the requested Borrowing;

(f) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”, and the last day thereof; and

(g) the location and number of the account of the applicable Borrower to which funds are to be disbursed, which shall be reasonably satisfactory to the Administrative Agent, or, in the case of any ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), the identity and the account of the Issuing Bank that had made such LC Disbursement.

If no currency is specified with respect to any requested Revolving Borrowing, then the applicable Borrower shall be deemed to have selected US Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (i) if denominated in US Dollars, an ABR Borrowing, (ii) if denominated in Euro, a EURIBOR Borrowing and (iii) if denominated in Sterling, a SONIA Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Borrowing Subsidiaries. (a) Parent may designate, subject to the provisions of this Section, any Restricted Subsidiary that is a Wholly Owned Subsidiary (other than any Specified Foreign Subsidiary) as a Borrowing Subsidiary by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Restricted Subsidiary and Parent. Promptly following receipt of any Borrowing Subsidiary Agreement, the Administrative Agent shall inform each Revolving Lender of the receipt thereof. Unless any Revolving Lender shall inform the Administrative Agent within 10 Business Days (or, in the case of any such Restricted Subsidiary that is a Foreign Subsidiary, 15 Business Days) of the receipt of such notice that it is unlawful for such Revolving Lender to extend credit to such Restricted Subsidiary or that such Lender is restricted by internal policies of general applicability from extending credit to Persons organized or located in the jurisdiction in which such Restricted Subsidiary is organized or located, such Restricted Subsidiary shall for all purposes of this Agreement be a Borrowing Subsidiary and a party to this Agreement; provided that no Restricted Subsidiary shall become a Borrowing Subsidiary until each Revolving Lender shall have received all documentation and other information with respect to such Borrowing Subsidiary required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation, that shall have been requested by such Revolving Lender within the applicable period set forth above following its receipt of such Borrowing Subsidiary Agreement.

(b) Upon the execution by Parent and delivery to the Administrative Agent of a Borrowing Subsidiary Termination with respect to any Borrowing Subsidiary, such Borrowing Subsidiary shall cease to be a Borrowing Subsidiary hereunder and a party to this Agreement; provided that no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary (other than to terminate such Borrowing Subsidiary’s right to make further Borrowings or obtain Letters of Credit under this Agreement) at a time when any principal of or interest on any Loan to such Borrowing Subsidiary or any Letter of Credit issued for the account of such Borrowing Subsidiary shall be outstanding hereunder. Promptly following receipt of any Borrowing Subsidiary Termination, the Administrative Agent shall inform each Lender of the receipt thereof.

(c) Each Borrowing Subsidiary hereby irrevocably appoints Parent as its agent for all purposes of this Agreement and the other Loan Documents, including (i) the giving and receipt of notices (including any Borrowing Request and any Interest Election Request) and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein. Each Borrowing Subsidiary hereby acknowledges that any amendment or other modification to this Agreement or any other Loan Document may be effected as set forth in Section 9.02, that no consent of such Borrowing Subsidiary shall be required to effect any such amendment or other modification and that such Borrowing Subsidiary shall be bound by this Agreement or any other Loan Document (if it is theretofore a party thereto) as so amended or modified.

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Loans denominated in US Dollars to the Borrowers from time to time during the Revolving Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of the outstanding Swingline Loans exceeding US$40,000,000, (ii) any Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (iii) the Aggregate Revolving Credit Exposure exceeding the Aggregate Revolving Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the applicable Borrower, or Parent on its behalf, shall submit a written Borrowing Request, signed by the applicable Borrower, or Parent on its behalf, to the Administrative Agent not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan; provided that if such Borrowing Request is delivered through an Approved Borrower Portal, then the foregoing signature requirements may be waived by the Administrative Agent in its sole discretion. Each such Borrowing Request shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan and (ii) the location and number of the account of the applicable Borrower to which funds are to be disbursed, which shall be reasonably satisfactory to the Swingline Lender, or, in the case of a Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), the identity and the account of the Issuing Bank that had made such LC Disbursement. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from, or on behalf of, a Borrower. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to an account of such Borrower designated by such Borrower in the applicable Borrowing Request (or, in the case of a Swingline Loan requested to be made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the account of the applicable Issuing Bank identified in such Borrowing Request) by 3:30 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 p.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate principal amount of the Swingline Loans in which the Revolving Lenders will be required to participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees to pay, promptly upon receipt of notice as provided above (and in any event, if such notice is received by 12:00 p.m., New York City time, on a Business Day, no later than 5:00 p.m., New York City time, on such Business Day and if received after 12:00 p.m., New York City time, on a Business Day, no later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that, in making any Swingline Loan, the Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of each Borrower deemed made pursuant to Section 4.02, unless, at least two Business Days prior to the time such Swingline Loan was made, the Majority in Interest of the Revolving Lenders shall have notified the Swingline Lender (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02 would not be satisfied if such Swingline Loan were then made (it being understood and agreed that, in the event the Swingline Lender shall have received any such notice, it shall have no obligation to make any Swingline Loan until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist). Each Revolving Lender further acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from a Borrower (or other Person on behalf of a Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to a Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve a Borrower of any default in the payment thereof.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, each Borrower may request any Issuing Bank to issue Letters of Credit for its own account or, so long as such Borrower is a joint and several co-applicant with respect thereto, for the account of a Restricted Subsidiary (which, if not a Domestic Subsidiary, shall be organized in a jurisdiction reasonably acceptable to such Issuing Bank), in a form reasonably acceptable to such Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower or any other Restricted Subsidiary to, or entered into by a Borrower or any other Restricted Subsidiary with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Existing Letters of Credit will, for all purposes of this Agreement (including paragraphs (d) and (e) of this Section) and the other Loan Documents, be deemed to have been issued hereunder and will, for all purposes of this Agreement, constitute Letters of Credit. An Issuing Bank shall not be under any obligation to issue, amend or extend any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing, amending or extending such Letter of Credit, or any law applicable to such Issuing Bank or any request, rule, guideline or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or, in the case of any Borrowing Subsidiary designated as such after the date hereof or any Restricted Subsidiary (other than a Borrowing Subsidiary), shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense, in each case for which such Issuing Bank is not otherwise compensated hereunder, (ii) the issuance, amendment or extension of such Letter of Credit would violate one or more policies of general applicability of such Issuing Bank or (iii) such Letter of Credit is not of the type, or in the currency, approved for issuance by such Issuing Bank (with each Issuing Bank acknowledging that standby Letters of Credit are of the type approved for issuance by such Issuing Bank).

(b) Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit, other than an automatic extension permitted under paragraph (c) of this Section), the applicable Borrower shall deliver by Electronic Communication to an Issuing Bank and the Administrative Agent (at least three Business Days in advance of the requested date of issuance, amendment or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated (which shall be US Dollars or an Alternative Currency), the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any such request. A Letter of Credit shall be issued, amended or extended only if (and upon each issuance, amendment or extension of any Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the LC Exposure shall not exceed US$15,000,000, (ii) any Lender’s Revolving Credit Exposure shall not exceed such Lender’s Revolving Commitment, (iii) the Aggregate Revolving Credit Exposure shall not exceed the Aggregate Revolving Commitment and (iv) the portion of the LC Exposure attributable to Letters of Credit issued by any Issuing Bank shall not exceed the LC Commitment of such Issuing Bank.

(c) Expiration Date. Each Letter of Credit shall by its terms expire at or prior to the close of business on the earlier of (i) the date 18 months after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, 13 months after such extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date (as in effect on the date of the issuance or, if applicable, the extension thereof); provided that any Letter of Credit may contain customary automatic extension provisions agreed upon by the applicable Borrower and the applicable Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 13 months (but not to a date later than the date set forth in clause (ii) above), subject to a right on the part of such Issuing Bank to prevent any such extension from occurring pursuant to the terms of such Letter of Credit.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the Issuing Bank that is the issuer thereof hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment in respect of an LC Disbursement required to be refunded to any Borrower for any reason. Such payment by the Revolving Lenders shall be made (i) if the currency of the applicable LC Disbursement or reimbursement payment shall be US Dollars, then in US Dollars and (ii) subject to paragraph (l) of this Section, if the currency of the applicable LC Disbursement or reimbursement payment shall be an Alternative Currency, in US Dollars in an amount equal to the US Dollar Equivalent of such LC Disbursement or reimbursement payment, calculated by the Administrative Agent using the LC Exchange Rate on the applicable LC Participation Calculation Date. Each Revolving Lender acknowledges and agrees that (A) its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit, the occurrence and continuance of a Default, any reduction or termination of the Revolving Commitments, any fluctuation in currency values, or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of the ISP or any successor publication of the International Chamber of Commerce) or similar terms of the Letter of Credit itself permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Revolving Commitments and (B) each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender further acknowledges and agrees that, in issuing, amending or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of each Borrower deemed made pursuant to Section 4.02, unless, at least two Business Days prior to the time such Letter of Credit is issued, amended or extended (or, in the case of an automatic extension permitted pursuant to paragraph (c) of this Section, at least two Business Days prior to the time by which the election not to extend must be made by the applicable Issuing Bank), the Majority in Interest of the Revolving Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02 would not be satisfied if such Letter of Credit were then issued, amended or extended (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, it shall have no obligation to issue, amend or extend any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount in the currency of such LC Disbursement equal to such LC Disbursement not later than (i) if such Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on any Business Day, then 4:00 p.m., New York City time, on such Business Day or (ii) otherwise, 12:00 p.m., New York City time, on the Business Day immediately following the day that such Borrower receives such notice; provided that, if such LC Disbursement is denominated in US Dollars and is not less than US$1,000,000, the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or a Swingline Loan in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the applicable Borrower fails to make any such reimbursement payment when due, the applicable Issuing Bank shall give prompt notice and details thereof to the Administrative Agent, whereupon (A) if such payment relates to a Letter of Credit denominated in an Alternative Currency, automatically and with no further action required, the obligation of such Borrower to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the US Dollar Equivalent, calculated using the LC Exchange Rate on the applicable LC Participation Calculation Date, of such LC Disbursement and (B) in the case of each LC Disbursement, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the amount of the payment then due from such Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof, and each Revolving Lender shall pay in US Dollars to the Administrative Agent on the date such notice is received its Applicable Percentage of the payment then due from such Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from a Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement. If the applicable Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the applicable Issuing Bank or any Revolving Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in US Dollars, such Borrower shall pay the amount of any such tax requested by the Administrative Agent, such Issuing Bank or such Revolving Lender.

(f) Obligations Absolute. The obligation of each Borrower to reimburse LC Disbursements as provided in paragraph (e) of this Section is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, or any term or provision herein or therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of the ISP or any successor publication of the International Chamber of Commerce) or similar terms of the Letter of Credit itself permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Commitments of any Class or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any other act, failure to act or other event or circumstance; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to a Borrower to the extent of any direct damages (as opposed to special, indirect consequential or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that the applicable Issuing Bank shall be deemed to have exercised care in each such determination unless a court of competent jurisdiction shall have determined by a final, nonappealable judgment that such Issuing Bank was grossly negligent or acted with willful misconduct in connection with such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, within the time allowed by applicable law or the specific terms of such Letter of Credit, following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly after such examination notify the Administrative Agent and the applicable Borrower by Electronic Communication of such demand for payment and of such Issuing Bank having made an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof (determined in accordance with the definition thereof) shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement in full, (i) in the case of any LC Disbursement denominated in US Dollars, and at all times following the conversion to US Dollars of any LC Disbursement made in an Alternative Currency pursuant to paragraph (e) or (l) of this Section, at the rate per annum then applicable to ABR Revolving Loans and (ii) if such LC Disbursement is made in an Alternative Currency, at all times prior to its conversion to US Dollars pursuant to paragraph (e) or (l) of this Section, at a rate equal to the rate reasonably determined by the applicable Issuing Bank to be the cost to such Issuing Bank of funding such LC Disbursement (which may be deemed by the applicable Issuing Bank, at its election, to equal to the applicable Foreign Currency Overnight Rate) plus the Applicable Rate applicable to Term Benchmark Revolving Loans at such time; provided that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be paid by the applicable Borrower to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be paid by the applicable Borrower to the Administrative Agent for the account of such Revolving Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the applicable Borrower reimburses the applicable LC Disbursement in full.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among Parent, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank and execution and delivery by Parent, the Administrative Agent and the successor Issuing Bank of an Issuing Bank Agreement. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, each Borrower shall pay all unpaid fees payable by it that are accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement (including the right to receive fees under Section 2.12(b)), but shall not be required to issue additional Letters of Credit or to amend or extend any existing Letter of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Parent receives notice from the Administrative Agent or a Majority in Interest of the Revolving Lenders demanding the deposit of cash collateral pursuant to this paragraph, each Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders and the Issuing Banks, an amount in cash in US Dollars equal to the total LC Exposure attributable to Letters of Credit issued for the account of such Borrower as of such date plus any accrued and unpaid interest thereon; provided that (i) amounts payable in respect of any Letter of Credit or LC Disbursement shall be payable in the currency of such Letter of Credit or LC Disbursement, except that LC Disbursements in an Alternative Currency in respect of which the applicable Borrower’s reimbursement obligations have been converted to obligations in US Dollars as provided in paragraph (e) or (l) of this Section and interest accrued thereon shall be payable in US Dollars, and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower or any Material Restricted Subsidiary described in Section 7.01(h) or 7.01(i). The Borrowers shall also deposit cash collateral in US Dollars in accordance with this paragraph as and to the extent required by Sections 2.11(c) and 2.20. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the applicable Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be in Permitted Investments and shall be made at the option and sole discretion of the Administrative Agent and at the applicable

Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed, together with related fees, costs and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of (A) a Majority in Interest of the Revolving Lenders and (B) in the case of any such application at a time when any Revolving Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the total LC Exposure of all the Defaulting Lenders), the consent of each Issuing Bank), be applied in accordance with Section 4.02 of the Collateral Agreement to satisfy other Obligations of the applicable Borrower. If a Borrower provides an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived. If any Borrower provides an amount of cash collateral pursuant to Section 2.11(c), such amount (to the extent not applied as aforesaid) shall be returned to such Borrower, upon request, to the extent that, after giving effect to such return, the Aggregate Revolving Credit Exposure would not exceed the Aggregate Revolving Commitment and no Event of Default shall have occurred and be continuing. If the Borrowers provide an amount of cash collateral hereunder pursuant to Section 2.20, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers, upon request of the Borrowers, to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Revolving Commitments of the Non-Defaulting Revolving Lenders and/or the remaining cash collateral and no Event of Default shall have occurred and be continuing.

(k) Issuing Bank Reports. Each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent, promptly upon request, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Section 7.01, all amounts (i) that the Borrowers are at the time or become thereafter required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Letter of Credit denominated in an Alternative Currency (other than amounts in respect of which any Borrower has deposited cash collateral, if such cash collateral was deposited in the applicable currency), (ii) that the Revolving Lenders are at the time or become thereafter required to pay to the Administrative Agent (and the Administrative Agent is at the time or becomes thereafter required to distribute to the applicable Issuing Bank) pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Letter of Credit denominated in an Alternative Currency and (iii) of each Revolving Lender’s participation in any Letter of Credit denominated in an Alternative Currency under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the US Dollar Equivalent, calculated using the LC Exchange Rate on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, any Issuing Bank or any Revolving Lender in respect of the obligations described in this paragraph shall accrue and be payable in US Dollars at the rates otherwise applicable hereunder.

(m) Communications with Beneficiaries. Each Issuing Bank shall use its commercially reasonable efforts to provide advance notice to Parent of any formal communication by such Issuing Bank with any beneficiary under any Letter of Credit issued by such Issuing Bank with respect thereto, other than any such communication in the ordinary course of business or otherwise in accordance with the standard operating procedures of such Issuing Bank.

(n) LC Exposure Determination. For all purposes of this Agreement, (i) the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases (other than any such increase consisting of the reinstatement of an amount previously drawn thereunder and reimbursed), whether or not such maximum stated amount is in effect at the time of determination and (ii) if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrowers and Revolving Lenders hereunder shall remain in full force and effect until the Issuing Banks and the Revolving Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

(o) Applicability of ISP and UCP. Unless otherwise expressly agreed by the Issuing Bank and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the Issuing Bank shall not be responsible to any Borrower for, and the Issuing Bank’s rights and remedies against the Borrowers or the other Loan Parties shall not be impaired by, any action or inaction of the Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including any law or order of a jurisdiction where the Issuing Bank or the beneficiary is located, the practice stated in the ISP or the UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(p) Letters of Credit Issued for Account of Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Restricted Subsidiary that is not a Borrower, or states that a Restricted Subsidiary that is not a Borrower is the “account party”, “applicant”, “customer”, “instructing party”, or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such

Restricted Subsidiary in respect of such Letter of Credit, Parent or the applicable Borrower that requested the issuance of such Letter of Credit (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of Parent or such other Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Restricted Subsidiary in respect of such Letter of Credit. Each Borrower hereby acknowledges that the issuance of such Letters of Credit for the Restricted Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of the Restricted Subsidiaries.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 12:00 p.m., New York City time (or, in each case, in respect of any Loans to be made pursuant to any Incremental Facility Agreement or Refinancing Agreement, such other time as may be specified therein), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower designated by such Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank specified in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (A) if denominated in US Dollars, the greater of the NYFRB and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) if denominated in an Alternative Currency, the greater of the Foreign Currency Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of such Borrower, (A) if denominated in US Dollars, the interest rate applicable to ABR Loans of the applicable Class and (B) if denominated in an Alternative Currency, the interest rate applicable to the subject Loan. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. Any such payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the applicable Borrower may elect to convert any such Borrowing denominated in US Dollars to a different Type or to continue any such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued. Notwithstanding any other provision of this Section, no Borrower shall be permitted to change the currency of any Borrowing or to convert any Borrowing to a Type not available for the currency in which, or under the Class of Commitments pursuant to which, such Borrowing was made.

(b) To make an election pursuant to this Section, the applicable Borrower, or Parent on its behalf, shall submit a written Interest Election Request, signed by such Borrower, or Parent on its behalf, to the Administrative Agent by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type, and in the currency, resulting from such election to be made on the effective date of such election; provided that if such Interest Election Request is delivered through an Approved Borrower Portal, then the foregoing signature requirements may be waived by the Administrative Agent in its sole discretion. Each such Interest Election Request shall be irrevocable.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) the Type of the resulting Borrowing; and

(iv) if the resulting Borrowing is to be a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If a Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then such Borrowing shall, unless repaid and subject to Section 2.14, be continued as a Term Benchmark Borrowing of the same Type with an Interest Period of one month’s duration.

(f) Notwithstanding any contrary provision hereof, if any Event of Default under Section 7.01(h) or 7.01(i) has occurred and is continuing, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of a Majority in Interest of Lenders of any Class, has notified the applicable Borrower of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing (A) in the case of Borrowings denominated in US Dollars, no outstanding Borrowing of such Class may be converted to or continued as a Term Benchmark Borrowing and unless repaid, each Term Benchmark Borrowing of such Class shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, and (B) in the case of Borrowings denominated in Alternative Currencies, unless repaid and subject to Section 2.14, each Term Benchmark Borrowing denominated in such currency shall be continued as a Term Benchmark Borrowing of the same Type with an Interest Period of one month’s duration.

SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Revolving Commitments shall automatically terminate on the Revolving Maturity Date ~~and~~, (ii) the Initial Term B Loan Commitments in effect on the First Amendment Effective Date shall terminate as set forth in the First Amendment and (iii) the Initial Term B Loan Commitments in effect on the Second Amendment Effective Date shall terminate as set forth in the Second Amendment.

(b) Parent may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Revolving Commitments of any Class shall be in an amount that is an integral multiple of US$1,000,000 and not less than US$5,000,000 and (ii) Parent shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, (A) any Lender’s Revolving Credit Exposure would exceed such Lender’s Revolving Commitment or (B) the Aggregate Revolving Credit Exposure would exceed the Aggregate Revolving Commitment.

(c) Parent shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each such notice shall be made by Electronic Communication to the Administrative Agent of a written notice signed by Parent; provided that if such notice is delivered through an Approved Borrower Portal, then the foregoing signature requirements may be waived by the Administrative Agent in its sole discretion. Each notice delivered by Parent pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Commitments of any Class delivered by Parent may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by Parent (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders of such Class in accordance with their respective Commitments of such Class.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan of such Lender outstanding to such Borrower on the Revolving Maturity Date, (ii) in the case of Parent, to the Administrative Agent for the account of each Initial Term B Lender the then unpaid principal amount of each Initial Term B Loan of such Lender as provided in Section 2.10(b) and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan outstanding to such Borrower on the earlier of the Revolving Maturity Date and the fifth Business Day after such Swingline Loan is made; provided that on each date that a Revolving Borrowing denominated in US Dollars is made, each Borrower shall repay all Swingline Loans then outstanding to such Borrower, if any, and may use all or a portion of the proceeds of such Revolving Borrowing to fund such repayment. The Borrowers will repay the principal amount of each Loan and the accrued interest thereon in the currency in which such Loan is denominated.

(b) (i) Parent shall repay Initial Term B Loans (A) on the last day of each March, June, September and December of each year (commencing on December 31, 2024 and ending with the last such day prior to the Initial Term B Loan Maturity Date), in each case, (A) prior to the Second Amendment Effective Date, in an aggregate principal amount equal to 0.25% of the aggregate principal amount of such Initial Term B Loans outstanding on the First Amendment Effective Date and (B) on and after the Second Amendment Effective Date, in an amount equal to $2,127,193 (as such payments may be reduced from time to time as provided in Section 2.11(a), 2.11(b)(vi) or 2.23 or increased as a result of any increase in the principal amount of the Initial Term B Loans pursuant to Section 2.21, 2.22 or 2.23), and (B) on the Initial Term B Loan Maturity Date, in an amount equal to the aggregate principal amount of the Initial Term B Loans outstanding on such date.

(ii) Prior to any repayment of any Term Loans of any Class on any scheduled amortization payment date applicable thereto pursuant to this Section 2.10, the applicable Borrower shall select the Borrowing or Borrowings of such Class to which such repayment is to be applied. Each repayment of a Term Borrowing shall be applied ratably to the Term Loans included such Borrowing. All repayments of Term Loans shall be accompanied by accrued interest on the amount repaid.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the applicable Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, each applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to such payee and its registered assigns.

SECTION 2.11. Prepayment of Loans. (a) Optional Prepayments. The Borrowers shall have the right at any time and from time to time to prepay any Borrowing of any Class, in whole or in part, without any premium or penalty (but subject to (i) in the case of Borrowings of Initial Term B Loans only, Section 2.12(d) and (ii) Section 2.16) subject to prior notice in accordance with paragraph (d) of this Section. With respect to each Class of Term Loans, optional prepayments made under this Section 2.11(a) in respect thereof shall be applied against the remaining scheduled amortization payments due in respect of such Term Loans as directed by Parent (or, in the absence of direction from Parent, to the remaining scheduled amortization payments in respect of such Term Loans in direct order of maturity).

(b) Mandatory Prepayments of Term Loans.

(i) No later than the 10th Business Day after the date on which the financial statements with respect to each fiscal year of Parent are required to be delivered pursuant to Section 5.01(a), commencing with the Excess Cash Flow Period ending on December 31, 2025, Parent shall prepay the outstanding principal amount of Term Loans in accordance with clause (vi) of this Section 2.11(b) in an aggregate principal amount (the “ECF Prepayment Amount”) equal to (A) the Required Excess Cash Flow Percentage of Excess Cash Flow for such Excess Cash Flow Period, minus (B) at the option of Parent, (1) the aggregate principal amount of any Term Loans and/or Revolving Loans prepaid pursuant to Section 2.11(a) during such Excess Cash Flow Period or after such Excess Cash Flow Period and prior to such prepayment date, (2) the amount of any reduction in the outstanding principal amount of any Term Loans resulting from any purchase and assignment made in accordance with Section 9.04(e) (including in connection with any Auction) during such Excess Cash Flow Period or after such Excess Cash Flow Period and prior to such prepayment date and (3) the aggregate principal amount of Other First Lien Indebtedness voluntarily prepaid, repurchased, redeemed or otherwise discharged by Parent or the Restricted Subsidiaries, during such Excess Cash Flow Period or after such

Excess Cash Flow Period and prior to such prepayment date, in each case under subclauses (1), (2) and (3) above, (x) excluding any such prepayment, assignment, repurchase, redemption or other discharge made during such period to the extent that it reduced the amount required to be prepaid pursuant to this Section 2.11(b)(i) in respect of the prior Excess Cash Flow Period or is financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) of Parent or the Restricted Subsidiaries, (y) only to the extent of the actual amount of cash paid by Parent and the Restricted Subsidiaries in connection with the relevant prepayment, assignment, repurchase, redemption or other discharge and (z) in the case of any prepayment of Revolving Loans or any Other First Lien Indebtedness constituting revolving Indebtedness, only to the extent that such prepayment is accompanied by a permanent reduction in the relevant revolving credit commitments, minus (C) at the option of Parent, amounts paid in cash in respect of Acquisitions or other Investments, earn-outs or similar payments, Restricted Payments, capital expenditures and/or Scheduled Consideration in respect of the foregoing that would otherwise be permitted to be deducted in determining the Excess Cash Flow for such Excess Cash Flow Period (1) pursuant to clause (j)(i) of the definition of the term “Excess Cash Flow” with respect to any Acquisition or other Investment, earn-out or similar payment and/or Restricted Payment made during such Excess Cash Flow Period or after such Excess Cash Flow Period and prior to such prepayment date, (2) pursuant to clause (j)(ii) of the definition of the term “Excess Cash Flow” with respect to any capital expenditure made during such Excess Cash Flow Period or after such Excess Cash Flow Period and prior to such prepayment date and (3) pursuant to clause (l) of the definition of the term “Excess Cash Flow” with respect to any Scheduled Consideration arising during such Excess Cash Flow Period or after such Excess Cash Flow Period and prior to such prepayment date, in each case under this clause (C), excluding any such amount to the extent that it reduced the amount required to be prepaid pursuant to this Section 2.11(b)(i) in respect of the prior Excess Cash Flow Period; provided that no prepayment under this Section 2.11(b)(i) shall be required unless the ECF Prepayment Amount would exceed the greater of (I) US$97,500,000 and (II) 25.0% of Consolidated EBITDA for the then most recently ended Test Period (and shall thereafter be required only in respect of such excess); provided further that, if at the time that any prepayment would be required under this Section 2.11(b)(i), Parent or any of the Restricted Subsidiaries is required to prepay or repurchase (or offer to prepay or repurchase) any Other First Lien Indebtedness (other than revolving Indebtedness) with any portion of the ECF Prepayment Amount, then Parent may apply such portion of the ECF Prepayment Amount on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and the relevant Other First Lien Indebtedness at such time; provided that the portion of such ECF Prepayment Amount allocated to the relevant Other First Lien Indebtedness shall not exceed the amount of such ECF Prepayment Amount required to be allocated to the relevant Other First Lien Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such ECF Prepayment Amount shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the prepayment or repurchase of the relevant Other First Lien Indebtedness, and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.11(b)(i) shall be reduced accordingly; provided further that to the extent the holders of the Other First Lien Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event no later than the fifth Business Day after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(ii) In the event that Parent or any of the Restricted Subsidiaries receives Net Proceeds in respect of any Prepayment Asset Disposition or any Casualty/Condemnation Event, in each case, in excess of the greater of (x) US$97,500,000 and (y) 25.0% of Consolidated EBITDA for the then most recently ended Test Period (after giving pro forma effect to such Prepayment Asset Disposition or Casualty/Condemnation Event) with respect to any single Prepayment Asset Disposition or Casualty/Condemnation Event (or series of related Prepayment Asset Dispositions or Casualty/Condemnation Events), Parent shall, not later than the fifth Business Day following the receipt thereof, apply an amount equal to 100% of such Net Proceeds in excess of such threshold (such Net Proceeds being referred to as the “Specified Net Proceeds”) to prepay the outstanding principal amount of Term Loans in accordance with clause (vi) of this Section 2.11(b); provided that (A) if Parent and/or any Restricted Subsidiary intends to reinvest the Specified Net Proceeds, directly or indirectly, in assets used or useful in the business of Parent or any of the Restricted Subsidiaries (other than cash, Permitted Investments or other cash equivalents, but including any reinvestment in the form of an Acquisition or a similar Investment and any Investment in any Person that becomes a Restricted Subsidiary as a result of such Investment and, in the case of any Casualty/Condemnation Event, any repair or replacement of the relevant assets), then Parent shall not be required to make a prepayment under this Section 2.11(b)(ii) in respect of the Specified Net Proceeds, provided further that, to the extent the Specified Net Proceeds have not been so reinvested within 18 months following receipt thereof (or, if Parent or any of the Restricted Subsidiaries has committed so to reinvest the Specified Net Proceeds during such 18-month period, within 180 days after the expiration of such 18-month period) Parent shall promptly (and in any event no later than the 10th Business Day after the expiration of the applicable period) prepay the Term Loans in accordance with the terms hereof (but without giving effect to clause (A) above) in an aggregate principal amount equal to the amount of the Specified Net Proceeds not so reinvested, and (B) if at the time that any prepayment would be required under this Section 2.11(b)(ii), Parent or any of the Restricted Subsidiaries is required to prepay or repurchase (or offer to prepay or repurchase) any Other First Lien Indebtedness (other than revolving Indebtedness) with any portion of the applicable Specified Net Proceeds, then Parent may apply such portion of the applicable Specified Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and the relevant Other First Lien Indebtedness at such time; provided that the portion of the applicable Specified Net Proceeds allocated to the relevant Other First Lien Indebtedness shall not exceed the amount of the Specified Net Proceeds required to be allocated to the relevant Other First Lien Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of the Specified Net Proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the prepayment or repurchase of the relevant Other First Lien Indebtedness, and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.11(b)(ii) shall be reduced accordingly; provided further that to the extent the holders of the relevant Other First Lien Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event no later than the 10th Business Day after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(iii) In the event that Parent or any of the Restricted Subsidiaries receives Net Proceeds from the incurrence of Indebtedness by Parent or any of the Restricted Subsidiaries (other than Indebtedness that is permitted to be incurred under Section 6.01, except to the extent the relevant Indebtedness constitutes (A) Incremental Term Loans incurred to refinance all or a portion of any Class of Term Loans pursuant to Section 2.21, (B) Refinancing Term Loans incurred to refinance all or any portion of any Class of Term Loans in accordance with the requirements of Section 2.23 and/or (C) Incremental Equivalent Debt incurred to refinance all or a portion of any Class of Term Loans in accordance with the requirements of Section 6.01(r)(i)), Parent shall, promptly upon (and in any event not later than two Business Days following) the receipt of such Net Proceeds by Parent or the applicable Restricted Subsidiary, apply an amount equal to 100.0% of such Net Proceeds to prepay the outstanding principal amount of the relevant Class or Classes of Term Loans in accordance with clause (vi) of this Section 2.11(b).

(iv) Notwithstanding anything in this Section 2.11(b) to the contrary:

(A) Parent shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Section 2.11(b)(i) or 2.11(b)(ii) to the extent that (as reasonably determined by Parent) the relevant Excess Cash Flow is generated by any Foreign Subsidiary or the relevant Net Proceeds are received by any Foreign Subsidiary, as the case may be, for so long as the repatriation to Parent of any such amount would be, in the reasonable determination of Parent, prohibited or delayed under any applicable law or conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager or member of management of such Foreign Subsidiary (Parent hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions, for a period not to exceed 12 months from the date of the event or calculation giving rise to such repatriation, required by applicable law to permit such repatriation); it being understood that if the repatriation of the relevant affected Excess Cash Flow or Specified Net Proceeds, as the case may be, is permitted under the applicable law and, to the extent applicable, would no longer conflict with the fiduciary duties of such director, or result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the Persons described above, in either case, within 365 days following the end of the applicable Excess Cash Flow Period or the event giving rise to the relevant Net Proceeds, the relevant Foreign Subsidiary will promptly repatriate the relevant Excess Cash Flow or Net Proceeds, as the case may be, and the repatriated Excess Cash Flow or Net Proceeds, as the case may be, will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional Taxes payable or reserved against such Excess Cash Flow or such Net Proceeds as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (A));

(B) Parent shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Section 2.11(b)(i) or 2.11(b)(ii) to the extent that the relevant Excess Cash Flow is generated by any joint venture or the relevant Net Proceeds are received by any joint venture, in each case, for so long as the repatriation to Parent of such Excess Cash Flow or Net Proceeds would, in the reasonable determination of Parent, be prohibited under the organizational documents or joint venture agreements governing such joint venture; it being understood that if the relevant prohibition ceases to exist within the 365-day period following the end of the applicable Excess Cash Flow Period or the event giving rise to the relevant Net Proceeds, the relevant joint venture will promptly distribute the relevant Excess Cash Flow or the relevant Net Proceeds, as the case may be, and the distributed Excess Cash Flow or Net Proceeds, as the case may be, will be promptly (and in any event not later than five Business Days after such distribution) applied to the repayment of the Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (B)); and

(C) if Parent determines in good faith that the repatriation to Parent of any amounts required to mandatorily prepay the Term Loans pursuant to Section 2.11(b)(i) or 2.11(b)(ii) that are attributable to Foreign Subsidiaries would result in material and adverse Tax consequences (including any withholding Tax) to Parent or any Restricted Subsidiary (such amount, a “Restricted Amount”), the amount that Parent shall be required to mandatorily prepay pursuant to Section 2.11(b)(i) or 2.11(b)(ii), as applicable, shall be reduced by the Restricted Amount; it being understood that to the extent that the repatriation of the relevant Excess Cash Flow or Net Proceeds from the relevant Foreign Subsidiary would no longer have a material and adverse Tax consequence within the 365-day period following the end of the applicable Excess Cash Flow Period or the event giving rise to the relevant Net Proceeds, as the case may be, an amount equal to the Excess Cash Flow or the Net Proceeds, as applicable and to the extent available, not previously applied pursuant to this clause (C) shall be promptly applied to the repayment of the Term Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (C)).

(v) Any Term Lender, at its option, may elect to decline any prepayment of any Term Loan held by it required to be made by Parent pursuant to this Section 2.11(b) (other than a prepayment of Term Loans pursuant to Section 2.11(b)(iii)) (such declined amounts, the “Declined Proceeds”) if it shall give written notice to the Administrative Agent thereof at or prior to the time and in the manner specified by the Administrative Agent (any such Lender, a “Declining Lender”). On the date of any such prepayment, any Declined Proceeds shall instead be retained by Parent.

(vi) Except as otherwise provided in any Incremental Facility Agreement, any Extension/Modification Agreement or any Refinancing Agreement, each prepayment of Term Loans pursuant to this Section 2.11(b) shall be applied ratably to each Class of Term Loans then outstanding; provided that any prepayment of Term Loans pursuant to clause (iii) of this Section 2.11(b) shall be applied to the applicable Class or Classes of Term Loans being refinanced. With respect to each Class of Term Loans, all accepted prepayments under this Section 2.11(b) shall be applied against the remaining scheduled amortization payments due in respect of such Term Loans as directed by Parent (or, in the absence of direction from Parent, to the remaining scheduled amortization payments in respect of such Term Loans in direct order of maturity), and each such prepayment, except as otherwise provided in clause (v) of this Section 2.11(b), shall be paid to the Term Lenders ratably in accordance with their respective Term Loans of the applicable Class.

(c) Mandatory Prepayment of Revolving Facility. In the event and on each occasion that the Aggregate Revolving Credit Exposure exceeds the Aggregate Revolving Commitment, the Borrowers shall not later than the next Business Day prepay Revolving Borrowings in an aggregate amount equal to such excess, and in the event that after such prepayment of Revolving Borrowings any such excess shall remain, the Borrowers shall deposit with the Administrative Agent cash in US Dollars in an amount equal to such excess as collateral to be held by the Administrative Agent in accordance with Section 2.06(j); provided that if such excess results from a change in currency exchange rates, such prepayment and deposit shall be required to be made not later than the fifth Business Day after the day on which the Administrative Agent shall have given Parent notice of such excess. Prepayments made under this paragraph shall be without any premium or penalty (but shall be subject to Section 2.16).

(d) Notices. The applicable Borrower, or Parent on its behalf, shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) of any prepayment under Section 2.11(a), 2.11(b) or 2.11(c) (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, four Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment (which shall be a Business Day), (iii) in the case of an RFR Borrowing, not later than 11:00 a.m., New York City time, five Business Days before the date of prepayment or (iv) in the case of prepayment of a Swingline Loan, not later than 12:00 p.m., New York City time, on the date of prepayment (which shall be a Business Day); provided that (A) in the case of any prepayment required under Section 2.11(b) Parent shall give such notice as soon thereafter as practicable and (B) in the case of any prepayment required to be made within one Business Day under Section 2.11(c) the applicable Borrower will give such notice as soon as practicable. Each such notice shall be made by Electronic Communication to the Administrative Agent of a written notice signed by the applicable Borrower, or Parent on its behalf; provided that if such notice is delivered through an Approved Borrower Portal, then the foregoing signature requirements may be waived by the Administrative Agent in its sole discretion. Each such written notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of optional prepayment delivered by or on behalf of any Borrower may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the applicable Borrower, or Parent on its behalf (by notice to the Administrative Agent prior to the required time of the specified prepayment) if such condition is not satisfied. Promptly following receipt of any such notice relating to any Borrowing (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof.

(e) General. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Class, Type and in the same currency as provided in Section 2.02; provided that any mandatory prepayment pursuant to Section 2.11(b) or 2.11(c) shall be in the amount required thereby. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13. Prepayments made under Section 2.11(b) shall be (A) subject to Section 2.16 and (B) in the case of prepayments of Initial Term B Loans under Section 2.11(b)(iii) as part of a Repricing Transaction, subject to Section 2.12(d), but shall otherwise be without premium or penalty.

SECTION 2.12. Fees. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the daily unused amount of the Revolving Commitments of such Lender during the period from and including the Restatement Effective Date to but excluding the date on which the last of such Revolving Commitments terminates. Commitment fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day (or, if such day is not a Business Day, the next succeeding Business Day) following such last day and on the date on which the Revolving Commitments of any Class terminate, commencing on the first such date to occur after the Restatement Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, the Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose prior to the acquisition by such Lender of a participation therein pursuant to Section 2.05(c)).

(b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Term Benchmark Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), during the period from and including the Restatement Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitments terminate and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrowers and such Issuing Bank on the daily LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements), during the period from and including the Restatement Effective Date to but excluding the later of the date the LC Commitment of such Issuing Bank is reduced to zero and the date on which there ceases to be any LC Exposure attributable to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day (or, if such day is not a Business Day, the next succeeding Business Day) following such last day, commencing on the first such date to occur after the Restatement Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers (or any of them) and the Administrative Agent.

(d) In the event that, on or prior to the date that is six months after the ~~First~~Second Amendment Effective Date, Parent (i) prepays or repays any Initial Term B Loans in a Repricing Transaction (including, for the avoidance of doubt, any prepayment made pursuant to Section 2.11(b)(iii) that constitutes a Repricing Transaction) or (ii) effects any amendment, waiver or other modification of this Agreement that constitutes a Repricing Transaction, Parent shall pay to the Administrative Agent, for the ratable account of each of the applicable Initial Term B Lenders, (A) in the case of clause (i), a premium of 1.00% of the aggregate principal amount of the Initial Term B Loans so prepaid or repaid and (B) in the case of clause (ii), a fee equal to 1.00% of the aggregate principal amount of the Initial Term B Loans that are the subject of such Repricing Transaction and that are required to be assigned by any Initial Term B Lender pursuant to Section 2.19(b) as a result of, or in connection with, such Initial Term B Lender not agreeing or otherwise consenting to such amendment, waiver or other modification. All such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds in US Dollars, to the Administrative Agent (or to the Issuing Banks, in the case of fees payable to them) for distribution, in the case of fees due to Lenders, to the applicable Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Term Benchmark Borrowing shall bear interest (i) in the case of any such Borrowing denominated in US Dollars, at the Adjusted Term SOFR and (ii) in the case of any such Borrowing denominated in Euro, at the EURIBO Rate, in each case for the Interest Period in effect for such Borrowing, plus, in each case, the Applicable Rate. The Loans comprising each RFR Borrowing shall bear interest (i) in the case of any such Borrowing denominated in Sterling, at the Daily Simple SONIA and (ii) in the case of any such Borrowing denominated in US Dollars, if applicable pursuant to Section 2.14, at the Adjusted Daily Simple SOFR plus, in each case, the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan, any LC Disbursement or any fee or premium payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan or unreimbursed LC Disbursement, 2% per annum plus the rate otherwise applicable to such Loan or LC Disbursement as provided in the preceding paragraphs of this Section or in Section 2.06(h), as applicable, (ii) in the case of any overdue interest on any Loan denominated in Sterling or Euro, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, (iii) in the case of any overdue interest on any Revolving Loan denominated in US Dollars or any overdue fee or premium in respect of the Revolving Facility, 2% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section and (iv) in the case of any overdue interest on any Term Loan or any overdue fee or premium in respect of any Term Loan, 2% per annum plus the rate applicable to ABR Term Loans of the applicable Class as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All interest shall be payable in the currency in which the applicable Loan is denominated.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and (ii) interest on RFR Borrowings denominated in Sterling shall be computed on the basis of a year of 365 days (or, in the case of clause (i) above, 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, the Adjusted Term SOFR, the EURIBO Rate, the Daily Simple SONIA or, if applicable pursuant to Section 2.14, the Adjusted Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent demonstrable error.

SECTION 2.14. Alternate Rate of Interest. (a) Subject to clause (b) of this Section 2.14, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent demonstrable error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR or the EURIBO Rate, as the case may be (including because the Relevant Screen Rate is not available or published on a current basis) for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the Daily Simple SONIA or the Adjusted Daily Simple SOFR, as the case may be; or

(ii) the Administrative Agent is advised by a Majority in Interest of the Lenders of such Class (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that the Adjusted Term SOFR or the EURIBO Rate, as the case may be, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period or (B) at any time, that the Daily Simple SONIA or the Adjusted Daily Simple SOFR, as the case may be, will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in any RFR Borrowing;

then the Administrative Agent shall give notice thereof to Parent and the Lenders of such Class by Electronic Communication as promptly as practicable thereafter and, until (x) the Administrative Agent notifies Parent and the Lenders of such Class that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower (or Parent on its behalf) delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with Section 2.03, (A) in the case of Loans denominated in US Dollars, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, an affected Term Benchmark Borrowing and any Borrowing Request that requests an affected Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (1) a Daily Simple SOFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or 2.14(a)(ii) or (2) an ABR Borrowing if the Adjusted Daily Simple SOFR is also the subject of Section 2.14(a)(i) or 2.14(a)(ii) and (B) in the case of Loans denominated in an Alternative Currency, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, an affected Term Benchmark Borrowing and any Borrowing Request that requests an affected Term Benchmark Borrowing or an affected RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of Parent’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies Parent and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower (or Parent on its behalf) delivers a new Interest Election Request in accordance with Section 2.08, (A) in the case of Loans denominated in US Dollars, (1) any affected Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan, convert to, and shall constitute, (x) a Daily Simple SOFR Loan so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or 2.14(a)(ii) or (y) an ABR Loan if the Adjusted Daily Simple SOFR is also the subject of Section 2.14(a)(i) or 2.14(a)(ii) and (2) any affected Daily Simple SOFR Loan shall, on and from such day convert to, and shall constitute, an ABR Loan and (B) in the case of Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan, convert to and shall constitute a CBR Loan that bears interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread and (2) any RFR Loan shall on and from such day convert to, and shall constitute, a CBR Loan that bears interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, in each of the foregoing clauses (1) and (2), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any such outstanding affected Loans denominated in any Alternative Currency shall, at Parent’s election prior to such day (exercised by written notice to the Administrative Agent): (i) be converted into ABR Loans denominated in US Dollars (in an aggregate principal amount equal to the US Dollar Equivalent (for this purpose, determined using the Exchange Rate on the date of determination) of the applicable Loans) immediately or (ii) be prepaid by the applicable Borrower on the day that such Borrower receives notice thereof from the Administrative Agent (it being understood that if no election is made by Parent by such day, Parent shall be deemed to have selected clause (i)). Interest on any CBR Loan shall be payable, and principal of any CBR Loan shall be payable or prepayable, in each case, as would be applicable to the Loan that was converted into such CBR Loan.

(b) (i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of the term “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under the other Loan Documents in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of the term “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under the other Loan Documents in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Required Lenders.

(ii) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) The Administrative Agent will promptly notify Parent and the Lenders of (A) any occurrence of a Benchmark Transition Event, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(b)(iv) and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(iv) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or the EURIBO Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of the term “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of the term “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Upon Parent’s receipt of notice of the commencement of a Benchmark Unavailability Period, the applicable Borrower may revoke any request for Term Benchmark Loans or RFR Loans, or conversion to or continuation of Term Benchmark Loans, as applicable, to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (x) the applicable Borrower will be deemed to have converted any such request for an affected Term Benchmark Borrowing denominated in US Dollars into a request for a Borrowing of or conversion to (1) a Daily Simple SOFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (2) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event and (y) any such request for a Term Benchmark Borrowing or RFR Borrowing denominated in an Alternative Currency shall be ineffective. Furthermore, if any Term Benchmark Borrowing or RFR Borrowing denominated in any Agreed Currency is outstanding on the date of Parent’s receipt of such notice of the commencement of a Benchmark Unavailability Period with respect to the Relevant Rate applicable to such Term Benchmark Borrowing or RFR Borrowing, then, until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.14(b), (A) in the case of Loans denominated in US Dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan convert to, and shall constitute (x) a Daily Simple SOFR Loan for so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event and (2) any RFR Loan shall on and from such day convert to, and shall constitute, an ABR Loan and (B) in the case of Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan, convert to, and shall constitute, a CBR Loan that bears interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread and (2) any RFR Loan shall, on the date of Parent’s receipt of such notice, convert to, and shall constitute, a CBR Loan that bears interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, in each case of the foregoing clauses (1) and (2), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, at Parent’s election (exercised by written notice to the Administrative Agent): (A) such Loan shall be converted into an ABR Loan denominated in US Dollars (in an aggregate principal amount equal to the US Dollar Equivalent (for this purpose, determined using the Exchange Rate on the date of determination) of the applicable Loan) immediately or (B) such Loan shall be prepaid by the applicable Borrower on the day that Parent receives notice thereof from the Administrative Agent (it being understood that if no election is made by Parent by such day, Parent shall be deemed to have selected clause (A)). Interest on any CBR Loan shall be payable, and principal of any CBR Loan shall be payable or prepayable, in each case, as would be applicable to the Loan that was converted into such CBR Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Bank;

(ii) impose on any Lender or any Issuing Bank or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any Loan), to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or other Recipient hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or any lending office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) If the cost (including Taxes other than (i) Indemnified Taxes, (ii) Excluded Taxes and (iii) Other Taxes) to any Lender of making, converting to, continuing or maintaining any Loan to (or of maintaining its obligation to make any Loan), or the cost to any Lender or any Issuing Bank of participating in, issuing or maintaining any Letter of Credit issued for the account of any Borrowing Subsidiary or any other Restricted Subsidiary (or of maintaining its obligation to participate in or issue any such Letter of Credit) is increased (or the amount of any sum received or receivable by any Lender or any Issuing Bank (or its applicable lending office) is reduced) by reason of the fact that such Borrowing Subsidiary or such other Restricted Subsidiary, as applicable, is incorporated in, has its principal place of business in, or borrows from, a jurisdiction outside the United States of America, such Borrowing Subsidiary or, in the case of such other Restricted Subsidiary, the applicable Borrower that requested the issuance of such Letter of Credit for the account thereof, shall indemnify such Lender or such Issuing Bank from time to time for such increased cost incurred or reduction suffered.

(d) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a), (b) or (c) of this Section setting forth in reasonable detail the manner in which such amount or amounts have been determined, delivered to Parent shall be conclusive absent demonstrable error. The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(e) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased or other costs or expenses incurred or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies Parent of the Change in Law or other circumstance giving rise to such increased or other costs or expenses or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law or other circumstance giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(f) If a Lender or an Issuing Bank determines, in its sole discretion, that it has received a refund of any amount as to which it has been indemnified by any Borrower pursuant to this Section, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made by such Borrower under this Section with respect to the events giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender or such Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that each Borrower, upon the request of such Lender or such Issuing Bank, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require any Lender or any Issuing Bank to make available its accounting records (or any other information which it deems confidential) to any Borrower or any other Person.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked hereunder and is revoked in accordance therewith) or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event, it being agreed that such loss, cost or expense shall in any case exclude any interest rate floor, any credit spread adjustment, any loss of anticipated profit and all administrative, processing or similar fees. In the case of a Term Benchmark Loan, such loss, cost or expense to any Lender shall be deemed to be an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Term SOFR or the EURIBO Rate, as the case may be, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) over (ii) the amount of interest that would accrue on such principal amount for such period at the Adjusted Term SOFR or the EURIBO Rate, as the case may be, for an Interest Period commencing on the date of such event and ending at or as nearly as possible to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the last day of the period that would have been the Interest Period for such Loan). The Borrowers shall also compensate each Lender for the loss, cost and expense attributable to any failure by a Borrower to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing denominated in an Alternative Currency. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section delivered to Parent shall be conclusive absent demonstrable error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 20 days after receipt thereof.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrowers or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payments by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax (other than Excluded Taxes), then the sum payable by the Borrowers and the other Loan Parties shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17(a)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) In addition, the Borrowers and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Borrowers and the other Loan Parties shall indemnify each Recipient within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by such Recipient, on or with respect to any payment by or on account of any obligation of any Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Parent by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent demonstrable error.

(d) Each Lender severally agrees to indemnify the Administrative Agent, within 20 days after written demand therefor, for the full amount of any Taxes (but, in the case of Indemnified Taxes or Other Taxes, only to the extent that the Borrowers and the other Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes, and without limiting the obligation of the Borrowers and the other Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than any amounts for which the Administrative Agent has been reimbursed by the Borrowers or the other Loan Parties), whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. In addition, each Lender shall severally indemnify the applicable Borrower for any Taxes paid or payable by such Borrower (and not deducted or withheld from any payment otherwise due hereunder to such Lender) as a result of the failure of such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the applicable Borrower pursuant to Section 2.17(f) or 2.17(g). A certificate as to the amount of such payment or liability delivered to the applicable Lender by the Administrative Agent or the applicable Borrower shall be conclusive absent demonstrable error. Nothing herein shall prevent any Lender from contesting the applicability of any Taxes that it believes to have been incorrectly or illegally imposed or asserted by any Governmental Authority; provided that no such contest shall suspend the obligation of any Lender to pay amounts due to the Administrative Agent or the applicable Borrower as provided in the first and second sentences of this paragraph.

(e) As soon as practicable after any payment of Taxes by any Borrower or any other Loan Party to a Governmental Authority pursuant to this Section 2.17, such Borrower or any other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which an applicable Borrower or any other applicable Loan Party is located, or under any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower or such other Loan Party and the Administrative Agent, at the time or times prescribed by applicable law or reasonably requested by such Borrower, such other Loan Party or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower, such other Loan Party or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by an applicable Borrower, any other applicable Loan Party or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by such Borrower, such other Loan Party or the Administrative Agent as will enable such Borrower, such other Loan Party or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) by such Borrower, such other Loan Party or the Administrative Agent or any information reporting requirements by such Borrower, such other Loan Party or the Administrative Agent. In the case of an applicable Borrower or any other applicable Loan Party that, in each case, is a US Person or resident in the United Kingdom for United Kingdom tax purposes, (A) upon the reasonable request of such Borrower or such other Loan Party, or of the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f) and (B) if any form or certification previously delivered pursuant to this Section 2.17(f) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower or such other Loan Party and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so. Notwithstanding the foregoing, in the case of an applicable Borrower or any other applicable Loan Party that, in each case, is not a US Person or resident in the United Kingdom for United Kingdom tax purposes, the applicable Lender will not be subject to the requirements of this paragraph (f)(i) unless it has received written notice from such Borrower or such other Loan Party advising it of the availability of an exemption or reduction of withholding Tax under the laws of the jurisdiction in which such Borrower or such other Loan Party is located and containing all applicable documentation (together, if requested by such Lender, with a certified English translation thereof) required to be completed by such Lender in order to receive any such exemption or reduction, and such Lender is reasonably satisfied that it is legally able to provide such documentation to such Borrower or such other Loan Party. Notwithstanding anything to the contrary in the first two sentences of this paragraph (f)(i), the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A)-(E) and 2.17(f)(iii)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) In furtherance of, and subject to the limitation set forth in, paragraph (f)(i) above, if an applicable Borrower or other applicable Loan Party is a US Person, any Lender (or if such Lender is disregarded as an entity separate from its owner for US Federal income Tax purposes, its sole owner) with respect to such Borrower or other Loan Party shall, if it is legally eligible to do so, deliver to such Borrower (or such other Loan Party) and the Administrative Agent (in such number of copies reasonably requested by such Borrower (or such other Loan Party) and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of such Borrower (or such other Loan Party) or the Administrative Agent), duly completed and executed copies of whichever of the following is applicable:

(A) IRS Form W-9 certifying exemption from US Federal backup withholding Tax;

(B) (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, US Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, US Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) IRS Form W-8ECI;

(D) both (1) IRS Form W-8BEN or W-8BEN-E and (2) a certificate substantially in the form of Exhibit H-1, H-2, H-3 or H-4 (as applicable) to the effect that such Lender (or if such Lender is disregarded as an entity separate from its owner for US Federal income Tax purposes, its sole owner) is not (w) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (x) a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code (y) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (z) conducting a trade or business in the United States of America with which the relevant interest payments are effectively connected;

(E) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each beneficial owner or partner if such beneficial owner or partner were a Lender; provided that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a certificate described in Section 2.17(f)(ii)(D) on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, US Federal withholding Tax together with such supplementary documentation necessary to enable such Borrower (or such other Loan Party) or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to US Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to an applicable Borrower or an applicable other Loan Party and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or such other Loan Party or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or such other Loan Party or the Administrative Agent as may be necessary for such Borrower or such other Loan Party or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) (i) Subject to paragraph (g)(ii) below, each Lender and each UK Loan Party that makes a payment to such Lender shall cooperate in completing any procedural formalities necessary for such UK Loan Party to obtain authorization to make such payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(ii) (A) In the event any UK Loan Party shall become a party hereto, a Lender that is a party hereto as of the date such UK Loan Party becomes a party hereto and that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to such UK Loan Party and the Administrative Agent promptly thereafter; and

(B) in the event any UK Loan Party shall become a party hereto, a Lender that becomes a Lender hereunder after the date such UK Loan Party becomes a party hereto and that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to such UK Loan Party and the Administrative Agent promptly thereafter; and

(C) upon satisfying the requirements of either clause (A) or (B) above, such Lender shall have satisfied its obligation under paragraph (g)(i) above.

(iii) If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above, the UK Loan Parties shall make a Borrower DTTP ~~filing~~Filing with respect to such Lender, and shall promptly provide such Lender with a copy of such filing; provided that if:

(A) any UK Loan Party making a payment to such Lender has not made a Borrower DTTP Filing in respect of such Lender; or

(B) Any UK Loan Party making a payment to such Lender has made a Borrower DTTP Filing in respect of such Lender but:

(1) such Borrower DTTP Filing has been rejected by HMRC; or

(2) HMRC has not given such UK Loan Party authority to make payments to such Lender without a deduction for tax within 60 days of the date of such Borrower DTTP Filing;

and in each case, such UK Loan Party has notified that Lender in writing of the occurrence of any event specified in clause (1) or (2) above, then such Lender and such UK Loan Party shall cooperate in completing any additional procedural formalities necessary for such UK Loan Party to obtain authorization to make that payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(iv) If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, no UK Loan Party shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(v) Each UK Loan Party shall, promptly on making a Borrower DTTP Filing, deliver a copy of such Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(vi) Each Lender shall notify Parent and the Administrative Agent if it determines in its sole discretion that it is ceases to be entitled to claim the benefits of an income tax treaty to which the United Kingdom is a party with respect to payments made by any UK Loan Party hereunder.

(h) If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund or credit of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund or credit to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Taxes giving rise to such refund or credit), net of all reasonable out-of-pocket expenses (including Taxes) of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of such Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to any Loan Party or any other Person.

(i) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement and the other Loan Documents.

(j) Issuing Banks. For purposes of Sections 2.17(d), 2.17(f) and 2.17(g), the term “Lender” shall be deemed to include each Issuing Bank.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrowers shall make each payment required to be made by them hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to (x) in the case of payments denominated in US Dollars, 12:00 p.m., New York City time, and (y) in the case of payments denominated in an Alternative Currency, 12:00 p.m., New York City time (or, in the case of this clause (y), if identified in writing by the Administrative Agent to Parent at least two Business Days prior to the date when due, the Applicable Time)), on the date when due, in immediately available funds, without any rights to set-off, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account specified by it from time to time to Parent for such purpose, except payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein shall be so made and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Except as otherwise provided herein, (i) all payments of principal, interest or reimbursement obligations in respect of any Loan or Letter of Credit shall be made in the currency of such Loan or Letter of Credit and (ii) all other payments under each Loan Document (including all fees) shall be made in US Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement or any other Loan Document (for the avoidance of doubt, as in effect from time to time), including any payments made or deemed made pursuant to Sections 1.09, 2.20, 2.21, 2.22, 2.23 and/or 9.04(e), or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any permitted assignee or Participant. It is acknowledged and agreed that the foregoing provisions of this paragraph reflect an agreement entered into solely among the Lenders (and not any Loan Party) and no consent of any Loan Party shall be required with respect to any action taken by the Lenders pursuant to such provisions. Each Borrower agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower, as the case may be, in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at (i) if such amount is denominated in US Dollars, the greater of the NYFRB and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) if such amount is denominated in an Alternative Currency, the greater of the Foreign Currency Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, any Issuing Bank or the Swingline Lender, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to this Agreement (including pursuant to Sections 2.05(c), 2.06(d), 2.06(e), 2.07(b), 2.17(d), 2.18(d) and 9.03(d)), in each case in such order as shall be determined by the Administrative Agent in its discretion.

(f) In the event that any financial statements delivered under Section 5.01(a) or 5.01(b), or any certificate delivered under Section 5.01(c), shall prove to have been materially inaccurate, and such inaccuracy shall have resulted, in the case of any interest or fees set forth in the definition of the term “Applicable Rate” that are payable at rates based on the Total Net Leverage Ratio, in the payment of such interest or fees at rates lower than those that were in fact applicable for any period (based on the actual Total Net Leverage Ratio), then, if such inaccuracy is discovered prior to the termination of the Commitments and the repayment in full of the principal of all Loans and the reduction of the LC Exposure to zero, the Borrowers shall pay to the Administrative Agent, for distribution to each applicable Lender, the accrued interest or fees that should have been paid to such Lender but were not paid as a result of such misstatement.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender becomes a Defaulting Lender, (iv) any Lender is a Disqualified Institution, (v) in connection with any Extension/Modification Offer with respect to any Class, any Lender is a Non-Extending/Modifying Lender and Lenders holding Loans or Commitments of such Class representing more than 50% of the sum of the aggregate outstanding principal amount of Loans and total unused Commitments of such Class at such time have accepted the terms contained in such Extension/Modification Offer or (vi) any Lender has failed to consent to a proposed waiver, amendment or other modification that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders or all the Lenders of an affected Class) and with respect to which the Required Lenders (or, in circumstances where Section 9.02 requires the consent of all of the Lenders of an affected Class, a Majority in Interest of the Lenders of the affected Class) shall have granted their consent, then Parent may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than any right to payment pursuant to Section 2.15 or 2.17) and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent as a Lender of an affected Class, all its interests, rights (other than any right, to payment pursuant to Section 2.15 or 2.17) and obligations under this Agreement and the other Loan Documents as a Lender of such affected Class) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment); provided that (A) Parent shall have received the prior written consent of the Administrative Agent (and, in the case of any assignment that would require consent of any Issuing Bank or the Swingline Lender under Section 9.04, the consent of such Issuing Bank or the Swingline Lender, as the case may be), which consent shall not unreasonably be withheld, delayed or conditioned, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, if applicable, participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or a Borrower (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, (D) in the case of any such assignment resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and any contemporaneous assignments and consents, the applicable waiver, amendment or other modification can be effected and (E) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Parent to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by Parent, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

SECTION 2.20. Defaulting Lenders. (a) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as any such Lender is a Defaulting Lender:

(i) no commitment fee shall accrue on the unused amount of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(ii) the Commitments, Term Loans and Revolving Credit Exposure of each Defaulting Lender shall be disregarded in determining whether the Required Lenders, the Required Revolving Lenders or any other requisite Lenders have taken any action hereunder or under any other Loan Document (including any consent to any waiver, amendment or other modification pursuant to Section 9.02); provided, however, that any waiver, amendment or other modification that, disregarding the effect of this clause (ii), requires the consent of all Lenders or of all Lenders affected thereby (or all Lenders or all Lenders affected thereby of the applicable Class) shall, except as otherwise provided in Section 9.02, continue to require the consent of such Defaulting Lender in accordance with the terms hereof;

(iii) if any Swingline Exposure or any LC Exposure exists at the time a Revolving Lender becomes a Defaulting Lender, then:

(A) the Swingline Exposure and LC Exposure of such Defaulting Lender (other than (1) any portion of such Swingline Exposure (x) referred to in clause (b) of the definition of such term or (y) with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.05(c) and (2) any portion of such LC Exposure attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Sections 2.06(d) and 2.06(e)) shall be reallocated among the Non-Defaulting Revolving Lenders in accordance with their respective Applicable Percentages, but only to the extent that, with respect to each Non-Defaulting Revolving Lender, the sum of such Non-Defaulting Revolving Lender’s Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure (in each case, excluding the portion thereof referred to above) to be reallocated to such Non-Defaulting Revolving Lender does not exceed such Non-Defaulting Revolving Lender’s Revolving Commitment;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (1) first, prepay the portion of such Defaulting Lender’s Swingline Exposure (other than any portion thereof referred to in the parenthetical in such clause (A)) that has not been reallocated and (B) second, cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s LC Exposure (other than any portion thereof referred to in the parenthetical in such clause (A)) that has not been reallocated in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(C) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (B) above, the Borrowers shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;

(D) if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (A) above, then the fees payable to the Revolving Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted to give effect to such reallocation; and

(E) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(iv) so long as a Revolving Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or extend any Letter of Credit, unless, in each case, it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Swingline Exposure (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) or LC Exposure, as applicable, will be fully covered by the Revolving Commitments of the Non-Defaulting Revolving Lenders and/or cash collateral provided by the Borrowers in accordance with this Section, and participating interests in any such funded Swingline Loan or in any such issued, amended or extended Letter of Credit will be allocated among the Non-Defaulting Revolving Lenders in a manner consistent with Section 2.20(a)(iii)(A) (and such Defaulting Lender shall not participate therein).

(b) In the event that each of the Administrative Agent, Parent and, in the case of a Defaulting Lender that is a Revolving Lender, the Swingline Lender and each Issuing Bank shall have agreed that a Defaulting Lender has adequately remedied all matters that caused such Lender to become a Defaulting Lender, then any such Defaulting Lender shall cease to be such and, if such Defaulting Lender is a Revolving Lender (i) the obligations of the Revolving Lenders to purchase participations in Swingline Loans under Section 2.05(c) and the participations of the Lenders in Letters of Credit under Section 2.06(d) shall be readjusted to be determined on the basis of the Lenders’ Applicable Percentages and (ii) such Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine to be necessary in order for the Revolving Loans to be held by the Revolving Lenders in accordance with their Applicable Percentages. Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender (x) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while such Lender was a Defaulting Lender (and such Lender shall not be entitled to receive any fees that were not paid to it during the period it was a Defaulting Lender in accordance with the foregoing provisions), (y) all waivers, amendments and modifications effected without its consent in accordance with the provisions of this Section 2.20 and Section 9.02 during the period it was a Defaulting Lender shall be binding on it and (z) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(c) No Commitment of any Revolving Lender shall be increased or otherwise affected and, except as otherwise expressly provided in this Section, performance by the Borrowers of their obligations hereunder and under the other Loan Documents shall not be excused or otherwise modified, as a result of the operation of this Section. The rights and remedies against a

Defaulting Lender under this Section are in addition to other rights and remedies that the Borrowers, the Administrative Agent, the Swingline Lender, any Issuing Bank or any Non-Defaulting Revolving Lender may have against such Defaulting Lender (and, for the avoidance of doubt, each Non-Defaulting Revolving Lender shall have a claim against any Defaulting Lender for any losses it may suffer as a result of the operation of this Section).

SECTION 2.21. Incremental Facilities. (a) Parent may, at any time, on one or more occasions pursuant to an Incremental Facility Agreement, (i) add one or more new Classes of term facilities (each, an “Incremental Term Facility” and the loans thereunder, “Incremental Term Loans”) and/or (ii) increase the principal amount of the Term Loans of any existing Class and/or increase the aggregate amount of the Revolving Commitments (any such increase, an “Incremental Increase” and, together with any Incremental Term Facility, collectively, the “Incremental Facilities”; and the loans thereunder, together with any Incremental Term Loans, the “Incremental Loans”) in an aggregate outstanding principal amount not to exceed, when taken together with the aggregate outstanding principal amount of all Incremental Equivalent Debt, the Incremental Amount (as in effect at the time of the relevant determination); provided, that:

(i) no Incremental Facility may be in an aggregate principal amount that is less than US$25,000,000 (or, in each case, such lesser amount as shall be the remaining amount of the Incremental Amount or to which the Administrative Agent may reasonably agree);

(ii) except as Parent and such Lender may separately agree, no Lender shall be obligated to provide any Incremental Commitment, and the determination to provide any Incremental Commitment shall be within the sole and absolute discretion of such Lender (it being agreed that Parent shall not be obligated to offer the opportunity to any Lender to participate in any Incremental Facility);

(iii) no Incremental Facility or Incremental Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender, other than in its capacity, if any, as an Incremental Lender providing all or part of such Incremental Facility or Incremental Loan;

(iv) in the case of an Incremental Increase of the Revolving Facility, the terms of such Incremental Increase (other than, to the extent not affecting fungibility for Tax purposes, upfront fees) shall be the same as the terms of the Revolving Commitments;

(v) in the case of an Incremental Increase of Term Loans of any existing Class, the terms of such Incremental Increase (other than (1) to the extent not affecting fungibility for Tax purposes, original issue discount, upfront fees and scheduled amortization and (2) any escrow provisions applicable thereto (including any mandatory prepayment thereof required if the conditions to the release from escrow are not satisfied) prior to the release of the proceeds of any Incremental Loans made thereunder from escrow) shall be the same as the terms of the Class of Term Loans subject to such Incremental Increase;

(vi) the pricing, fees, premiums, rate floors and other components of yield (and any “MFN” terms) applicable to any Incremental Term Facility shall be determined by Parent and the Incremental Lenders providing such Incremental Term Facility; provided that, in the case of any Incremental Term Loans denominated in US Dollars, the Effective Yield (determined on the date of the incurrence of such Incremental Term Loans) applicable to any such Incremental Term Loans in the form of broadly syndicated term loans (other than Customary Bridge Loans and Customary Term A Loans) which (A) are scheduled to mature prior to the date that is one year after the Initial Term B Loan Maturity Date, (B) are incurred in reliance on clause (b) of the definition of the term “Incremental Amount” (and not by virtue of any subsequent re-classification thereof to such clause), (C) at the option of Parent, have an original aggregate principal amount (in the aggregate with any other Incremental Term Facilities exempted under this clause (C) at any one time outstanding) in excess of the greater of (1) US$390,000,000 and (2) 100% of Consolidated EBITDA for the then most recently ended Test Period, (D) are not incurred in connection with an Acquisition or similar Investment and (E) are incurred on or prior to the date that is six months after the First Amendment Effective Date, may not be more than 0.75% higher than the Effective Yield (determined on such date but prior to any adjustment thereto pursuant to this clause (vi)) applicable to the Initial Term B Loans that will remain outstanding after giving effect to the incurrence of such Incremental Term Loans and the application of the proceeds thereof unless the Effective Yield (and/or, as provided in the proviso below, the Alternate Base Rate floor or Adjusted Term SOFR floor) with respect to such Initial Term B Loans is adjusted to be equal to the Effective Yield with respect to such Incremental Term Loans minus 0.75%; provided further that any increase in Effective Yield applicable to the Initial Term B Loans due to the application or imposition of any “Term SOFR” interest rate floor on such Incremental Term Loans may, at the election of Parent, be effected through an increase in the Adjusted Term SOFR floor (and the corresponding adjustment to the Alternate Base Rate floor) applicable to the Initial Term B Loans;

(vii) other than with respect to the Inside Maturity Amount, the Incremental Term Maturity Date with respect to any Incremental Term Facility (other than Customary Bridge Loans and Customary Term A Loans) shall be no earlier than the latest Maturity Date in effect as of the date of effectiveness of such Incremental Term Facility (in the case of the Revolving Maturity Date, without giving effect to the proviso contained in the definition of such term);

(viii) other than with respect to the Inside Maturity Amount, the Weighted Average Life to Maturity of any Incremental Term Loans (other than Customary Bridge Loans and Customary Term A Loans) shall be no shorter than the longest remaining Weighted Average Life to Maturity of any Credit Facility then outstanding hereunder (in the case of any term facility, without giving effect to any prepayment that would otherwise modify the Weighted Average Life to Maturity of such term facility and in the case of the Revolving Facility, determined without giving effect to the proviso contained in the definition of “Revolving Maturity Date”); provided that, notwithstanding the foregoing, any Incremental Term Loans may have scheduled amortization in an aggregate annual amount not to exceed 1.0% per annum of the original aggregate principal amount of such Incremental Term Loans;

(ix) (A) any Incremental Facility shall be pari passu in right of payment and with respect to security with any then-existing Class of Loans and (B) no Incremental Facility may be (1) borrowed or Guaranteed by any Person that is not a Loan Party, provided that the obligations of any Person with respect to any escrow or similar arrangement described in clause (2) shall be deemed not to constitute a Guarantee by such Person, or (2) secured by any assets other than the Collateral, provided that any Incremental Term Facility may be secured by the proceeds of such Incremental Term Facility, and any related deposit of cash or Permitted Investments to cover interest and premium with respect to such Incremental Term Facility, to the extent and only for so long as such proceeds and related deposit are subject to an escrow or similar arrangement to secure such Incremental Term Facility pending the application of the proceeds thereof;

(x) any Incremental Term Loans may participate in any mandatory prepayment under Section 2.11(b) on a pro rata basis (or on a less than pro rata basis, but, except with respect to any mandatory prepayment referred to in the first parenthetical clause in Section 2.11(b)(iii), not on a greater than pro rata basis) with any then-existing Class of Term Loans;

(xi) the proceeds of any Incremental Facility may be used by Parent and its Restricted Subsidiaries for working capital needs and other general corporate purposes, including to finance any Acquisition and other Investment permitted hereunder and to refinance Indebtedness;

(xii) on the date of the borrowing of any Incremental Loans that will be of the same Class as any then-existing Class of Term Loans (or on the date of the release from escrow of the proceeds of any Incremental Loans that, upon the release of such proceeds, will be of the same Class as any then-existing Class of Term Loans), and notwithstanding anything to the contrary set forth in Section 2.08 or 2.13, such Incremental Loans shall be added to (and constitute a part of, be of the same Type as and, if applicable, have the same Interest Period as) each Borrowing of outstanding Term Loans of such Class on a pro rata basis (based on the relative sizes of such Borrowings), so that each Incremental Lender providing such Incremental Loans will participate proportionately in each then-outstanding Borrowing of Term Loans of such Class; it being acknowledged that the application of this clause (a)(xii) may result in such Incremental Loans having Interest Periods (the duration of which may be less than one month) that begin during an Interest Period then applicable to outstanding Term Benchmark Term Loans of the relevant Class and which end on the last day of such Interest Period; and

(xiii) subject to the foregoing terms of this Section 2.21(a), any Incremental Term Facility shall be on terms and pursuant to documentation to be determined by Parent and the Incremental Lenders providing such Incremental Term Facility; provided that the covenants and events of default applicable to such Incremental Term Facility shall not be, taken as a whole, materially more restrictive (but excluding any terms that (A) shall be then conformed (or added) to the Loan Documents for the benefit of all the Revolving Lenders and all the Lenders under any then-existing Class of Term Loans pursuant to the applicable Incremental Facility Agreement; provided that if such Incremental Term Facility shall have the benefit of any financial covenant, (1) if such Incremental Term Facility consists of Customary Term A Loans, such financial covenant shall only be required to be conformed (or added) to the Loan Documents for the benefit of all the Revolving Lenders, and (2)

otherwise, such financial covenant shall be conformed (or added) to the Loan Documents for the benefit of all the Revolving Lenders and all the Lenders of any then-existing Class of Term Loans, or (B) shall only be applicable to periods after the latest Maturity Date in effect as of the date of effectiveness of such Incremental Term Facility (in the case of the Revolving Maturity Date, without giving effect to the proviso contained in the definition of such term)) than those applicable to any then-existing Class of Term Loans or the Revolving Facility, as reasonably determined by Parent.

(b) Incremental Commitments may be provided by any existing Lender or by any other Eligible Assignee (it being agreed that no Incremental Increase in respect of the Revolving Commitments may be provided by an Affiliated Lender) (each, an “Incremental Lender”); provided that each of the Administrative Agent and, in the case of an Incremental Increase of the Revolving Facility, the Swingline Lender and each Issuing Bank shall have a right to consent (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Incremental Lender’s provision of Incremental Commitments solely if such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments of the applicable Class to such Incremental Lender; provided further that any Incremental Lender that is an Affiliated Lender shall be subject to the provisions of Section 9.04(e), mutatis mutandis, to the same extent as if the relevant Incremental Commitments and related Obligations had been acquired by such Incremental Lender by way of assignment.

(c) No Incremental Facility Agreement or any Incremental Facility established thereunder shall become effective unless (i) subject to Section 1.08(a), on the date of effectiveness thereof and after giving pro forma effect to such Incremental Facility (and assuming that the full amount of such Incremental Facility is funded as Loans on such date) and all the related transactions, (A) at the time thereof, immediately after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom and (B) the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (or, in the case of any such representation or warranty under this Agreement or any other Loan Document already qualified as to materiality, in all respects), in each case on and as of such date (except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall have been true and correct in all material respects on and as of such prior date), provided that, notwithstanding the foregoing requirements of this clause (i) or anything to the contrary in Section 4.02, if any Incremental Facility (other than an Incremental Increase with respect to the Revolving Commitments) is established to finance any Acquisition or a similar Investment that, in each case, is a Limited Conditionality Transaction or any related transaction (or to refinance any Indebtedness in connection therewith) and the Incremental Term Lenders providing such Incremental Facility so agree, the conditions to effectiveness of such Incremental Facility and to the funding of Incremental Loans thereunder set forth in this clause (i) and in Section 4.02 may be modified as agreed by Parent and such Incremental Term Lenders to limit such conditions to customary “SunGard” or “certain funds” conditionality, (ii) the Administrative Agent shall have received such customary opinions of counsel, customary secretary’s certificates and board resolutions, customary officer’s certificates, customary reaffirmation agreements, customary supplements and/or amendments to the Security Documents and other customary closing documents as shall reasonably be requested (consistent in all material respects with the documents delivered under Section 5 of the First Amendment on the First Amendment Effective Date) by the Administrative

Agent in connection therewith, (iii) the Administrative Agent shall have received, from each Incremental Lender that is not then a Lender, an Administrative Questionnaire and such other documents as it shall reasonably request from such Incremental Lender and (iv) in the case of the making of any Incremental Loans under an Incremental Term Facility or an Incremental Increase with respect to any existing Class of Term Loans, the Administrative Agent shall have received a Borrowing Request (it being understood that such Borrowing Request shall not be required to contain any representation, warranty or certification).

(d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all actions as it determines to be reasonably necessary to ensure that, after giving effect to any Incremental Increase with respect to the Revolving Commitments pursuant to this Section 2.24, the outstanding Revolving Loans, if any, are held by the Revolving Lenders in accordance with their new Applicable Percentages. This may be accomplished, at the discretion of the Administrative Agent, by, among other things, (i) requiring the outstanding Revolving Loans to be prepaid with the proceeds of a new Revolving Borrowing, (ii) causing the existing Revolving Lenders to assign portions of their outstanding Revolving Loans to Incremental Revolving Lenders, which assignments shall be effected pursuant to such mechanics as shall be reasonably determined by the Administrative Agent, or (iii) by any combination of the foregoing. Notwithstanding the foregoing, in order to eliminate any break funding liability of the applicable Borrower under Section 2.16, if, on the date that any such Incremental Increase becomes effective pursuant to this Section 2.21, any Term Benchmark Revolving Loans are outstanding, such Term Benchmark Revolving Loans may continue to remain outstanding (notwithstanding any other requirement in this Agreement that the Revolving Loans be held by the Revolving Lenders in accordance with their new Applicable Percentages) until the end of the then current Interest Period applicable thereto.

(e) Upon the effectiveness of any Incremental Commitment or Incremental Loan of any Incremental Lender, such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents.

(f) The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Facility Agreement and/or any amendment to this Agreement or any other Loan Document as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and Parent, to give effect to the provisions of this Section 2.21, including any amendments necessary to establish new Classes of Loans and Commitments hereunder (including for purposes of prepayments and voting) or to reflect an increase in any existing Class of Loans and Commitments and any technical amendments relating thereto, in each case, on terms consistent with this Section 2.21. In the event any Incremental Term Loans have the same terms as any existing Class of Term Loans then outstanding or any Extended/Modified Term Loans or Refinancing Term Loans then substantially concurrently established (in each case, disregarding any differences in original issue discount or upfront fees if not affecting, and any differences in scheduled amortization payments that are required to preserve, the fungibility thereof), such Incremental Term Loans may, at the election of Parent, be treated as a single Class with such outstanding Term Loans or such Extended/Modified Term Loans or Refinancing Term Loans, and the scheduled amortization payments set forth in Section 2.10 with respect to any such Class of Term Loans may be increased to reflect scheduled amortization payments of such Incremental Term Loans. All Incremental Loans and Incremental Commitments and all obligations in respect thereof shall constitute Loan Document Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and Guaranteed by the Loan Parties on a pari passu basis with all other Credit Facilities.

(g) This Section 2.21 shall supersede any provision in Section 2.18 or 9.02 to the contrary.

SECTION 2.22. Extensions and Modifications. (a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension/Modification Offer”) made from time to time by Parent to all Lenders holding Loans or Commitments of any Class, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the Loans or Commitments of such Class) and on the terms offered on the same basis to each such Lender, Parent is hereby permitted to consummate transactions with any individual Lender that accepts the terms contained in the relevant Extension/Modification Offer (any Lender that does not accept the terms contained in any such Extension/Modification Offer, a “Non-Extending/Modifying Lender”) to extend the Maturity Date of all or a portion of such Lender’s Loans and/or Commitments of such Class and/or otherwise to modify the terms of all or a portion of such Lender’s Loans and/or Commitments of such Class pursuant to the terms of the relevant Extension/Modification Offer (including by increasing or decreasing the interest rate or fees payable in respect of such Loans and/or Commitments (and related outstandings) and/or modifying the amortization schedule, if any, in respect of such Loans) (each, an “Extension/Modification”); it being understood that any Extended/Modified Term Loans shall constitute a separate Class of Loans from the Class of Loans from which they were converted and any Extended/Modified Revolving Commitments shall constitute a separate Class of Commitments from the Class of Commitments from which they were converted; provided that the following terms are satisfied:

(i) except as to (A) interest rates, fees and/or final maturity (which shall, subject to clause (iii) below, be determined by Parent and any Lender that agrees to an Extension/Modification of its Revolving Commitments and set forth in the relevant Extension/Modification Offer), (B) terms applicable to such Extended/Modified Revolving Commitments or Extended/Modified Revolving Loans (each as defined below) that are more favorable to the Lenders holding such Extended/Modified Revolving Commitments or Extended/Modified Revolving Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of all the Revolving Lenders pursuant to the applicable Extension/Modification Agreement, and (C) any covenants or other provisions applicable only to periods after the Revolving Maturity Date (determined without giving effect to the proviso contained in the definition of such term), the Revolving Commitment of any Lender that agrees to such Extension/Modification Offer with respect to such Revolving Commitment (an “Extended/Modified Revolving Commitment”; and the Loans thereunder, “Extended/Modified Revolving Loans”), and the related outstandings, shall have terms substantially consistent with (or terms not materially less favorable to existing Revolving Lenders than) the terms of the Revolving Commitments (and related outstandings);

(ii) except as to (A) pricing, fees, premiums, rate floors and other components of yield (and any “MFN” terms), amortization, final maturity date, prepayments and participation in prepayments (which shall, subject to clauses (iii), (iv) and (v) below, be determined by Parent and any Lender that agrees to an Extension/Modification of its Term Loans and set forth in the relevant Extension/Modification Offer), (B) terms applicable to such Extended/Modified Term Loans that are more favorable to the Lenders of such Extended/Modified Term Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of all the Lenders pursuant to the applicable Extension/Modification Agreement and (C) any covenants or other provisions applicable only to periods after the latest Maturity Date in effect on the date of effectiveness of such Extension/Modification (in the case of the Revolving Maturity Date, determined without giving effect to the proviso contained in the definition of such term), the Term Loans of any Lender that are extended or otherwise modified pursuant to any Extension/Modification (any such Term Loans, the “Extended/Modified Term Loans”) shall have terms substantially consistent with (or terms not materially less favorable to existing Lenders than) the terms of the Class of Term Loans subject to the relevant Extension/Modification Offer or market terms and conditions (when taken as a whole) at the time of the applicable Extension/Modification (in each case, as reasonably determined by Parent); provided that if such Extended/Modified Term Loans shall have the benefit of any financial covenant, (x) if such Extended/Modified Term Loans are Customary Term A Loans, such financial covenant shall be conformed (or added) to the Loan Documents for the benefit of all the Revolving Lenders (but shall not be required to be conformed (or added) to the Loan Documents for any other Class of Lenders) and (y) otherwise, such financial covenant shall be conformed (or added) to the Loan Documents for the benefit of all the Lenders;

(iii) (A) the Maturity Date of any Extended/Modified Term Loans may be no earlier than the Maturity Date of the Class of Term Loans subject to the relevant Extension/Modification Offer at the time of the effectiveness of the applicable Extension/Modification and (B) no Extended/Modified Revolving Commitments or Extended/Modified Revolving Loans may have a Maturity Date earlier than (or require commitment reductions prior to) the Revolving Maturity Date (determined without giving effect to the proviso contained in the definition of such term);

(iv) the Weighted Average Life to Maturity of any Extended/Modified Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans subject to the relevant Extension/Modification Offer at the time of the effectiveness of the applicable Extension/Modification;

(v) any Extended/Modified Term Loans may participate in any mandatory prepayment under Section 2.11(b) on a pro rata basis (or on less than pro rata basis, but, except with respect to any mandatory prepayment referred to in the first parenthetical clause in Section 2.11(b)(iii), not on a greater than pro rata basis) with any then-existing Class of Term Loans;

(vi) (A) any Extended/Modified Revolving Facility and any Extended/Modified Term Loans shall be pari passu in right of payment and with respect to security with any then-existing Class of Loans and Commitments and (B) no Extended/Modified Revolving Facility or Extended/Modified Term Loans may be (1) borrowed or Guaranteed by any Person that is not a Loan Party or (2) secured by any assets other than the Collateral;

(vii) if the aggregate principal amount of Loans or Commitments, as the case may be, in respect of which Lenders have accepted the relevant Extension/Modification Offer exceed the maximum aggregate principal amount of Loans or Commitments, as the case may be, offered to be extended or modified by Parent pursuant to such Extension/Modification Offer, then the Loans or Commitments, as the case may be, of such Lenders shall be extended or modified ratably up to such maximum amount based on the respective principal amounts (but not to exceed the applicable Lender’s actual holdings of record) with respect to which such Lenders have accepted such Extension/Modification Offer; and

(viii) no Extension/Modification of any Revolving Commitments (and any related extensions of credit) shall be effective as to the obligations of any Issuing Bank with respect to Letters of Credit or as to the obligations of the Swingline Lender with respect to Swingline Loans without the consent of such Issuing Bank or the Swingline Lender, as applicable (and, in the absence of such consent, all references herein to Revolving Maturity Date and Revolving Availability Period shall be determined, when used in reference to such Issuing Bank or the Swingline Lender, as applicable, without giving effect to such Extension/Modification).

(b) (i) No Extension/Modification consummated in reliance on this Section 2.22 shall constitute a voluntary or mandatory prepayment for purposes of Section 2.11, (ii) the scheduled amortization payments (insofar as such Extension/Modification affects payments due to Lenders participating in the relevant Class) set forth in Section 2.10 shall be adjusted to give effect to any Extension/Modification of any Class of Term Loans and (iii) no Extension/Modification Offer is required to be in any minimum amount or any minimum increment; provided that Parent may at its election specify as a condition (a “Minimum Extension/Modification Condition”) to the consummation of any Extension/Modification that a minimum amount (to be specified in the relevant Extension/Modification Offer in Parent’s sole discretion) of Loans or Commitments (as applicable) of any or all applicable Classes be tendered; it being understood that Parent may, in its sole discretion, waive any such Minimum Extension/Modification Condition. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.22 (including, for the avoidance of doubt, the payment of any interest, fees or premium in respect of any Extended/Modified Term Loans and/or Extended/Modified Revolving Commitments on such terms as may be set forth in the relevant Extension/Modification Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.10, 2.11 and/or 2.18) or any other Loan Document that may otherwise prohibit any such Extension/Modification or any other transaction contemplated by this Section 2.22.

(c) Subject to any consent required under Section 2.22(a)(viii), no consent of any Lender or the Administrative Agent shall be required to effectuate any Extension/Modification, other than the consent of each Lender agreeing to such Extension/Modification with respect to one or more of its Loans and/or Commitments of any Class (or a portion thereof). In the event any Extended/Modified Term Loans have the same terms as any existing Class of Term Loans then outstanding or any Incremental Term Loans or Refinancing Term Loans then substantially concurrently established (in each case, disregarding any differences in original issue discount or upfront fees if not affecting, and any differences in scheduled amortization payments that are required to preserve, the fungibility thereof), such Extended/Modified Term Loans may, at the election of Parent, be treated as a single Class with such outstanding Term Loans or such Incremental Term Loans or Refinancing Term Loans, and the scheduled amortization payments set forth in Section 2.10 with respect to any such Class of Term Loans may be increased to reflect scheduled amortization payments of such Extended/Modified Term Loans. All Extended/Modified Term Loans and Extended/Modified Revolving Commitments and all obligations in respect thereof shall constitute Loan Document Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and Guaranteed by the Loan Parties on a pari passu basis with all other Credit Facilities. The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Extension/Modification Agreement and/or any amendment to this Agreement or any other Loan Document as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and Parent, to give effect to the provisions of this Section 2.22, including any amendments necessary to establish new Classes of Loans and Commitments hereunder (including for purposes of prepayments and voting) or to reflect an increase in any existing Class of Loans and Commitments and any technical amendments relating thereto, in each case, on terms consistent with this Section 2.22. The Administrative Agent agrees that its consent to any amendment to this Agreement or any other Loan Document as contemplated above, or to the form and substance of any Extension/Modification Agreement, will not be unreasonably withheld, delayed or conditioned.

(d) In connection with any Extension/Modification, Parent shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the Credit Facilities hereunder after such Extension/Modification), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.22.

(e) This Section 2.22 shall supersede any provisions in Section 2.18 or 9.02 to the contrary.

SECTION 2.23. Refinancing Facilities. (a) Notwithstanding anything to the contrary in this Agreement, Parent may from time to time, by written notice to the Administrative Agent, request the establishment hereunder of (i) one or more additional Classes of revolving commitments (the “Refinancing Revolving Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Revolving Lender”) will make revolving loans to the applicable Borrowers (“Refinancing Revolving Loans”) and, if applicable under such Class, acquire participations in the Letters of Credit and Swingline Loans and all the then existing Revolving Commitments will be refinanced in full or (ii) one or more additional Classes of term loan commitments (the “Refinancing Term Loan Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Term Lender”) will make term loans to the applicable Borrowers (the “Refinancing Term Loans”).

(b) The terms and conditions of any Refinancing Commitments and the Refinancing Loans to be made thereunder shall be as determined by Parent and the applicable Refinancing Lenders and set forth in the applicable Refinancing Agreement; provided that an Issuing Bank or the Swingline Lender shall not be required to issue, amend or extend any Letter of Credit or make Swingline Loans, as applicable, under any Refinancing Revolving Commitments unless such Issuing Bank or the Swingline Lender, as applicable, shall have consented to act in such capacity under such Refinancing Revolving Commitments; provided further that:

(i) (A) the Maturity Date of any Refinancing Term Loans may be no earlier than the Maturity Date of the Class of Term Loans being refinanced at the time of the effectiveness of the applicable Refinancing Term Facility and (B) no Refinancing Revolving Commitments or Refinancing Revolving Loans may have a Maturity Date earlier than (or require commitment reductions prior to) the Revolving Maturity Date (determined without giving effect to the proviso contained in the definition of such term);

(ii) the Weighted Average Life to Maturity of any Refinancing Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans being refinanced at the time of the effectiveness of the applicable Refinancing Term Facility, it being understood that, subject to this clause (ii), the scheduled amortization payments applicable to (and the effect thereon of any prepayments of) any Refinancing Term Loans shall be determined by Parent and the applicable Refinancing Lenders;

(iii) any Refinancing Term Loans may participate in any mandatory prepayment under Section 2.11(b) on a pro rata basis (or on less than pro rata basis, but, except with respect to any mandatory prepayment referred to in the first parenthetical clause in Section 2.11(b)(iii), not on a greater than pro rata basis) with any then-existing Class of Term Loans;

(iv) (A) any Refinancing Facility shall be pari passu in right of payment and with respect to security with any then-existing Class of Loans and Commitments and (B) no Refinancing Facility may be (1) borrowed or Guaranteed by any Person that is not a Loan Party or (2) secured by any assets other than the Collateral; and

(v) except for the terms referred to above and except as to (A) pricing, fees, premiums, rate floors and other components of yield (and any “MFN” terms), amortization, final maturity date, prepayments and participation in prepayments (which shall, subject to clauses (i), (ii) and (iii) above, be determined by Parent and any Lender that agrees to provide the applicable Refinancing Facility (or a portion thereof) and be set forth in the relevant Refinancing Agreement), (B) terms applicable to such Refinancing Facility that are more favorable to the applicable Refinancing Lenders than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of all the Lenders pursuant to the applicable Refinancing Agreement, (C) applicable only to periods after the latest Maturity Date in effect as of the date of establishment or incurrence of such Refinancing Commitments or Refinancing Loans (determined after giving effect to any prepayments on such date) (in the case of the Revolving Maturity Date, determined without giving effect to the proviso contained in the definition of such term) and/or (D)

that reflect market terms and conditions (when taken as a whole) at the time of effectiveness of the applicable Refinancing Agreement (in each case, as reasonably determined by Parent); provided that if a Refinancing Term Facility shall have the benefit of any financial covenant, (x) if such Refinancing Term Facility consists of Customary Term A Loans, such financial covenant shall be conformed (or added) to the Loan Documents for the benefit of all the Revolving Lenders (but shall not be required to be conformed (or added) to the Loan Documents for any other Class of Lenders) and (y) otherwise, such financial covenant shall be conformed (or added) to the Loan Documents for the benefit of all the Lenders.

(c) Refinancing Commitments and Refinancing Loans may be provided by any existing Lender or by any other Eligible Assignee (it being agreed that no Refinancing Revolving Facility may be provided by an Affiliated Lender); provided that each of the Administrative Agent and, in the case of a Refinancing Revolving Facility, the Swingline Lender and each Issuing Bank shall have a right to consent (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Lender’s provision of Refinancing Revolving Commitments or Refinancing Revolving Loans solely if such consent would be required under Section 9.04(b) for an assignment of Commitments or Loans of the applicable Class to such Refinancing Lender; provided further that any Refinancing Lender that is an Affiliated Lender shall be subject to the provisions of Section 9.04(e), mutatis mutandis, to the same extent as if the relevant Refinancing Commitments, Refinancing Loans and related Obligations had been acquired by such Refinancing Lender by way of assignment. Except as Parent and such Lender may separately agree, no Lender shall be obligated to provide any Refinancing Commitment or Refinancing Loan, and the determination to provide any Refinancing Commitment or Refinancing Loan shall be within the sole and absolute discretion of such Lender (it being agreed that Parent shall not be obligated to offer the opportunity to any Lender to participate in any Refinancing Facility).

(d) The Refinancing Commitments shall be effected pursuant to one or more Refinancing Agreements; provided that no Refinancing Commitments shall become effective unless (i) the Administrative Agent shall have received such customary opinions of counsel, customary secretary’s certificates and board resolutions, customary officer’s certificates, customary reaffirmation agreements, customary supplements and/or amendments to the Security Documents and other customary closing documents as shall reasonably be requested (consistent in all material respects with the documents delivered under Section 5 of the First Amendment on the First Amendment Effective Date) by the Administrative Agent in connection therewith, (ii) the Administrative Agent shall have received, from each Refinancing Lender that is not then a Lender, an Administrative Questionnaire and such other documents as it shall reasonably request from such Refinancing Lender, (iii) in the case of the making of any Refinancing Term Loans, the Administrative Agent shall have received a Borrowing Request (it being understood that such Borrowing Request shall not be required to contain any representation, warranty or certification), (iv) in the case of any Refinancing Revolving Commitments, substantially concurrently with the effectiveness thereof, all the Revolving Commitments then in effect shall be terminated and the applicable Borrowers shall make any prepayment or deposit required to be made under Section 2.11(c) as a result thereof and shall pay all interest on the amounts prepaid and all fees accrued on the Revolving Commitments (it being understood, however, that any Letters of Credit may continue to be outstanding under the Refinancing Revolving Commitments, in each case on terms agreed by each applicable Issuing Bank and specified in the applicable Refinancing Agreement), and (v) in the case of any Refinancing Term Loan Commitments, (A) substantially concurrently with the effectiveness thereof, the applicable Borrowers shall obtain Refinancing Term Loans thereunder and shall repay or prepay then outstanding Term Loans of any Class in an aggregate principal amount equal to the aggregate amount of such Refinancing Term Loan Commitments (less the aggregate amount of accrued and unpaid interest with respect to such outstanding Term Loans, any original issue discount or upfront fees applicable to such Refinancing Term Loans and any reasonable fees, premium and expenses relating to such refinancing) and (B) any such prepayment of Term ~~Terms~~Loans of any Class shall be applied to reduce the remaining scheduled amortization payments to be made pursuant to Section 2.10 with respect to Term Loans of such Class on a pro rata basis (in accordance with the principal amounts of such scheduled amortization payments) and, in the case of a prepayment of Term Benchmark Loans, shall be subject to Section 2.16. No consent of any Lender or the Administrative Agent shall be required to effectuate any Refinancing Facility, other than the consent of each Lender agreeing to provide such Refinancing Facility (or a portion thereof). In the event any Refinancing Term Loans have the same terms as any existing Class of Term Loans then outstanding or any Incremental Term Loans or Extended/Modified Term Loans then substantially concurrently established (in each case, disregarding any differences in original issue discount or upfront fees if not affecting, and any differences in scheduled amortization payments that are required to preserve, the fungibility thereof), such Refinancing Term Loans may, at the election of Parent, be treated as a single Class with such outstanding Term Loans or such Incremental Term Loans or Extended/Modified Term Loans, and the scheduled amortization payments set forth in Section 2.10 with respect to any such Class of Term Loans may be increased to reflect scheduled amortization payments of such Refinancing Term Loans. All Refinancing Facilities and all Refinancing Loans and/or Refinancing Commitments, and related outstandings, and all obligations in respect thereof shall constitute Loan Document Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and Guaranteed by the Loan Parties on a pari passu basis with all other Credit Facilities. The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Refinancing Agreement and/or any amendment to this Agreement or any other Loan Document as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and Parent, to give effect to the provisions of this Section 2.23, including any amendments necessary to establish new Classes of Loans and Commitments hereunder (including for purposes of prepayments and voting) or to reflect an increase in any existing Class of Loans and Commitments and any technical amendments relating thereto, in each case, on terms consistent with this Section 2.23. The Administrative Agent agrees that its consent to any amendment to this Agreement or any other Loan Document as contemplated above, or to the form and substance of any Refinancing Agreement, will not be unreasonably withheld, delayed or conditioned.

(e) Upon the effectiveness of a Refinancing Commitment of any Refinancing Lender, such Refinancing Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents.

(f) This Section 2.23 shall supersede any provisions in Section 2.18 or 9.02 to the contrary.

ARTICLE III

Representations and Warranties

Each of Parent and each Borrowing Subsidiary represents and warrants, on the Restatement Effective Date and on each other date on which representations and warranties are required to be, or are deemed to be, made under the Loan Documents, to the Lenders that:

SECTION 3.01. Organization; Powers. Parent and each Restricted Subsidiary is (a) duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except, in the case of clauses (a) (other than in the case of Parent or any Borrowing Subsidiary), (b) and (c) above, where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action. This Agreement has been duly executed and delivered by Parent and each Borrowing Subsidiary and constitutes (assuming due execution by the parties hereto other than Parent and the Borrowing Subsidiaries), and each other Loan Document to which any Loan Party is or is to be a party, when executed and delivered by such Loan Party, will constitute (assuming due execution by the parties thereto other than the Loan Parties), a legal, valid and binding obligation of Parent, such Borrowing Subsidiary or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, except (i) those that have been obtained or are in full force and effect and (ii) filings or other actions necessary to perfect Liens created under the Security Documents, (b) will not violate any (i) applicable law or regulation or any order of any Governmental Authority or (ii) the charter, by-laws or other organizational documents of Parent or any of the Restricted Subsidiaries, (c) will not violate or result (alone or with notice or lapse of time, or both) in a default under any indenture or other material agreement or instrument binding upon Parent or any of the Restricted Subsidiaries or its assets, or require any payment to be made by Parent or any of the Restricted Subsidiaries thereunder and (d) will not result in the creation or imposition of, or in an obligations to create, any Lien (other than any Lien created pursuant to the Loan Documents) on any asset of Parent or any of the Material Restricted Subsidiaries, except, in the case of clauses (a), (b)(i) and (c) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) Parent has heretofore furnished to the Lenders, through inclusion in an Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed with the SEC, a consolidated balance sheet and consolidated statements of operations, cash flows, changes in stockholders’ equity and comprehensive income of Parent and the consolidated Subsidiaries (i) as of the end of and for the fiscal year ended December 31, 2023, reported on by KPMG LLP, independent registered public accounting firm, and (ii) as of the end of and for the fiscal quarter ended March 31, 2024. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Parent and the consolidated Subsidiaries as of such date and for such period on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) There has not occurred since December 31, 2023, any event, condition or circumstance that has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets or financial condition of Parent and the Restricted Subsidiaries, taken as a whole.

(c) Except as disclosed in the financial statements referred to above or the notes thereto, after giving effect to the Transactions, none of Parent or the Restricted Subsidiaries has, as of the First Amendment Effective Date, any material contingent liabilities.

SECTION 3.05. Properties. (a) Each of Parent and the Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of Parent and the Restricted Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, except for intellectual property the failure to own or license which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and the use thereof by Parent and the Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Parent or any Borrowing Subsidiary, threatened in writing against or affecting Parent or any of the Restricted Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.

(b) Except with respect to matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither Parent nor any of the Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis reasonably likely to result in any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. Each of Parent and the Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. Neither Parent nor any other Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of Parent and the Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Parent or such Restricted Subsidiary, as applicable, has set aside on its books reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (a) each Plan is in compliance with the applicable provisions of ERISA, the Code, and other Federal or State laws and, in each case, the regulations thereunder and (b) no ERISA Event has occurred or is reasonably expected to occur. The excess of the present value of all accumulated benefit obligations under each Plan (based on assumptions used for purposes of Accounting Standards Codification Topic 715), if any, over the fair market value of the assets of such Plan, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. The reports, financial statements, certificates and other written factual information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information theretofore so furnished), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date furnished; provided that (a) with respect to projected financial information, Parent and the Borrowing Subsidiaries represent and warrant only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time and (b) with respect to the consolidated financial statements of Parent delivered pursuant to Section 5.01(a) or 5.01(b), Parent and the Borrowing Subsidiaries represent and warrant only that such financial statements will, when delivered, present fairly, in all material respects, the financial position and results of operations and cash flows of Parent and the consolidated Subsidiaries as of the end of and for the periods covered thereby on a consolidated basis in accordance with GAAP, subject to, in the case of such financial statements delivered pursuant to Section 5.01(b), normal year-end audit adjustments and the absence of footnotes.

SECTION 3.12. Subsidiaries. Schedule 3.12 sets forth, as of the Restatement Effective Date, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by Parent or any Subsidiary in, each Subsidiary and identifies, as of the Restatement Effective Date, each Designated Subsidiary and each Material Restricted Subsidiary.

SECTION 3.13. Use of Proceeds; Margin Regulations. None of Parent or the Restricted Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. The proceeds of the Loans and the Letters of Credit have been and will be used solely for the general corporate purposes of Parent and the Restricted Subsidiaries, including working capital, capital expenditures and the financing of Acquisitions; provided that (a) the proceeds of the Initial Term B Loans made on the First Amendment Effective Date shall be used solely for the purposes set forth in the First Amendment and (b) the proceeds of the Tack-On Incremental Term B Loans made on the Second Amendment Effective Date shall be used solely for the purposes set forth in the Second Amendment. No part of the proceeds of any Loan has been or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors, including Regulations U and X.

SECTION 3.14. Borrowing Subsidiaries. Each Borrowing Subsidiary is subject to civil and commercial law with respect to its obligations under this Agreement, and the execution, delivery and performance by such Borrowing Subsidiary of the applicable Borrowing Subsidiary Agreement, this Agreement, the Guarantee Agreement and the applicable Security Documents constitute and will constitute private and commercial acts rather than public or governmental acts. Each Borrowing Subsidiary that is a Foreign Subsidiary has validly given its consent to be sued in respect of its obligations under the applicable Borrowing Subsidiary Agreement, this Agreement, the Guarantee Agreement and the applicable Security Documents. Each Borrowing Subsidiary that is a Foreign Subsidiary has waived every immunity (sovereign or otherwise) to which it or any of its properties would otherwise be entitled from any legal action, suit or proceeding, from jurisdiction of any court or from setoff or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) under the laws of the jurisdiction of its incorporation in respect of its obligations under the applicable Borrowing Subsidiary Agreement, this Agreement, the Guarantee Agreement and the applicable Security Documents. The waiver by such Borrowing Subsidiary described in the immediately preceding sentence is legal, valid and binding on such Borrowing Subsidiary.

SECTION 3.15. Anti-Corruption Laws and Sanctions. Parent has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance by Parent, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Parent, its Subsidiaries and, to the knowledge of Parent, their respective directors, officers, employees and agents (in each case, in their capacity as such), are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) Parent, any Subsidiary or, to the knowledge of Parent, any of their respective directors, officers or employees, or (b) to the knowledge of Parent, any agent of Parent or any Subsidiary that will act in any capacity in connection with or benefit from any Credit Facility, is a Sanctioned Person. No Borrowing, issuance of a Letter of Credit or use of the proceeds of any Borrowing or any Letter of Credit will directly or knowingly indirectly result in a violation by any party hereto of Anti-Corruption Laws or applicable Sanctions.

SECTION 3.16. Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

SECTION 3.17. Collateral Matters. (a) The Collateral Agreement creates in favor of the Administrative Agent, for the benefit of the Secured Parties (as defined therein), a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral constituting certificated securities (as defined in the Uniform Commercial Code) and required to be delivered to the Administrative Agent in accordance with the Collateral Agreement is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties party thereto in such Collateral, prior and superior in right to any other Person, except for rights secured by Liens permitted under Section 6.02 that have priority as a matter of law, and (ii) when Uniform Commercial Code financing statements (or equivalent) in appropriate form are filed in the applicable filing offices, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties party thereto in the remaining Collateral to the extent perfection can be obtained by filing Uniform Commercial Code financing statements (or equivalent), prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02 that have priority as a matter of law.

(b) Upon the execution and delivery of the IP Collateral Agreements by the parties thereto and the recordation of the IP Collateral Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties party thereto in the Intellectual Property in which a security interest may be perfected by filing in the United States of America, in each case prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02 that have priority as a matter of law (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Loan Parties after the Restatement Effective Date).

ARTICLE IV

Conditions

SECTION 4.01. Restatement Effective Date. The amendment and restatement of the Existing Credit Agreement as contemplated by the Amendment and Restatement Agreement and reflected herein is subject to the satisfaction (or waiver in accordance with Section 9.02 of the Existing Credit Agreement) of the conditions precedent to the occurrence of the Restatement Effective Date set forth in the Amendment and Restatement Agreement.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than any conversion or continuation of a Loan), and of each Issuing Bank to issue, amend or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (or, in the case of any such representation or warranty under this Agreement or any other Loan Document already qualified as to materiality, in all respects) on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable (except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall have been true and correct in all material respects on and as of such prior date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing (other than any conversion or continuation of a Loan) and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the applicable Borrower on the date thereof that the conditions specified in paragraphs (a) and (b) of this Section 4.02 have been satisfied. Notwithstanding the foregoing, (i) in the case of any Incremental Facility (other than any Incremental Increase in respect of Revolving Commitments) established to finance any Acquisition or similar Investment that, in each case, is a Limited Conditionality Transaction and/or to refinance any Indebtedness in connection therewith, the condition set forth in paragraph (a) or (b) of this Section may, to the extent permitted by Section 2.21(c), be waived or modified as set forth in the applicable Incremental Facility Agreement and (ii) in the case of any Refinancing Term Facility, the condition set forth in paragraph (a) or (b) of this Section may be waived or modified as set forth in the applicable Refinancing Agreement.

SECTION 4.03. Credit Events in Respect of Each Borrowing Subsidiary. The obligations of the Revolving Lenders to make the initial Loans to, or of the Issuing Banks to issue Letters of Credit for the account of, each Borrowing Subsidiary (other than the Borrowing Subsidiaries that are party to this Agreement on the Restatement Effective Date) are subject to the satisfaction of the following additional conditions:

(a) The Administrative Agent or its counsel shall have received from each of such Borrowing Subsidiary and Parent a counterpart of a Borrowing Subsidiary Agreement signed on behalf of such party (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by email or other electronic means that reproduces an image of an actual executed signature page), and such Borrowing Subsidiary Agreement shall have become effective as provided in Section 2.04.

(b) The Administrative Agent shall have received a favorable written opinion of counsel for such Borrowing Subsidiary (which counsel shall be reasonably acceptable to the Administrative Agent), in form and substance reasonably satisfactory to the Administrative Agent, (i) dated the date of the applicable Borrowing Subsidiary Agreement, (ii) addressed to the Administrative Agent, the Lenders and the Issuing Banks and (iii) covering such matters as the Administrative Agent shall reasonably request.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Borrowing Subsidiary, the authorization by it of the Transactions to which it will be party and any other legal matters relating to such Borrowing Subsidiary, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the date of the applicable Borrowing Subsidiary Agreement and signed by a Financial Officer of Parent, confirming satisfaction of the conditions set forth in Sections 4.02(a) and 4.02(b) (in each case, deeming all references therein to the date, time or effect of a Borrowing (or an issuance, amendment or extension of a Letter of Credit) to refer to the date, time and effect of such Borrowing Subsidiary Agreement).

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed by the Borrowers, Parent and each Borrowing Subsidiary covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. Parent will furnish to the Administrative Agent, on behalf of each Lender:

(a) (i) so long as Parent is subject to periodic reporting obligations under the Exchange Act, within 10 Business Days of each date Parent is required to file with the SEC an Annual Report on Form 10-K for any fiscal year of Parent (giving effect to any extension of such date available under paragraph (b) of Rule 12b-25 under the Exchange Act), and (ii) otherwise, within 90 days after the end of each fiscal year of Parent, its audited consolidated balance sheet and related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all audited by and accompanied by the opinion of KPMG LLP or another registered independent public accounting firm of recognized national standing (without a “going concern” or like qualification or exception (other than solely due to (A) the maturity of any Indebtedness created hereunder or any other Indebtedness within one year from the date such opinion is delivered and/or (B) any actual or prospective inability to satisfy a financial maintenance covenant (including compliance with Section 6.10)) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations and cash flows of Parent and the Subsidiaries on a consolidated basis as of the end of and for such fiscal year in accordance with GAAP;

(b) (i) so long as Parent is subject to periodic reporting obligations under the Exchange Act, within 10 Business Days of each date Parent is required to file with the SEC a Quarterly Report on Form 10-Q for any fiscal quarter of Parent (giving effect to any extension of such date available under paragraph (b) of Rule 12b-25 under the Exchange Act), and (ii) otherwise, within 45 days after the end of each of the first three fiscal quarters of Parent, its consolidated balance sheet and related consolidated statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all presenting fairly in all material respects the financial position and results of operations and cash flows of Parent and the consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes, and accompanied by a certification of a Financial Officer of Parent to that effect;

(c) within five Business Days following any delivery of financial statements under clause (a) or (b) above, (i) a completed Compliance Certificate signed by a Financial Officer of Parent (A) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (B) setting forth a reasonably detailed calculation of the Total Net Leverage Ratio as of the last day of the most recent fiscal year or fiscal quarter, as applicable, of Parent covered by such financial statements, including a reasonably detailed calculation of Consolidated EBITDA, (C) if the First Lien Step-Down Covenant is in effect in respect of the last day of the most recent fiscal year or fiscal quarter, as applicable, of Parent covered by such financial statements, setting forth a reasonably detailed calculation of the First Lien Net Leverage Ratio as of the last day of such fiscal year or fiscal quarter, as applicable, (D) in the case of a Compliance Certificate delivered in respect of financial statements delivered pursuant to Section 5.01(a), commencing with the fiscal year of Parent ending December 31, 2025, (1) setting forth a reasonably detailed calculation of the First Lien Net Leverage Ratio as of the last day of the most recent fiscal year of Parent covered by such financial statements and (2) if, on the basis of the First Lien Net Leverage Ratio as so calculated (but after giving effect to any pro forma adjustments referred to in the definition of the term “Required Excess Cash Flow Percentage”), the Required Excess Cash Flow Percentage shall be greater than zero, setting forth a reasonably detailed calculation of the Excess Cash Flow for the Excess Cash Flow Period ending on the last day of such fiscal year, (E) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 that has had a material effect on the calculation of Total Net Leverage Ratio or, if applicable, the First Lien Net Leverage Ratio and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (F) identifying each Designated Subsidiary and each Material Restricted Subsidiary as of the date of such Compliance Certificate; and (ii) a summary (which may be in footnote form) of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements;

(d) concurrently with each delivery of a Compliance Certificate under clause (c) above in respect of financial statements delivered under clause (a) above, a completed Supplemental Perfection Certificate, signed by a Financial Officer of Parent, setting forth the information required pursuant to the Supplemental Perfection Certificate;

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Parent or any Restricted Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by Parent to its shareholders generally, as the case may be;

(f) promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that Parent or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that Parent or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that, if Parent or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, Parent or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(g) (i) promptly after any request therefor, such other information regarding the operations, business affairs and financial condition of Parent or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent (on its own behalf or at the request of any Lender) may reasonably request and (ii) promptly after any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender in writing to the extent necessary for compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation; provided that neither Parent nor any Restricted Subsidiary shall be required to disclose or provide any information (A) that constitutes non-financial trade secrets or non-financial proprietary information of Parent or any of the Subsidiaries, (B) in respect of which disclosure to the Administrative Agent, any Lender or any Issuing Bank is prohibited by applicable law, (C) the disclosure of which would waive attorney-client or similar privilege or that constitutes attorney work product or (D) in respect of which Parent or any of the Subsidiaries owes confidentiality obligations to any third party (provided that such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.01(g)).

Information required to be delivered pursuant to clause (a), (b) or (e) of this Section 5.01 shall be deemed to have been delivered if such information (including, in the case of certifications required pursuant to clause (b) above, the certifications accompanying any such quarterly report pursuant to Section 302 of the Sarbanes-Oxley Act of 2002), or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on the Approved Electronic Platform or a similar site to which the Lenders have been granted access or shall be publicly available on the “Investor Relations” page on the website of Parent at https://ir.tripadvisor.com/ or the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section 5.01 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. In the event any financial statements delivered under clause (a) or (b) above shall be restated, Parent shall deliver, promptly after such restated financial statements become available, revised completed Compliance Certificates with respect to the periods covered thereby that give effect to such restatement, signed by a Financial Officer of Parent.

SECTION 5.02. Notices of Material Events. Parent will furnish to the Administrative Agent, promptly upon any Financial Officer or other officer of Parent having obtained knowledge thereof, written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Parent or any Restricted Subsidiary that could reasonably be expected to be adversely determined and, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of Parent describing the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Parent will, and will cause each of the Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except (other than with respect to legal existence of Parent or any Borrowing Subsidiary) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit (a) any redomestication of Parent referred to in, and which complies with the requirements of, the definition of “Parent” and (b) any merger, consolidation, Disposition, lease, liquidation or dissolution permitted under Section 6.04 or 6.08.

SECTION 5.04. Payment of Tax Liabilities. Parent will, and will cause each of the Restricted Subsidiaries to, pay its Tax liabilities that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) Parent or such Restricted Subsidiary has set aside on its books reserves with respect thereto in accordance with GAAP.

SECTION 5.05. Maintenance of Properties; Insurance. Parent will, and will cause each of the Restricted Subsidiaries to, (a) keep and maintain all property material to its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided that Parent and the Restricted Subsidiaries may (i) self-insure against such risks and in amounts as are usually self-insured by similar companies engaged in the same or similar businesses operating in the same or similar locations and (ii) elect not to carry terrorism insurance. Within 30 days of the Restatement Effective Date (or, in the case of any such policy of insurance maintained by any Restricted Subsidiary that becomes a Subsidiary ~~Guarantor~~Loan Party after the Restatement Effective Date, the date that is 30 days after the date it becomes a Subsidiary ~~Guarantor~~Loan Party or, in each case, such later date as the Administrative Agent may agree to in writing) and at all times thereafter, Parent (A) in the case of each casualty insurance policy (other than any such policies in which such endorsements are not customary or available) maintained by or on behalf of the Loan Parties, shall cause such policy to contain a lender loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the lender loss payee thereunder, (B) in the case of each policy of liability insurance (other than workers’ compensation, director and officer liability or other policies in which such endorsements are not customary or available) maintained by or on behalf of the Loan Parties, shall cause such policy to name the Administrative Agent, the Lenders and the Issuing Banks as additional insureds thereunder and (C) in the case of each of the policies referred to in clause (A) or (B) above, shall use commercially reasonable efforts to cause such policy to provide for at least 30 days’ (or such shorter number of days as may be reasonably agreed to by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of such policy.

SECTION 5.06. Books and Records; Inspection Rights. Parent will, and will cause each of the Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Parent will, and will cause each of the Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, unless an Event of Default has occurred and is continuing, (a) no representative designated by a Lender may conduct any such visit, inspection, examination, extraction or discussion unless such representative is accompanied by a representative designated by the Administrative Agent and (b) the Administrative Agent and the Lenders may not exercise such rights more often than once during any fiscal year of Parent; provided further that, notwithstanding anything to the contrary in this Section 5.06, neither Parent nor any Restricted Subsidiary shall be required to disclose, permit the inspection or examination of or the making of extracts from or discuss any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of Parent or any of the Subsidiaries, (ii) in respect of which disclosure to the Administrative Agent (or any Person acting on its behalf in connection with the foregoing), any Lender or any Issuing Bank is prohibited by applicable law, (iii) the disclosure of which would waive attorney-client or similar privilege or that constitutes attorney work product or (iv) in respect of which Parent or any of the Subsidiaries owes confidentiality obligations to any third party (provided that such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.06).

SECTION 5.07. Compliance with Laws. Parent will, and will cause each of the Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Parent will maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance by Parent, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08. Guarantee and Collateral Requirement.

(a) If any Restricted Subsidiary is formed or acquired after the Restatement Effective Date, any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary or any Restricted Subsidiary otherwise becomes, after the Restatement Effective Date, a Designated Subsidiary (including as a result of becoming a Material Restricted Subsidiary), Parent will, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent thereof and cause the Guarantee and Collateral Requirement, other than the requirements of clause (d) of the definition of “Guarantee and Collateral Requirement”, to be satisfied with respect to such Restricted Subsidiary (if it is a Designated Subsidiary), and with respect to the requirements of such clause (d), cause such requirements to be satisfied with respect to any Equity Interests in, or Indebtedness of, such Restricted Subsidiary owned by any Loan Party on or before the later of (x) the next Quarterly Update Date (as defined in the Collateral Agreement) after the formation, acquisition, redesignation or other applicable event in respect thereof and (y) the date that is 30 days after the formation, acquisition, redesignation or other applicable event in respect thereof (or such longer period as the Administrative Agent may agree to in writing).

(b) Parent will notify the Administrative Agent, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing) following such change, of any change in (i) the legal name of any Loan Party, as set forth in its organizational documents, (ii) the jurisdiction of incorporation, organization or formation or the form of organization of any Loan Party (including as a result of any merger or consolidation), (iii) the location of the chief executive office of any Loan Party or (iv) the organizational identification number, if any, or the federal taxpayer identification number of any Loan Party.

SECTION 5.09. Further Assurances. Parent will, and will cause each of the Designated Subsidiaries to, promptly execute and deliver any and all further documents, agreements and instruments, and take all further actions that may be required under any applicable law or regulation, or that the Administrative Agent may reasonably request, (a) to effectuate the transactions contemplated by the Loan Documents or (b) to cause the Guarantee and Collateral Requirement to be and remain satisfied at all times (it being understood that, with respect to matters set forth in Section 5.06 or 5.08, the requirements of this Section 5.09 shall be subject to the grace periods set forth therein). Parent shall provide to the Administrative Agent, from time to time upon reasonable written request therefor, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents, subject, in each case, to the limitations on the Loan Parties’ obligations to take actions to perfect such Liens set forth in the definition of the term “Guarantee and Collateral Requirement” and in the Collateral Agreement.

SECTION 5.10. Designation of Subsidiaries. Parent may, at any time after the Restatement Effective Date, designate any Subsidiary (other than any Borrowing Subsidiary) as an Unrestricted Subsidiary or redesignate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) at the time of, immediately after giving effect to such designation or redesignation (including after giving effect to the reclassification of Investments in, Indebtedness of and Liens on the assets of, the applicable Restricted Subsidiary or Unrestricted Subsidiary), no Event of Default shall have occurred and be continuing or would result therefrom, (b) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” (or similar term) under any other Material Indebtedness and (c) no Unrestricted Subsidiary may own (or hold or control by exclusive license) any Intellectual Property that is material to the operation of the business of Parent and its Restricted Subsidiaries, taken as a whole, and neither Parent nor any of its Restricted Subsidiaries may assign or otherwise transfer to any Unrestricted Subsidiary any such Intellectual Property. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Parent (or its applicable Restricted Subsidiary) therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such Subsidiary attributable to Parent’s (or its applicable Restricted Subsidiary’s) equity interest therein, as reasonably determined by Parent (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.11). The redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the making, incurrence or granting, as applicable, at the time of such redesignation, of any then-existing Investment, Indebtedness or Lien of such Restricted Subsidiary.

SECTION 5.11. Maintenance of Ratings. Parent shall use commercially reasonable efforts to maintain (a) public corporate credit ratings and public corporate family ratings of Parent and (b) public ratings of the Initial Term B Loans, in each case, from each of S&P and Moody’s; provided that in no event shall Parent be required to maintain any specific rating with any such agency.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder have been paid in full, all Letters of Credit have expired or been terminated and all LC Disbursements shall have been reimbursed by the Borrowers, Parent and each Borrowing Subsidiary covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. Parent will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness existing on the Restatement Effective Date set forth on Schedule 6.01, and any Indebtedness that extends, renews, refinances or replaces any such scheduled Indebtedness, provided that (i) the principal amount (or accreted value, if applicable) of such Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being extended, renewed, refinanced or replaced except by not more than the amount of any fees, underwriting discounts, costs, commissions, expenses and premiums associated with such extension, renewal, refinancing or replacement and accrued interest, fees and premiums with respect to the Indebtedness being extended, renewed, refinanced or replaced, (ii) such Indebtedness shall not mature earlier than, or have a Weighted Average Life to Maturity shorter than, that of the Indebtedness being extended, renewed, refinanced or replaced, (iii) such Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Person that shall not have been (or, in the case of after-acquired Restricted Subsidiaries, shall not have been required to become) an obligor in respect of the Indebtedness being extended, renewed, refinanced or replaced and (iv) such Indebtedness is unsecured or, if the Indebtedness being extended, renewed, refinanced or replaced is secured, is secured solely by assets that secured the Indebtedness being extended, renewed, refinanced or replaced (and any improvements or accessions thereto or proceeds therefrom);

(c) Indebtedness owed to Parent or to any Restricted Subsidiary; provided that (i) such Indebtedness shall not have been transferred or pledged to any Person other than Parent or any Restricted Subsidiary or, in the case of a pledge, the Administrative Agent, (ii) commencing on the date that is 30 days after the Restatement Effective Date (or such later date as the Administrative Agent may agree to in writing) any such Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party must be evidenced by, and expressly subordinated to the Obligations of such Loan Party pursuant to, the Global Intercompany Note and (iii) any such Indebtedness owed by any Loan Party to a Restricted Subsidiary that is not a Loan Party shall be unsecured;

(d) (i) Indebtedness incurred after the Restatement Effective Date to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness incurred or assumed in connection with the acquisition, construction or improvement of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (A) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (B) at the time of the incurrence or assumption of such Indebtedness and after giving pro forma effect thereto, including the use of proceeds thereof (and, in the case of clause (2) below, without “netting” the cash proceeds thereof or of any Indebtedness incurred concurrently therewith), the aggregate principal amount of all Indebtedness then outstanding under this clause (i) shall not exceed an amount equal to the sum of (1) when taken together with the aggregate principal amount of all Refinancing Indebtedness (if such Refinancing Indebtedness is in respect of Indebtedness permitted under this clause (1)) then outstanding under clause (ii) below, the greater of (x) US$195,000,000 and (y) 50.0% of Consolidated EBITDA for the then most recently ended Test Period, plus (2) an unlimited amount, so long as, in the case of this clause (2), the Total Net Leverage Ratio would not exceed 3.50 to 1.00 as of the last day of the most recently ended Test Period, and (ii) any Refinancing Indebtedness in respect of any Indebtedness permitted under clause (i) above;

(e) (i) Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into Parent or a Restricted Subsidiary in a transaction permitted hereunder) after the Restatement Effective Date, or Indebtedness of any Person that is assumed by Parent or any Restricted Subsidiary in connection with an acquisition of assets by Parent or such Restricted Subsidiary in an Acquisition after the Restatement Effective Date; provided that (A) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger or consolidation) or such assets being acquired, (B) at the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated) or such assets are acquired, after giving pro forma effect to such Indebtedness and all related transactions (without “netting” the cash proceeds thereof or of any Indebtedness incurred concurrently therewith), (x) if such Indebtedness is secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral securing the Credit Facilities, the First Lien Net Leverage Ratio would not exceed 3.50 to 1.00 as of the last day of the most recently ended Test Period and (y) if such Indebtedness is secured by Liens on the Collateral on a junior basis to the Liens on the Collateral securing the Credit Facilities, is secured solely by Liens on assets that are not Collateral or is unsecured, the Total Net Leverage Ratio would not exceed 4.50 to 1.00 as of the last day of the most recently ended Test Period and (C) if such Indebtedness is secured by Liens on the Collateral, such Indebtedness (x) shall not be an obligation (including pursuant to a Guarantee) of any Person other than any Loan Party, (y) shall not be secured by any assets other than the Collateral and (z) shall be subject to an Acceptable Intercreditor Agreement and (ii) any Refinancing Indebtedness in respect of any Indebtedness permitted under clause (i) above;

(f) Indebtedness of Parent or any Restricted Subsidiary as an account party in respect of trade letters of credit;

(g) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(h) Indebtedness representing deferred compensation to employees incurred in the ordinary course of business;

(i) Indebtedness consisting of any purchase price adjustment, earnout or deferred payment of a similar nature incurred in connection with any Investment by Parent or any Restricted Subsidiary, or of any indemnification, reimbursement or similar obligation arising in connection with any Investment by Parent or any Restricted Subsidiary;

(j) Indebtedness arising under any performance or surety bond (including any consumer protection bond or any performance bond posted in respect of contested tax assessments), completion bond or similar obligation, in each case incurred in the ordinary course of business and not supporting Indebtedness;

(k) (i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence and (ii) Indebtedness constituting Designated Cash Management Obligations;

(l) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in the other clauses of this Section 6.01;

(m) Guarantees of Indebtedness of Parent or any Restricted Subsidiary;

(n) Indebtedness consisting of promissory notes issued to current or former officers, directors and employees of Parent or a Restricted Subsidiary, their respective estates, spouses or former spouses issued in exchange for the purchase or redemption by Parent or such Restricted Subsidiary of its Equity Interests (other than Disqualified Equity Interests); provided that the aggregate principal amount of such Indebtedness permitted by this clause (n) shall not exceed US$25,000,000 at any time outstanding;

(o) obligations under (i) Swap Agreements that are not entered into for speculative purposes or (ii) any Permitted Bond Hedge Transaction or Permitted Warrant Transaction;

(p) (i) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Loan Party; provided that at time of the incurrence of such Indebtedness and after giving pro forma effect thereto, including the use of proceeds thereof, the aggregate principal amount of all Indebtedness then outstanding under this clause (i), when taken together with the aggregate principal amount of all Refinancing Indebtedness then outstanding under clause (ii) below, shall not exceed the greater of (A) US$78,000,000 and (B) 20.0% of the Consolidated EBITDA for the then most recently ended Test Period, and (ii) any Refinancing Indebtedness of any Restricted Subsidiary that is not a Subsidiary Loan Party in respect of any Indebtedness permitted under clause (i) above;

(q) (i) other Indebtedness of Parent or any Restricted Subsidiary; provided that at the time of the incurrence of such Indebtedness and after giving pro forma effect thereto, including the use of proceeds thereof, the aggregate principal amount of all Indebtedness then outstanding under this clause (i), when taken together with the aggregate principal amount of all Refinancing Indebtedness then outstanding under clause (ii) below, shall not exceed the greater of (A) US$390,000,000 and (B) 100.0% of Consolidated EBITDA for the then most recently ended Test Period, and (ii) any Refinancing Indebtedness in respect of any Indebtedness permitted under clause (i) above;

(r) (i) Incremental Equivalent Debt and (ii) any Refinancing Indebtedness in respect of any Indebtedness permitted under clause (i) above that is incurred in reliance on the Ratio Incremental Amount;

(s) (i) Indebtedness of Parent or any Subsidiary Loan Party outstanding under the 2026 Notes Indenture; provided that the aggregate principal amount of all Indebtedness then outstanding under this clause (i), when taken together with the aggregate principal amount of all Refinancing Indebtedness then outstanding under clause (ii) below, shall not exceed US$345,000,000, and (ii) any Refinancing Indebtedness of Parent or any Subsidiary Loan Party in respect of any Indebtedness permitted under clause (i) above;

(t) (i) Indebtedness of Parent or any Restricted Subsidiary; provided that, after giving pro forma effect to such Indebtedness, including the use of proceeds thereof (without “netting” the cash proceeds thereof or of any Indebtedness incurred concurrently therewith) and all related transactions, in each case, as of the last day of the most recently ended Test Period, the Total Net Leverage Ratio would not exceed 3.50 to 1.00, and (ii) any Refinancing Indebtedness in respect of any Indebtedness permitted under clause (i) above; provided further that (A) other than with respect to the Inside Maturity Amount, the final scheduled maturity date of any Indebtedness permitted by this clause (t) (other than Customary Bridge Loans and Customary Term A Loans) shall be no earlier than the Revolving Maturity Date (without giving effect to the proviso contained in the definition of such term) in effect as of the date of the incurrence of such Indebtedness, (B) other than with respect to the Inside Maturity Amount, the Weighted Average Life to Maturity of any Indebtedness permitted by this clause (t) (other than Customary Bridge Loans and Customary Term A Loans) shall be no shorter than the remaining Weighted Average Life to Maturity of the Revolving Facility (determined without giving effect to the proviso contained in the definition of “Revolving Maturity Date”) determined as of the date of the incurrence of such Indebtedness, provided that, notwithstanding the foregoing, such Indebtedness may have scheduled amortization in an aggregate annual amount not to exceed 1.0% per annum of the original aggregate principal amount of such Indebtedness, and (C) in the case of any Indebtedness incurred in reliance on this clause (t) by Restricted Subsidiaries that are not ~~Loans~~Loan Parties, at time of the incurrence of such Indebtedness and after giving pro forma effect thereto, including the use of proceeds thereof, the aggregate principal amount of all such Indebtedness then outstanding under this clause (t) shall not exceed the greater of (x) US$292,500,000 and (~~B~~y) 75.0% of the Consolidated EBITDA for the then most recently ended Test Period; and

(u) Indebtedness of Parent or any Restricted Subsidiary with respect to which cash or Permitted Investments have been irrevocably deposited with the applicable agent, trustee or other proper Person in trust or escrow for the benefit of the holders of such Indebtedness for the payment, redemption or satisfaction of such Indebtedness.

SECTION 6.02. Liens. Parent will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) (i) Permitted Encumbrances and (ii) Liens created under the Loan Documents;

(b) any Lien on any asset of Parent or any Restricted Subsidiary (or on any improvements or accessions thereto or proceeds therefrom) existing on the Restatement Effective Date and set forth on Schedule 6.02; provided that (i) such Lien shall not apply to any other asset of Parent or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the Restatement Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) (i) any Lien existing on any asset prior to the acquisition thereof by Parent or any Restricted Subsidiary after the Restatement Effective Date or existing on any asset of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into Parent or a Restricted Subsidiary in a transaction permitted hereunder) after the Restatement Effective Date prior to the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated); provided that, in each case, (x) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary (or such merger or consolidation), as the case may be, (y) such Lien shall not apply to any other assets of Parent or any Restricted Subsidiary (and any improvements or accessions thereto or proceeds therefrom) and (z) such Lien secures only Indebtedness outstanding under Section 6.01(e)(i) and obligations relating thereto not constituting Indebtedness, and (ii) any Lien securing Refinancing Indebtedness permitted pursuant to Section 6.01(e) and obligations relating thereto not constituting Indebtedness;

(d) Liens on fixed or capital assets acquired, constructed or improved by Parent or any Restricted Subsidiary; provided that (i) such Liens secure solely Indebtedness permitted by Section 6.01(d) and obligations relating thereto not constituting Indebtedness, and (ii) such Liens shall not apply to any other assets of Parent or any Restricted Subsidiary (other than any improvements or accessions thereto or proceeds therefrom)~~,~~; provided further that individual financings of equipment or other fixed or capital assets in favor of any Person (or its Affiliates) that are, in each case, permitted to be secured under this clause (d) may be cross-collateralized to other such financings provided by such Person (or its Affiliates)~~)~~;

(e) Liens arising in the ordinary course of business that do not secure Indebtedness and do not interfere with the material operations of Parent and the Restricted Subsidiaries and do not individually or in the aggregate materially impair the value of the assets of Parent and the Restricted Subsidiaries;

(f) licenses, sublicenses, leases or subleases (other than any Capital Lease Obligations or Sale/Leaseback Transaction) that do not interfere in any material respect with the business of Parent or any Restricted Subsidiary;

(g) any interest or title of a lessor or sublessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases and subleases permitted hereunder (other than any Capital Lease Obligations or Sale/Leaseback Transaction);

(h) normal and customary rights of setoff upon deposits of cash or other Liens in favor of banks or other depository institutions or securities intermediaries originating solely by virtue of any statutory or common law provision relating to bankers liens, rights of setoff or similar rights covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary and not securing any Indebtedness;

(i) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(j) Liens solely on any cash earnest money deposits made by Parent or any Restricted Subsidiary in connection with any letter of intent or purchase agreement in respect of any Acquisition or other Investment by Parent or any Restricted Subsidiary;

(k) any extension, renewal or replacement (or successive renewals or replacements) in whole or in part of any Lien referred to in clause (b), (c) or (d) above; provided that (i) the obligations secured thereby shall be limited to the obligations secured by the Lien so extended, renewed or replaced (and, to the extent provided in such clauses, Refinancing Indebtedness in respect thereof) and (ii) such Lien shall be limited to all or a part of the assets that secured the Lien so extended, renewed or replaced;

(l) other Liens securing Indebtedness or other obligations; provided that the aggregate principal amount of Indebtedness or other obligations secured under this clause (l) shall not exceed US$25,000,000 at any time outstanding;

(m) other Liens securing Indebtedness; provided that at the time of the incurrence of such Liens and the related Indebtedness and after giving pro forma effect thereto, including the use of proceeds thereof, the aggregate principal amount of all Indebtedness then outstanding secured by Liens permitted under this clause (m) shall not exceed the greater of (i) US$390,000,000 and (ii) 100.0% of Consolidated EBITDA for the then most recently ended Test Period (it being understood that Indebtedness secured pursuant to this clause (m) shall not be entitled to be subject to an Acceptable Intercreditor Agreement);

(n) Liens on the Collateral securing Indebtedness permitted pursuant to Section 6.01(r) and obligations relating thereto not constituting Indebtedness; provided that any such Lien shall be subject to an Acceptable Intercreditor Agreement;

(o) Liens on assets of Restricted Subsidiaries that are not Loan Parties securing Indebtedness of Restricted Subsidiaries that are not Loan Parties; provided such Indebtedness is not prohibited under Section 6.01;

(p) Liens (i) on assets of any Loan Party in favor of any other Loan Party and (ii) Liens on assets of any Restricted Subsidiary that is not a Loan Party in favor of Parent or any Restricted Subsidiary;

(q) Liens arising under customary cash management services documentation entered into in the ordinary course of business securing Designated Cash Management Obligations (other than Designated Cash Management Obligations designated as contemplated under clause (d) of the definition of such term);

(r) Liens on Equity Interests in Unrestricted Subsidiaries securing obligations of Unrestricted Subsidiaries; and

(s) Liens on cash, Permitted Investments or other cash equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness.

SECTION 6.03. Sale/Leaseback Transactions. Parent will not, and will not permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby Parent or any such Restricted Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter Parent or any such Restricted Subsidiary shall rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred from such Person or its Affiliates (any such arrangement being referred to as a “Sale/Leaseback Transaction”); provided that, notwithstanding the foregoing, Parent and any Restricted Subsidiary may engage in any Sale/Leaseback Transaction if, after giving pro forma effect thereto, the aggregate amount of Attributable Debt of Parent and any such Restricted Subsidiary with respect thereto would be permitted at the time of the incurrence thereof to be incurred under Section 6.01(q) and secured by Liens incurred under Section 6.02(m) (and for so long as such Attributable Debt shall be outstanding, such Attributable Debt shall be deemed to have been so incurred under Section 6.01(q) and secured by Liens incurred under Section 6.02(m) and to constitute a usage of availability under such Sections).

SECTION 6.04. Fundamental Changes; Business Activities. (a) Parent will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve; provided that, if at the time thereof, immediately after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom, (i) Parent or any Restricted Subsidiary may merge or consolidate with any Person; provided that (A) in the case of any merger or consolidation involving Parent or any Borrowing Subsidiary, (1) either (x) Parent or such Borrowing Subsidiary shall be the continuing or surviving Person or (y) the continuing or surviving Person shall be a corporation or limited liability company organized under the laws of any State of the United States of America or the District of Columbia and shall assume all of Parent’s or such Borrowing Subsidiary’s obligations under the Loan Documents in a manner reasonably acceptable to the Administrative Agent, and (2) Parent or such Borrowing Subsidiary shall give the Lenders reasonable prior notice thereof in order to allow the Lenders to comply with “know your customer” rules and other applicable regulations; and (B)(1) in the case of any merger or consolidation involving a Restricted Subsidiary, the continuing or surviving Person shall be a Restricted Subsidiary and, if such Restricted Subsidiary is a Wholly Owned Subsidiary, shall be a Wholly Owned Subsidiary, and (2) in the case of any merger or consolidation involving a Restricted Subsidiary that is a Subsidiary Loan Party, the continuing or surviving Person shall be a Subsidiary Loan Party; provided that the requirements set forth in this clause (B) shall not apply to any such merger or consolidation involving a Restricted Subsidiary (other than any Borrowing Subsidiary) consummated to effect any Disposition of all of the Equity Interests in such Restricted Subsidiary owned by Parent and the Restricted Subsidiaries in accordance with Section 6.08; and (ii) any Restricted Subsidiary (other than a Borrowing Subsidiary) may liquidate or dissolve into another Restricted Subsidiary; provided that in the case of any such liquidation or dissolution of a Restricted Subsidiary that is a Wholly Owned Subsidiary, the other Restricted Subsidiary shall be a Wholly Owned Subsidiary and, if such liquidating or dissolving Restricted Subsidiary is a Subsidiary Loan Party, shall be a Subsidiary Loan Party.

Notwithstanding the foregoing, this Section 6.04(a) shall not prohibit any transaction by Parent, any Borrower Subsidiary or any other Restricted Subsidiary the purpose of which is to redomesticate such Person under the laws of any State of the United States of America or the District of Columbia; provided that in the case of any such transaction involving a Loan Party, (x) the continuing or surviving Person of such transaction (if not such Loan Party) shall assume all of such Loan Party’s obligations under the Loan Documents in a manner reasonably acceptable to the Administrative Agent and (y) Parent or such Loan Party shall notify the Administrative Agent in writing thereof prior to the consummation thereof and shall give each Lender reasonable prior notice thereof in order to allow each Lender to comply with “know your customer” rules and other applicable regulations that such Lender reasonably determines is required by United States or foreign bank regulatory authorities.

(b) Parent will not, and will not permit any Restricted Subsidiary to, engage to any material extent in any business other than businesses conducted as of the Restatement Effective Date by Parent and the Restricted Subsidiaries, taken as a whole, and businesses similar, ancillary, complementary or otherwise reasonably related thereto or that are a reasonable extension, development or expansion thereof.

SECTION 6.05. Restricted Payments. Parent will not, and will not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that (a) Parent may declare and make Restricted Payments with respect to its Equity Interests payable or made solely in additional shares of its Equity Interests (other than Disqualified Equity Interests) or payable or made with the net cash proceeds of the substantially concurrent issue of new Equity Interests (other than Disqualified Equity Interests) in Parent, (b) Restricted Subsidiaries may declare and pay dividends ratably (or on more favorable terms from the perspective of Parent) with respect to their Equity Interests, (c) Restricted Subsidiaries may declare and make any Restricted Payments made to Parent or the other Restricted Subsidiaries, (d) Parent may make repurchases of Equity Interests deemed to occur upon the “cashless exercise” of stock options or warrants or upon the vesting of restricted stock units, if such Equity Interests represent the exercise price of such options or warrants or represent withholding taxes due upon such exercise or vesting, (e) Parent and the Restricted Subsidiaries may purchase Equity Interests in Restricted Subsidiaries that are not Wholly Owned Subsidiaries from the minority owners thereof (whether by means of stock acquisition, self-tender, redemption or otherwise), (f) Parent and the Restricted Subsidiaries may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Parent and the Restricted Subsidiaries, (g) Parent and any Restricted Subsidiary may make any Restricted Payment (including in connection with Permitted Structured Repurchase Transactions or the conversion or exchange of any convertible or exchangeable Indebtedness into Equity Interests (other than Disqualified Equity Interests) in Parent (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such Equity Interests)) if at the time of the making of such Restricted Payment, after giving pro forma effect thereto, (i) the Total Net Leverage Ratio would not exceed 4.00 to 1.00 and (ii) at the time thereof, immediately after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom, (h) Parent or any Borrowing Subsidiary that is a Domestic Subsidiary may make (i)(A) the payment of any premium to the Hedge Provider due under and determined in accordance with a Permitted Bond Hedge Transaction, after giving effect to the setoff of any premium or other payments due to Parent or such Borrowing Subsidiary under and determined in accordance with such Permitted Bond Hedge Transaction or any related Permitted Warrant Transaction, or (B) any payments or deliveries to the Hedge Provider required under and determined in accordance with a Permitted Warrant Transaction, in each case, (1) by delivery of Parent’s Equity Interests (other than Disqualified Equity Interests) upon settlement thereof or (2) by (x) payment of an early termination amount thereof in Parent’s Equity Interests (other than Disqualified Equity Interests) upon any early termination thereof or (y) setoff against any premium or other payments due to Parent or such Borrowing Subsidiary under and determined in accordance with such Permitted Warrant Transaction or the related Permitted Bond Hedge Transaction or (ii) any payments (other than any payment of any premium, prepayment amount, strike price or other applicable purchase price, costs, expenses or any other payments (whether absolute or contingent) for a Permitted Structured Repurchase Transaction at the time of entry into such Permitted Structured Repurchase Transaction) or deliveries to a Structured Repurchase Dealer required under and determined in accordance with a Permitted Structured Repurchase Transaction, in each case, (A) by delivery of Parent’s Equity Interests (other than Disqualified Equity Interests) upon settlement thereof or (B) by payment of an early termination amount thereof in Parent’s Equity Interests (other than

Disqualified Equity Interests) upon any early termination thereof, (i) Parent may make repurchases of Equity Interests (other than Disqualified Equity Interests) in Parent issued upon a conversion or exchange of Permitted Convertible Indebtedness (and pay cash in lieu of fractional shares) with the proceeds of other Permitted Convertible Indebtedness incurred substantially concurrently with such conversion or exchange, (j) Parent and the Restricted Subsidiaries may make Restricted Payments in an amount not to exceed the portion, if any, of the Available Amount at such time that Parent elects to apply to this clause (j), provided that after giving pro forma effect to the making of such Restricted Payment, at the time thereof, immediately after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom, (k) Parent and any Restricted Subsidiary may make Restricted Payments in an aggregate amount not to exceed the greater of (x) US$19,500,000 and (y) 5.0% of Consolidated EBITDA for the then most recently ended Test Period, (l) Parent and any Restricted Subsidiary may make any Restricted Payment within 60 days after the date of declaration thereof or the giving of the irrevocable redemption notice therefor, as applicable, if, had such Restricted Payment been made at such date of declaration or notice, such Restricted Payment would have been permitted under any other clause of this Section 6.05 (it being understood that any Restricted Payments made pursuant to this clause (l) shall be deemed for purposes of determining availability under the applicable other clause under this Section 6.05, to have been made under such other clause) and (m) Parent and any Restricted Subsidiary may make Restricted Payments to holders of Equity Interests in Parent or such Restricted Subsidiary in lieu of the issuance of fractional shares of such Equity Interests in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in Parent or such Restricted Subsidiary.

SECTION 6.06. Transactions with Affiliates. Parent will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to Parent or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among Parent and the Restricted Subsidiaries or any other Person that becomes a Restricted Subsidiary as a result of such transaction, not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.05 and any Investment permitted by Section 6.11, (d) payments made and other transactions entered into in the ordinary course of business with officers and directors of Parent or any Restricted Subsidiary, and consulting fees and expenses incurred in the ordinary course of business payable to former officers or directors of Parent or any Restricted Subsidiary, (e) reclassifications or changes in the terms of or other transactions relating to Equity Interests in Parent held by Affiliates that do not involve the payment of any consideration (other than Equity Interests (other than Disqualified Equity Interests) in Parent) or any other transfer of value by Parent or any Restricted Subsidiary to any such Affiliate, (f) payments by Parent or any Restricted Subsidiary to or on behalf of any Affiliate of Parent or any Restricted Subsidiary (other than any Unrestricted Subsidiary) in connection with out-of-pocket expenses incurred in connection with any public or private offering, other issuance or sale of stock by an Affiliate of Parent or other transaction for the benefit of Parent or any Restricted Subsidiary, (g) Permitted Charitable Contributions and (h) any transaction or series of related transactions involving consideration or value of less than US$1,000,000; provided, however, that this Section shall not prohibit or limit the operation or effect of, or any payments under, (i) any Permitted Intercompany Activity, any other license, lease, service contract, purchasing agreement, disposition agreement or similar arrangement entered into in the ordinary course of business between any Restricted Subsidiary and Parent or any other Restricted Subsidiary, or any Permitted Tax Restructuring or (ii) any agreement with respect to any joint venture to which Parent or any Restricted Subsidiary is a party entered into in connection with, or reasonably related to, its lines of business; provided that such agreement is approved by Parent’s board of directors or the audit committee thereof.

SECTION 6.07. Restrictive Agreements. Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Parent or any Restricted Subsidiary that is a Domestic Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure any Obligations or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock, membership interests or similar Equity Interests or to make or repay loans or advances to Parent or any other Restricted Subsidiary or to Guarantee Indebtedness of Parent or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) restrictions and conditions existing on the Restatement Effective Date and identified on Schedule 6.07 (and any extension or renewal thereof so long as the scope of such restrictions and conditions is not expanded), (C) restrictions and conditions with respect to a Person that is not a Subsidiary on the Restatement Effective Date, which restrictions and conditions are in existence at the time such Person becomes a Subsidiary or is merged or consolidated with a Restricted Subsidiary and are not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary, so long as such restrictions and conditions apply only to such Person (and any extension or renewal thereof so long as the scope of such restrictions and conditions is not expanded), (D) restrictions and conditions contained in any agreement or document governing or evidencing any Indebtedness of Parent or any Restricted Subsidiary permitted hereunder, provided that, with respect to matters referred to in clause (a) of the foregoing and other than with respect to any such restrictions or conditions contained in agreements or documents governing or evidencing Capital Lease Obligations, such restrictions and conditions shall not restrict Parent and the Restricted Subsidiaries from creating, incurring or permitting to exist Liens upon any of their assets to secure any Obligations so long as the aggregate principal amount of the Obligations constituting Indebtedness that are so secured does not exceed the amount equal to the sum of (x) the total amount of the unused Commitments in effect at the time the Indebtedness containing such restrictions or conditions is incurred, (y) the Aggregate Revolving Credit Exposure outstanding at such time and (z) the aggregate principal amount of Term Loans outstanding at such time, and (E) in the case of any Domestic Subsidiary that is not a Designated Subsidiary or any Foreign Subsidiary, in each case, that is not a Wholly Owned Subsidiary or, in the case of clause (a) above, the Equity Interests in any Person that is not a Restricted Subsidiary, restrictions in such Person’s organizational documents or pursuant to any joint venture agreement or equityholders agreement, provided, in each case, that such restrictions apply only to such Restricted Subsidiary and to any Equity Interests in such Restricted Subsidiary or to the Equity Interests in such other Person, as applicable; (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the assets securing such Indebtedness and (B) customary provisions in leases and other agreements restricting the assignment thereof; and (iii) clause (b) of the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale; provided that such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder.

SECTION 6.08. Asset Dispositions. Parent will not, and will not permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest, owned by it, nor will Parent permit any of the Restricted Subsidiaries to issue any additional Equity Interest in such Restricted Subsidiary, except:

(a) Dispositions of inventory, used or surplus equipment and other fixed assets in the ordinary course of business and dispositions of cash, Permitted Investments and other cash equivalents in a manner not otherwise prohibited hereunder;

(b) subject to compliance with the final proviso to Section 6.11, any Dispositions among Parent and the Restricted Subsidiaries;

(c) issuances of Equity Interests in a Restricted Subsidiary (i) as incentive compensation to officers, directors or employees of such Restricted Subsidiary, (ii) to Parent or a Restricted Subsidiary that is a Wholly Owned Subsidiary or (iii) as a Restricted Payment made in reliance on Section 6.05(b);

(d) Dispositions of assets to the extent that (i) such assets are exchanged for credit against the purchase price of similar replacement assets or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement assets;

(e) licenses, sublicenses, leases and subleases that do not interfere in any material respect with the business of Parent or any Restricted Subsidiary;

(f) sales or discounts of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

(g) the granting of Liens or entry into Securitization Transactions permitted by Section 6.02;

(h) any Sale/Leaseback Transaction permitted by Section 6.03;

(i) any Restricted Payment permitted under Section 6.05 (other than non-cash payments permitted solely under Section 6.05(g));

(j) Dispositions of all the Equity Interests in a Subsidiary owned by Parent and the Restricted Subsidiaries and Dispositions of other assets (other than accounts receivable as part of a Securitization Transaction or inventory as part of an inventory financing), in each case to the extent made to a Person other than Parent or any Restricted Subsidiary and to the extent not made in reliance on any other clause of this Section; provided that at the time of each such Disposition and after giving effect thereto, (i) the sum, without duplication, of (A) the aggregate fair value of assets sold, transferred or otherwise disposed of, without duplication, in reliance on clause (q) of this Section, (B) the aggregate book value of all assets sold, transferred, leased or otherwise disposed of in reliance on this clause (j) since the Restatement Effective Date (in each case determined as of the date of the applicable Disposition), (C) all Partial Transfer Asset Amounts

for all Partial Transfer Subsidiaries (if any) and (D) the General Basket Excess Amount shall not exceed 35.0% of the sum, without duplication, of (1) the amounts referred to in the immediately preceding clauses (B) and (C) and (2) Consolidated Total Assets as of the last day of the Test Period most recently ended on or prior to the date of such Disposition (without giving pro forma effect to such Disposition), (ii) at the time thereof, immediately after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom, (iii) Parent shall be in compliance with the covenant set forth in Section 6.10 as of the end of the Test Period most recently ended on or prior to the date of such Disposition, giving pro forma effect to such Disposition as if it had occurred on the first day of the period of four consecutive fiscal quarters of Parent ending with such quarter, and (iv) all Dispositions made in reliance on this clause (j) shall have been made for fair value;

(k) any transfer to Persons other than Parent or a Subsidiary of Equity Interests representing at least 10.0% of the aggregate equity in any Subsidiary (after giving effect to such transfer), whether pursuant to a Restricted Payment, a sale of such Equity Interests by the holder or holders thereof or an issuance and sale of Equity Interests by such Subsidiary (any such transfer being referred to as a “Partial Transfer”; such Subsidiary being referred to as the “Partial Transfer Parent Subsidiary” and, together with its subsidiaries, as the “Partial Transfer Subsidiaries”; and any Partial Transfer Subsidiary that becomes a Partial Transfer Subsidiary as a result of a Restricted Payment being referred to as a “Partial Transfer Spin-Off Subsidiary”); provided that at the time of such Partial Transfer and after giving effect thereto, (i) no Event of Default shall have occurred and be continuing, (ii) Parent shall be in compliance with the covenant set forth in Section 6.10 as of the end of the Test Period most recently ended on or prior to the date of such Partial Transfer, giving pro forma effect to such Partial Transfer and any related incurrence of Indebtedness as if they had occurred on the first day of such Test Period, (iii) the sum, without duplication, of (A) the aggregate fair value of assets sold, transferred or otherwise disposed of, without duplication, in reliance on clause (q) of this Section, (B) the Partial Transfer Asset Amounts for all the Partial Transfer Subsidiaries, (C) the aggregate book value of all the assets sold, transferred, leased or otherwise disposed of in reliance upon clause (j) of this Section since the Restatement Effective Date (in each case, determined as of the date of the applicable Disposition) and (D) the General Basket Excess Amount, shall not exceed 35.0% of the sum, without duplication, of (1) the amounts referred to in the immediately preceding clause (C) and (2) Consolidated Total Assets as of the last day of the Test Period most recently ended on or prior to the date of such Partial Transfer (without giving pro forma effect to such Partial Transfer), (iv) if such Partial Transfer constitutes a Restricted Payment, the sum, without duplication, of the Partial Transfer EBITDA Amounts for all the Partial Transfer Spin-Off Subsidiaries shall not exceed 35.0% of Consolidated EBITDA for the Test Period most recently ended on or prior to the date of such Restricted Payment (without giving pro forma effect to such Restricted Payment) and (v) if such Partial Transfer constitutes a sale or an issuance and sale of Equity Interests in the Subsidiary, such Partial Transfer shall have been made for fair value;

(l) any other Dispositions; provided that (i) such Dispositions shall be made for fair value, (ii) the aggregate fair value of the assets sold, transferred or disposed in reliance on this clause (l) shall not exceed, in any period of four consecutive fiscal quarters of Parent, US$75,000,000, (iii) to the extent the aggregate fair value of the assets sold, transferred or disposed since the Restatement Effective Date in reliance on this clause (l) shall exceed US$150,000,000, (1) the amount of such excess (the aggregate amount of such excess since the Restatement

Effective Date being referred to as the “General Basket Excess Amount”) shall reduce availability under clauses (j) and (k) of this Section as set forth therein and (2) in the case of a Disposition resulting in such excess or made at any time thereafter, such Disposition shall only be permitted under this clause (l) if, at the time thereof, a Disposition with the book value equal to the portion of the General Basket Excess Amount attributable to such Disposition would then be permitted under subclause (i) of clause (j) of this Section, and (iv) after giving pro forma effect thereto, at the time thereof, immediately after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom;

(m) Dispositions by Loan Parties to Restricted Subsidiaries that are not Loan Parties of assets with an aggregate fair market value not to exceed US$75,000,000;

(n) Dispositions by any Loan Party in the form of (i) the contribution or other Disposition to any Restricted Subsidiary that is (A) a CFC Domestic Holdco or (B) a Foreign Subsidiary of Equity Interests in, or Indebtedness of, any other CFC Domestic Holdco or a Foreign Subsidiary owned directly by such Loan Party in exchange for Equity Interests in (or additional share premium or paid in capital in respect of Equity Interests in), or Indebtedness of, such Restricted Subsidiary, or a combination of any of the foregoing, and (ii) an exchange of Equity Interests in any Restricted Subsidiary that is (A) a CFC Domestic Holdco or (B) a Foreign Subsidiary for Indebtedness of, or of Indebtedness of such Restricted Subsidiary for Equity Interests in, such Restricted Subsidiary;

(o) Permitted Charitable Contributions;

(p) any transactions involving consideration or value of less than US$2,500,000 individually;

(q) any Specified Disposition, which may be made in whole or in part; provided that (i) any such Disposition shall be made for fair value and 75% cash consideration, provided that this clause (i) shall not apply to any Specified Disposition with a fair value (determined as of the date of the applicable Disposition) that, taken together with the fair value of all other Specified Dispositions sold, transferred or otherwise disposed of since the Restatement Effective Date in reliance on this proviso to clause (i), does not exceed 15% of the sum of (A) the aggregate book value of assets sold, transferred or otherwise disposed of, without duplication, in reliance on this clause (q) and (B) Consolidated Total Assets as of the last day of the Test Period most recently ended on or prior to the date of such Specified Disposition, and (ii) at the time of entry into the definitive agreement governing such Disposition, immediately after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom;

(r) the unwinding of any permitted Swap Agreement in accordance with its terms;

(s) any Dispositions made by Parent or any Restricted Subsidiary if, after giving pro forma effect to such Disposition (i) at the time thereof, immediately after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom and (ii) Parent would be in compliance with the covenant set forth in Section 6.10 as of the then most recently ended Test Period;

(t) any Dispositions of the Equity Interests in an Unrestricted Subsidiary;

(u) any Dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties set forth in joint venture arrangements and similar binding arrangements; and

(v) to the extent constituting Dispositions and subject to compliance with the final proviso of Section 6.11, any Permitted Intercompany Activities and any Permitted Tax Restructuring.

Notwithstanding anything to the contrary in this Section or any other provision of this Agreement, Parent will not, and will not permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any Equity Interests or other assets if such Equity Interests or other assets represent all or substantially all of the assets of Parent and the Restricted Subsidiaries, on a consolidated basis.

SECTION 6.09. Use of Proceeds and Letters of Credit; Margin Regulations. (a)Parent will not, and will not permit any Subsidiary to, use the proceeds of the Loans for any purpose other than for the general corporate purposes of Parent and the Restricted Subsidiaries, including working capital, capital expenditures and the financing of Acquisitions; provided that (x) the proceeds of the Initial Term B Loans made on the First Amendment Effective Date shall not be used for any purpose other than as set forth in the First Amendment and (y) the proceeds of the Tack-On Incremental Term B Loans made on the Second Amendment Effective Date shall not be used for any purpose other than as set forth in the Second Amendment. The Letters of Credit will be used only to support obligations of Parent and the Restricted Subsidiaries. The Borrowers will not request any Borrowing or Letter of Credit, and the Borrowers shall not use, and shall procure that the Subsidiaries and the directors, officers, employees and agents of Parent or any Subsidiary shall not use, the proceeds of any Borrowing or Letter of Credit directly or knowingly indirectly (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state or the United Kingdom, or (iii) in any other manner that would result in the violation of any Sanctions applicable to any party hereto.

(b) Parent will not, and will not permit any Subsidiary to, use any part of the proceeds of any Loan, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors, including Regulations U and X.

SECTION 6.10. Total Net Leverage Ratio. Solely with respect to the Revolving Facility, Parent will not permit the Total Net Leverage Ratio as of the last day of any Test Period ending on or after the Restatement Effective Date to exceed 4.50 to 1.00.

SECTION 6.11. Investments and Acquisitions. Parent will not, and will not permit any Restricted Subsidiary to, purchase or acquire (including pursuant to any merger or consolidation with any Person that was not a Restricted Subsidiary and a Wholly Owned Subsidiary prior to such merger or consolidation), hold, make or otherwise permit to exist any Investment in any other Person, or make any Acquisition, except:

(a) Investments in Permitted Investments and Investments that were Investments in Permitted Investments when made;

(b) Investments existing on the Restatement Effective Date and set forth on Schedule 6.11 (but not any additions thereto (including any capital contributions) made after the Restatement Effective Date);

(c) Investments by Parent or any Restricted Subsidiary in Parent or any Restricted Subsidiary; provided that any such Person (other than Parent) in which any such Investment is made was a Restricted Subsidiary prior to giving effect to such Investment;

(d) (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of account debtors or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and (ii) deposits, prepayments and other credits to suppliers or licensors made in the ordinary course of business;

(e) Investments made as a result of the receipt of noncash consideration from any Disposition of any asset in compliance with Section 6.08;

(f) Investments by Parent or any Restricted Subsidiary that result solely from the receipt by Parent or any Restricted Subsidiary from any of its Subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof);

(g) Investments in the form of Swap Agreements that are not entered into for speculative purposes;

(h) payroll, travel and similar advances to directors, officers, employees and consultants of Parent or any Restricted Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of Parent or such Restricted Subsidiary for accounting purposes and that are made in the ordinary course of business;

(i) loans or advances to directors, officers, employees and consultants (or their respective estates, heirs, family members, spouses and former spouses, domestic partners and former domestic partners or beneficiaries under their respective estates) of Parent or any Restricted Subsidiary (i) in connection with such Person’s purchase of Equity Interests in Parent, provided that no cash, Permitted Investments or other cash equivalents are actually advanced pursuant to this clause (i) other than to pay Taxes due in connection with such purchase, and (ii) for other purposes, provided that the aggregate amount of Investments permitted by this clause (ii) shall not exceed US$10,000,000 at any time outstanding;

(j) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers;

(k) Investments held by a Person that becomes (other than as a result of a redesignation of an Unrestricted Subsidiary) a Restricted Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into Parent or a Restricted Subsidiary in a transaction permitted hereunder) after the Restatement Effective Date; provided that such Investments exist at the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated) and are not made in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger or consolidation);

(l) any Acquisition or other Investment to the extent consideration therefor is paid solely (i) with shares of common stock in Parent or (ii) made with the net cash proceeds of the substantially concurrent issue of new Equity Interests (other than Disqualified Equity Interests) in Parent, provided that no amounts on account thereof shall be included in the determination of “Available Amount”;

(m) to the extent constituting Investments, Dispositions permitted by Sections 6.08(n) and 6.08(p);

(n) to the extent constituting an Investment, any Permitted Bond Hedge Transaction; provided that, to the extent constituting a Restricted Payment, no cash payment by Parent or any Restricted Subsidiary in respect of any Permitted Bond Hedge Transaction shall be permitted by this clause (n) except to the extent otherwise permitted by Section 6.05;

(o) Investments by Parent or any Restricted Subsidiary, provided that after giving pro forma effect thereto, the Total Net Leverage Ratio would not exceed 4.00 to 1.00 as of the last day of the then most recently ended Test Period;

(p) Investments by Parent or any Restricted Subsidiary in an aggregate outstanding amount not to exceed the sum of (i) the greater of (x) US$195,000,000 and (y) 50.0% of Consolidated EBITDA for the then most recently ended Test Period and (ii) at the election of Parent, the amount of any Restricted Payments then permitted to be made by Parent in reliance on Section 6.05(k) (it being understood that any amount utilized under this clause (ii) to make an Investment shall result in a reduction in availability under Section 6.05(k));

(q) Investments by Parent or any Restricted Subsidiary in Unrestricted Subsidiaries in an aggregate outstanding amount not to exceed the greater of (x) US$100,000,000 and (y) 25.0% of Consolidated EBITDA for the then most recently ended Test Period;

(r) Investments by Parent or any Restricted Subsidiary in an aggregate outstanding amount not to exceed the portion, if any, of the Available Amount at such time that Parent elects to apply to this clause (r);

(s) Permitted Acquisitions;

(t) any Investment made by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary so long as the relevant Investment was not made in contemplation of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary;

(u) Investments made with the Equity Interests of Unrestricted Subsidiaries;

(v) Investments consisting of cash earnest money deposits made by Parent or any Restricted Subsidiary in connection with any letter of intent or purchase agreement in respect of any Acquisition or other Investment by Parent or any Restricted Subsidiary;

(w) contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust or Investments in connection with deferred payment plans; and

(x) to the extent constituting Investments, any Permitted Intercompany Activities and any Permitted Tax Restructuring;

provided that, notwithstanding anything herein to the contrary (i) no Intellectual Property owned by Parent or any Restricted Subsidiary that is material to the operations or the business of Parent and the Restricted Subsidiaries, taken as a whole, may be assigned or transferred to any Unrestricted Subsidiary and (ii) no Investment in the form of a transfer of (A) Equity Interests in any Subsidiary held by Parent or any other Loan Party to any Subsidiary that is not a Loan Party shall be permitted by this Section 6.11 unless such transfer is also permitted by and made in reliance on Section 6.08(m), 6.08(n) or 6.08(p) or (B) Intellectual Property by Parent or any other Loan Party to any Subsidiary that is not a Loan Party shall be permitted by this Section 6.11 unless such transfer is also permitted by and made in reliance on Section 6.08(m) or 6.08(p).

SECTION 6.12. Maintenance of Borrowing Subsidiaries as Restricted Subsidiaries and Wholly Owned Subsidiaries. Notwithstanding anything to the contrary herein, Parent will not permit any Borrowing Subsidiary to cease to be a Restricted Subsidiary that is a Wholly Owned Subsidiary; provided that this Section shall not prohibit any merger or consolidation of a Borrowing Subsidiary consummated in accordance with Section 6.04 or 6.08 so long as the surviving or continuing Person shall be a Wholly Owned Subsidiary that is a Restricted Subsidiary, a Domestic Subsidiary and a Loan Party.

SECTION 6.13. First Lien Step-Down Covenant. Solely with respect to the Revolving Facility, as of the last day of any Test Period in respect of which the First Lien Step-Down Covenant is in effect, Parent shall not permit the First Lien Step-Down Covenant to fail to be satisfied as of such day.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation, warranty or statement made or deemed made by or on behalf of Parent or any Restricted Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) Parent or any Borrowing Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a) or 5.03 (with respect to Parent’s or a Borrowing Subsidiary’s existence) or in Article VI; provided that any failure by Parent to observe or perform the covenant contained in Section 6.10 or 6.13, or any other financial covenant solely for the benefit of the Revolving Facility (or the Revolving Facility and any Credit Facility in the form of Customary Term A Loans), shall not constitute a Default or Event of Default with respect to any Term Loans (other than any Customary Term A Loans) unless and until the Required Revolving Lenders have accelerated the Revolving Loans and terminated all the Revolving Commitments (or, if applicable, the Lenders holding such Customary Term A Loans have accelerated all such Loans) pursuant to this Section 7.01 as a result thereof;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to Parent (which notice will be given at the request of any Lender);

(f) Parent or any Restricted Subsidiary shall fail to make any principal or interest payment (regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (but after giving effect to any grace period applicable thereto);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, but after giving effect to any grace period applicable thereto) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf or, in the case of any Swap Agreement governing obligations that constitute Material Indebtedness, the applicable counterparty, or, in the case of a Securitization Transaction, the purchasers or lenders thereunder, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or, in the case of any Swap Agreement governing obligations that constitute Material Indebtedness or Securitization Transaction, to cause the termination thereof; provided that this clause (g) shall not apply to (i) any secured Indebtedness that becomes due as a result of the voluntary Disposition of the assets securing such Indebtedness, (ii) any Indebtedness that becomes due as a result of a voluntary prepayment, repurchase, redemption, defeasance or termination thereof, or any refinancing thereof, permitted under this Agreement, (iii) any conversion or exchange of Indebtedness that is convertible into or exchangeable for Equity Interests (other than Disqualified Equity Interests) in Parent (and cash in lieu of fractional shares) and/or into or for cash (in an amount determined by reference to the price of such Equity Interests), provided that, in the case of any such conversion into or exchange for cash (in an amount determined by reference to the price of such Equity Interests), payment of such cash upon such conversion or exchange is permitted at such time by Section 6.05, (iv) any requirement to, or to offer to, prepay, repurchase or redeem any Indebtedness using a portion of excess cash flow or similar financial measure, (v) any customary debt and equity proceeds prepayment requirements contained in any bridge or other interim credit facility, (vi) any Indebtedness of any Person assumed in connection with an Acquisition to the extent that such Indebtedness is repaid, repurchased or redeemed (or offered to be repaid, repurchased or redeemed) as required by the terms thereof in connection with the acquisition of such Person or (vii) any prepayment, repurchase, redemption or defeasance of any Indebtedness incurred to finance an Acquisition if such Acquisition is not consummated; provided further that, with respect to any financial covenant under any revolving credit facility or Customary Term A Loans, any such event or condition described above shall not constitute a Default or Event of Default with respect to any Term Loans (other than Customary Term A Loans) unless and until (A) such event or condition results in the holder or holders of such Material Indebtedness or any trustee or agent on behalf of such holder or holders demanding repayment thereof or otherwise accelerating such Material Indebtedness (and terminating the commitments thereunder), which demand or acceleration has not been rescinded, or (B) the Required Revolving Lenders have accelerated the Revolving Loans and terminated all the Revolving Commitments pursuant to this Section 7.01 as a result thereof;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Parent or any Material Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent or any Material Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Parent or any Material Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation of a Material Restricted Subsidiary permitted under Section 6.04(a)(ii)), reorganization or other relief under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section,

(iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent or any Material Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(j) Parent or any Material Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of US$150,000,000 (to the extent not covered by insurance) shall be rendered against Parent, any Material Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days from the date on which payment of such judgment is due during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Parent or any Material Restricted Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) any Guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except as expressly provided in Section 9.14;

(n) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Security Document, except as a result of (i) a Disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) the release thereof as expressly provided in the applicable Security Document or this Agreement or (iii) as a result of the Administrative Agent’s failure (A) to maintain possession of any stock certificate, promissory note or other instrument delivered to it under any Security Document or (B) to file Uniform Commercial Code (or equivalent) continuation statements; or

(o) a Change in Control shall occur;

then, and in every such event (other than (x) an event with respect to any Borrower described in clause (h) or (i) of this Section or (y) any Event of Default arising from a breach of Section 6.10 or 6.13 or referred to in the final proviso set forth in Section 7.01(g)), and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent of, and shall at the request of, the Required Lenders, by notice to Parent, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.06(j), in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and (A) in case of any event with respect to any Borrower described in clause (h) or (i) of this Section, the Commitments shall immediately and automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall immediately and automatically become due and payable, and the deposit of cash collateral in respect of LC Exposure as provided in Section 2.06(j) shall immediately and automatically be required, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and (B) during the continuance of any Event of Default arising from a breach of Section 6.10 or 6.13 or referred to in the final proviso set forth in Section 7.01(g), and at any time thereafter during the continuance of such event, (1) the Administrative Agent may with the consent of, and shall at the request of, the Required Revolving Lenders (but not the Required Lenders or any other Lender or group of Lenders), by notice to Parent, take any or all of the following actions, at the same or different times: (I) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, (II) declare the Revolving Loans and the Swingline Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Revolving Loans and the Swingline Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder with respect to the Revolving Facility, shall become due and payable immediately, and (III) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.06(j), in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower, and (2) solely after the occurrence of a Financial Covenant Cross Acceleration, and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent of, and shall at the request of, the Required Lenders, by notice to Parent, take any or all of the following actions, at the same or different times: (I) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (II) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, and (III) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.06(j), in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as the Administrative Agent in the heading of this Agreement, and its successors in such capacity, to serve as the Administrative Agent under the Loan Documents and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform the Administrative Agent’s obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Parent or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and in performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its functions and duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of Parent. Without limiting the generality of the foregoing, (a) the Administrative Agent does not assume, and shall not be deemed to have assumed, any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, any Issuing Bank or any other Person, other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), and each Lender and Issuing Bank agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement, any other Loan Document and/or the transactions contemplated hereby or thereby, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose it to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent or any Subsidiary or other Affiliate thereof that is communicated to or obtained by it or any of its Affiliates in any capacity. Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct (such absence to be presumed for purposes of this Article VIII unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by Parent, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, including any representation by any Lender in any Incremental Facility Agreement, Extension/Modification Agreement or Refinancing Agreement (it being understood and agreed that the Administrative Agent may rely, and shall incur no liability for relying, upon such representation), (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, including with respect to the existence and aggregate amount of Designated Cash Management Obligations, Capped Cash Management Amounts, Designated Swap Obligations or Capped Swap Amounts at any time, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent, or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, (vi) any determination as to whether any information provided or to be provided to the Administrative Agent is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise or (vii) compliance by Affiliated Lenders with the terms hereof relating to Affiliated Lenders. Notwithstanding anything herein to the contrary and without limiting the generality of the foregoing, the Administrative Agent (x) shall not have any liability arising from, or be responsible for any Liability, cost or expense suffered by any Borrower or any Lender as a result of, (A) any determination of any Revolving Credit Exposure or the component amounts thereof, (B) any determination of the Exchange Rate, the LC Exchange Rate or the US Dollar Equivalent, (C) any determination of any rate that reflects the costs to any Lenders of making or maintaining any Loans as contemplated by Section 2.14 (including, for the avoidance of doubt, any determination of an alternate rate of interest pursuant to Section 2.14), (D) any determination that any Lender is a Defaulting Lender or an Affiliated Lender, or the effective date of such status, it being further understood and agreed that the Administrative Agent shall not have any obligation to determine whether any Lender is a Defaulting Lender or an Affiliated Lender and (E) any determination it makes as contemplated by the definition of the terms “Acceptable Intercreditor Agreement” or “Guarantee and Collateral Requirement” or by Section 5.05, 5.08, 9.14 or 9.21, (y) the Administrative Agent shall not be liable to the Lenders or any other Secured Party for, or be responsible for any loss, cost or expense suffered by any Lender or any other Secured Party as a result of, any determination of the Effective

Yield and (z) shall not have any duty to ascertain, monitor or enforce compliance with the list of Disqualified Institutions and will not have any liability with respect to any assignment or participation made to a Disqualified Institution, is being further understood and agreed that the Administrative Agent will be authorized to disclose the list of Disqualified Institutions to the Lenders and the Lenders will be authorized to disclose such list on a confidential basis, to potential assignees and participants.

The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (including, if applicable, a Financial Officer). The Administrative Agent also may rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (including, if applicable, a Financial Officer), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, amendment or extension of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank sufficiently in advance to the making of such Loan or the issuance, amendment or extension of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any of and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the retiring Administrative Agent shall give notice of its intent to resign to the Lenders, the Issuing Banks and Parent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Parent, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If the Administrative Agent shall be a Defaulting Lender pursuant to clause (e) of the definition of such term, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Parent and the Administrative Agent remove the Administrative Agent in its capacity as such and, in consultation with Parent, appoint a successor. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, as the case may be, and such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. Notwithstanding the foregoing, in the event (a) no successor Administrative Agent to a retiring Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and Parent or (b) no successor to a removed Administrative Agent shall have been so appointed and shall have accepted such appointment by the day that is 30 days following of the issuance of a notice of removal, the removal shall become effective on such 30th day, and on the date of effectiveness of such resignation or removal, as the case may be, (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as administrative agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document or any Intercreditor Agreement, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the retiring or removed Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the retiring or removed Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. After the Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

Each Lender and Issuing Bank irrevocably authorizes the Administrative Agent to determine (it being understood that such determination will be made jointly with Parent), in connection with any Subsidiary that is a Foreign Subsidiary becoming a Subsidiary Loan Party pursuant to the Guarantee Agreement and any applicable Security Document, the terms and conditions of any limitations to be set forth in the Guarantee Agreement with respect to such

Subsidiary as contemplated by the form of the supplement attached to the Guarantee Agreement or in any such Security Document, it being understood and agreed that (a) the Administrative Agent shall not have any liability arising from any such determination of such terms and such conditions and (b) in connection with any such determination, the Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties) selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel.

Except with respect to the exercise of setoff rights in accordance with Section 9.08 (or any similar provision in any other Loan Document) or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party (other than the Administrative Agent) shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In furtherance of the foregoing and not in limitation thereof, no agreement relating to Designated Swap Obligations or Designated Cash Management Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral and the Guarantees of the Obligations, each Secured Party that is a party to any such arrangement in respect of Designated Swap Obligations or Designated Cash Management Obligations, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder. It is understood and agreed that the availability of benefits of the Collateral or of the Guarantee of the Obligations to any Secured Party that is not a party hereto is made available on an express condition that, and is subject to, such Secured Party not asserting that it is not bound by the appointments and other agreements expressed in this Article to be made, or deemed herein to be made, by such Secured Party.

The Secured Parties irrevocably authorize the Administrative Agent to:

(a) release any Lien on any property granted to or held by the Administrative Agent as provided in Section 9.14;

(b) release any Subsidiary Loan Party from its obligations under the Guarantee Agreement and the other Loan Documents as provided in Section 9.14; and

(c) subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(d).

Upon the request of the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Guarantee Agreement or the Collateral Agreement or its Lien on any Collateral pursuant to this Article VIII.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any Disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding such Secured Party (and/or any designee of such Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

In case of the pendency of any proceeding with respect to any Loan Party under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other obligations under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.16, 2.17 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the Issuing Banks, to pay to the Administrative Agent any amount due to it, in its capacity as Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the obligations or the rights of any Lender or Issuing Bank, or to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

Each Lender and Issuing Bank acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender and Issuing Bank further represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of Parent, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender and Issuing Bank, by delivering its signature page to the Amendment and Restatement Agreement or delivering its signature page to an Assignment and Assumption, an Incremental Facility Agreement, a Refinancing Agreement or an Issuing Bank Agreement pursuant to which it shall become a Lender or an Issuing Bank, as the case may be, hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on or prior to the Restatement Effective Date or the effective date of such Incremental Facility Agreement, Refinancing Agreement or Issuing Bank Agreement, as applicable.

Notwithstanding anything herein to the contrary, no Arranger, Syndication Agent or Documentation Agent shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the exculpatory provisions, expense reimbursement and indemnities to the extent provided for hereunder or in any other Loan Document.

Each Lender (a) represents and warrants, as of the date such Person became a Lender party hereto, to, and (b) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of Parent or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of Parent or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Document or any documents related hereto or thereto).

Each Lender and Issuing Bank hereby agrees that (a) if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or such Issuing Bank (whether or not known to such Lender or Issuing Bank), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Bank, as the case may be, shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the

Administrative Agent at the NYFRB Rate and (b) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including, without limitation, any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or Issuing Bank under this paragraph shall be conclusive, absent manifest error.

Each Lender and Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (a) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (b) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Bank, as the case may be, shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the NYFRB Rate.

The Borrowers hereby agree that (a) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender or Issuing Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank with respect to such amount and (b) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers; provided that this paragraph, the preceding two paragraphs, and the immediately following paragraph of this Article XIII shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrowers relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such erroneous Payment not been made by the Administrative Agent; provided further that for the avoidance of doubt, the immediately preceding clauses (a) and (b) shall not apply to the extent any such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrowers or any other Loan Party, or realized as proceeds of the Collateral and applied, for the purpose of making a payment of any Obligations.

Each party’s obligations under the three immediately preceding paragraphs shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting such Communications on an Approved Electronic Platform. The Administrative Agent, the Lenders and the Issuing Banks agree that the Borrowers may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an Approved Borrower Portal.

Although each of the Approved Electronic Platform and the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the First Amendment Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuing Banks and the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform or of any Loan Party that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, the Issuing Banks and the Borrowers hereby approves distribution of the Communications through the Approved Electronic Platform and of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

EACH OF THE APPROVED ELECTRONIC PLATFORM, THE COMMUNICATIONS AND THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE BORROWER COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM OR THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM, THE COMMUNICATIONS, THE APPROVED BORROWER PORTAL OR THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS, THE APPROVED ELECTRONIC PLATFORM, THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY SYNDICATION AGENT, ANY DOCUMENTATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM OR ANY LOAN PARTY’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

Each Lender and Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender or Issuing Bank for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (a) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (b) that the foregoing notice may be sent to such email address.

Each of the Lenders, the Issuing Banks and the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform and the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by Electronic Communication (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email, as follows:

(i) if to Parent, to it at 400 1st Avenue, Needham, MA 02494, Attention of Office of the General Counsel, (Email: skalvert@tripadvisor.com) and if to any Borrowing Subsidiary, to it in care of Parent as set forth above;

(ii) if to the Administrative Agent or the Swingline Lender from any Borrower, to JPMorgan Chase Bank, N.A., at the address separately provided by the Administrative Agent or the Swingline Lender to Parent;

(iii) if to the Administrative Agent or the Swingline Lender from any Lender or Issuing Bank, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 500 Stanton Christiana Road, NCC5 / 1st Floor, Newark, Delaware 19713, Attention of Sherill Lowe (Email: sherril.lowe@chase.com) and Leah Bain (Email: leah.bain@chase.com);

(iv) if to any Issuing Bank, to it at the address (or email) most recently specified by it in a notice delivered to the Administrative Agent and Parent; and

(v) if to any other Lender, to it at its address (or email) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, and notices delivered through email or other electronic communications as provided in paragraph (b) of this Section shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may, in addition to email, be delivered or furnished using an Approved Electronic Platform pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article using an Approved Electronic Platform. Any notices or other communications to the Administrative Agent, Parent or any Borrowing Subsidiary may, in addition to email, be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement) and (ii) notices or communications posted to an Approved Electronic Platform shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Each Borrowing Subsidiary hereby irrevocably appoints Parent as its agent for the purpose of receiving or giving on its behalf any notice and taking any other action provided for in this Agreement and any other Loan Document and hereby agrees that it shall be bound by any such notice or action received, given or taken by Parent hereunder or thereunder irrespective of whether or not any such notice shall have in fact been authorized by such Borrowing Subsidiary and irrespective of whether or not the agency provided for herein or therein shall have theretofore been terminated.

(d) Any party hereto may change its address, telephone number or email address for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any change by a Lender or an Issuing Bank, by notice to Parent and the Administrative Agent).

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan

Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the Amendment and Restatement Agreement, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as set forth in paragraph (c) of this Section and subject to Section 9.04(e)(v), neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Parent and the Required Lenders, or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are party thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender, or change the currency in which Loans are available thereunder, without the written consent of such Lender, (B) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon or reduce any fees payable hereunder (in each case, other than as a result of any waiver of any increase in the interest rate applicable to any Loan or LC Disbursement pursuant to Section 2.13(c) or any change in the definition, or in any components thereof, of the term “Total Net Leverage Ratio”) without the written consent of each Lender affected thereby, (C) postpone the scheduled maturity date of any Loan, or the date of any scheduled amortization installment of the principal amount of any Term Loan, or the required date of reimbursement of any LC Disbursement, or any scheduled date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, or waive, amend or modify Section 7.01(a), without the written consent of each Lender affected thereby, (D) change Section 2.18(b) or 2.18(c), or Section 4.02 of the Collateral Agreement (or any other equivalent provision in any other Security Document), in each case in a manner that would alter the pro rata sharing of payments or payment waterfall required thereby (or otherwise expressly subordinate in right of payment any of the Loan Document Obligations) without the written consent of each Lender affected thereby, (E) change (x) any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), provided that, as set forth in Section 2.21 or with the consent of the Required Lenders, the provisions of this Section and the definition of the term “Required Lenders” may be amended to include references to any new class of loans or commitments created under this Agreement (or to lenders extending such loans or commitments) on substantially the same basis as the corresponding references relating to the existing Classes of Loans, Commitments or Lenders or (y) the percentage set forth in the definition of “Required Revolving Lenders” required to waive, amend or modify any provision of any Loan Document or any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Revolving Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any change to the definition of “Required Revolving Lenders”), (F) release Guarantees representing all or substantially all the value of the Guarantees under the Guarantee Agreement, or limit the liability of Parent or any Subsidiary Loan Parties in respect of such Guarantees (excluding any such release by the Administrative Agent in connection with any Disposition of any Subsidiary upon the exercise of remedies under the Security Documents), without the written consent of each Lender, (G) except as expressly provided in Section 9.14 or the applicable Security Document (including any such release by the Administrative Agent in connection with any Disposition of the Collateral upon the exercise of remedies under the Security Documents), release all or substantially all of the value of the Collateral from the Liens of the Security Documents or expressly subordinate any Lien created under the Security Documents to any other Liens (other than any subordination expressly permitted by Article VIII), without the written consent of each Lender, (H) change any provision of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments of Lenders of any Class differently from Lenders of any other Class, without the written consent of Lenders representing a Majority in Interest of each adversely affected Class or (I) waive any condition set forth in Section 4.02 or 4.03 without the written consent of the Required Revolving Lenders (it being understood and agreed that any amendment or waiver of, or any consent with respect to, any provision of this Agreement (other than any waiver expressly relating to Section 4.02 or 4.03) or any other Loan Document, including any amendment of any affirmative or negative covenant set forth herein or in any other Loan Document or any waiver of a Default or an Event of Default, shall not be deemed to be a waiver of any condition set forth in Section 4.02 or 4.03); provided further that (1) no such agreement shall amend, modify or otherwise affect the rights or obligations of the Administrative Agent, any Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, and (2) any amendment, waiver or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by Parent and the requisite percentage in interest of Lenders under each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

(c) Notwithstanding anything to the contrary contained in Section 9.02(b):

(i) no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (A), (B) or (C) of clause (ii) of the first proviso of Section 9.02(b) and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification;

(ii) any provision of this Agreement may be amended by an agreement in writing entered into by Parent, the Administrative Agent (and, if their rights or obligations are affected thereby, each Issuing Bank and the Swingline Lender) and the Lenders that will remain parties hereto after giving effect to such amendment if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement and (z) after giving effect to such amendment and all contemporaneous repayments of Revolving Loans and reductions of Revolving Commitments, the Aggregate Revolving Credit Exposure shall not exceed the Aggregate Revolving Commitment;

(iii) if the Administrative Agent and Parent have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent and Parent shall be permitted to amend such provision solely to address such matter in a manner reasonably determined by them acting jointly, so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment;

(iv) this Agreement may be amended in the manner provided in Section 2.06(i), the definition of “Issuing Bank” and the definition of “LC Commitment”;

(v) (A) this Agreement may be amended in the manner contemplated by Sections 2.04, 2.14(b), 2.21, 2.22 and 2.23, in each case, without any additional consents (including, in the case of any Term Loans incurred or established pursuant to any such Section that are intended to be “fungible” with any then-existing Class of Term Loans, providing scheduled amortization in such other percentages or amounts as may be agreed by Parent and the Administrative Agent to ensure that such Term Loans are “fungible” with such then-existing Class of Term Loans) and (B) it is understood that any waiver, amendment or modification of Section 2.21 (including clause (a)(vi) thereof) (and the definition of the term “Effective Yield” as used in such Section), or of any other “most favored nation” provision set forth in any Loan Document (and the defined terms relating thereto) may be effected pursuant to any agreement or agreements in writing entered into by Parent and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders);

(vi) in connection with any transaction permitted by Section 2.21, 2.22 and/or 2.23, the consent of the Administrative Agent (but not the consent of the Required Lenders or any other Lender or group of Lenders) shall be required for any amendment or modification that adds one or more provisions to the Loan Documents that are, in the reasonable judgment of the Administrative Agent, favorable to the Lenders;

(vii) any Intercreditor Agreement may be amended as provided therein or as provided in Section 9.21;

(viii) the Administrative Agent may, without the consent of any Secured Party, (A) consent to a departure by any Loan Party from any covenant of such Loan Party set forth in this Agreement or any other Loan Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of “Guarantee and Collateral Requirement” or (B) amend, waive or otherwise modify any provision in any Security Document, or consent to a departure by any Loan Party therefrom, to the extent the Administrative Agent determines that such amendment, waiver, other modification or consent is necessary in order to eliminate any conflict between such provision and the terms of this Agreement; and

(ix) solely with the consent of the Required Revolving Lenders (and not without such consent), this Agreement may be amended to (A) waive, amend or modify Section 6.10 or 6.13 (or the definition of “Total Net Leverage Ratio” or any component definition thereof, the definition of “First Lien Net Leverage Ratio” or any component definition thereof, the definition of “First Lien Step-Down Covenant” or any component definition thereof or any other definition, in each case, as any such definition is used solely for purposes of Section 6.10 or 6.13, as the case may be) (other than, in the case of Section 6.10 or 6.13, for purposes of determining compliance with such Section as a condition to taking any action under this Agreement).

(d) The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender. Any amendment, waiver or other modification effected in accordance with this Section 9.02 will be binding on each Borrowing Subsidiary whether or not such Borrowing Subsidiary shall have consented thereto.

SECTION 9.03. Expenses; Limitation of Liability; Indemnity; Etc. (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of one firm of counsel for the Administrative Agent and, if deemed reasonably necessary by the Administrative Agent, one firm of local counsel in each appropriate jurisdiction, in connection with the arrangement and the syndication of any Credit Facility, the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent, any Issuing Bank or any Lender, but limited, in the case of the fees, charges and disbursements of counsel, to one firm of counsel (and, if deemed reasonably necessary by the Administrative Agent, one firm of local counsel in each relevant jurisdiction) for the Administrative Agent, the Arrangers, the Issuing Banks, the Syndication Agents, the Documentation Agents and the Lenders, taken as a whole (and, in the case of an actual or perceived conflict of interest, one additional firm of counsel (and, if reasonably necessary, one additional firm of local counsel in each relevant jurisdiction) to all such affected Persons, taken as a whole), in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) To the extent permitted by applicable law (i) the Borrowers shall not assert, and the Borrowers hereby waive, any claim against the Administrative Agent (and any sub-agent thereof), any Arranger, any Syndication Agent, any Documentation Agent, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”), on any theory of liability, for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), except, in the case of any Lender-Related Person, to the extent that such Liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Lender-Related Person, and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this Section 9.03(b) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c) or elsewhere in the Loan Documents, against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party; provided, further, that nothing in this Section 9.03(b) shall relieve any Lender-Related Person of any obligation to maintain the confidentiality of the Information as provided in Section 9.12.

(c) The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Syndication Agent, each Documentation Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, but limited, in the case of the fees, charges and disbursements of counsel, to one firm of counsel (and to the extent reasonably necessary, one firm of local counsel in each relevant jurisdiction and one firm of regulatory counsel) for all Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest, one additional firm of counsel (and, if reasonably necessary, one additional firm of local counsel in each relevant jurisdiction) to all such affected Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the arrangement and the syndication of any Credit Facility, the preparation, execution, delivery and administration of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials at, under, on or from any property currently or formerly owned or operated by Parent or any of the Subsidiaries, or any Environmental Liability related in any way to Parent or any of the Subsidiaries, or (iv) any actual or prospective Proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and regardless of whether such Proceeding is initiated by a third party or by Parent or any Affiliate thereof; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(c) shall not apply with respect to Taxes, other than Taxes that represent losses, claims, damages, liabilities or expenses incurred in connection with a non-Tax claim.

(d) To the extent that the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or the Swingline Lender, or any Related Party of any of the foregoing (each, an “Agent-Related Person”), under paragraph (a) or (c) of this Section, each Lender severally agrees to pay to such Agent-Related Person such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified Liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent), such Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any Issuing Bank or the Swingline Lender in connection with such capacity; provided further that, with respect to such unpaid amounts owed to any Issuing Bank or the Swingline Lender in its capacity as such, or to any Related Party of any Issuing Bank or the Swingline Lender acting in connection with such capacity, only the Revolving Lenders shall be required to pay such unpaid amounts. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Credit Exposures, unused Revolving Commitments and, except for purposes of the immediately preceding proviso, the outstanding Term Loans and unused Term Loan Commitments, in each case at the time (or most recently outstanding and in effect); provided that the Swingline Exposure of any Lender that is the Swingline Lender shall be deemed to exclude that portion of its Swingline Exposure that exceeds its Applicable Percentage of the aggregate principal amount of all outstanding Swingline Loans, and the unused Revolving Commitment of such Lender shall be determined without regard to any such excess amount.

(e) All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) except as expressly permitted under Section 6.04(a), neither Parent nor any Borrowing Subsidiary may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any of them without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Arrangers, the Syndication Agents, the Documentation Agents and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and Loans of any Class at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A) Parent; provided that no consent of Parent shall be required for (1) any assignment to a Revolving Lender, an Affiliate of a Revolving Lender or any Approved Fund of a Revolving Lender, (2) any assignment of any Term Loan to a Lender, an Affiliate of a Lender, an Approved Fund or (3) if an Event of Default under Section 7.01(a), 7.01(b), 7.01(h) or 7.01(i) has occurred and is continuing, any assignment to any other assignee; provided further that Parent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days (or, in the case of any such assignment of any Term Loan, within five Business Days) after having received written notice thereof;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for (1) any assignment to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund of a Revolving Lender, (2) any assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (3) any assignment of any Term Loan to any Affiliated Lender, Parent or any Subsidiary to the extent such assignment is made in compliance with Section 9.04(e);

(C) each Issuing Bank, in the case of any assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its LC Exposure; and

(D) the Swingline Lender, in the case of any assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its Swingline Exposure.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (1) US$5,000,000, in the case of Revolving Loans and Revolving Commitments, and (2) US$1,000,000, in the case of Term Loans and Term Loan Commitments, in each case, unless each of Parent and the Administrative Agent otherwise consents; provided that (x) no such consent of Parent shall be required if an Event of Default under Section 7.01(a), 7.01(b), 7.01(h) or 7.01(i) has occurred and is continuing, (y) Parent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days (or, in the case of any such assignment of Term Loans, within five Business Days) after having received written notice thereof and (z) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Approved Electronic Platform), together with a processing and recordation fee of US$3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including United States (Federal or State) and foreign securities laws.

In addition, in connection with each assignment, the assignee shall deliver to the applicable Borrower and the Administrative Agent all applicable Tax forms required to be delivered by it under Sections 2.17(f) and 2.17(g), including, for the avoidance of doubt, that, if such assignee wishes the HMRC DT Treaty Passport scheme to apply to this Agreement, such assignee shall provide its scheme reference number and its jurisdiction of tax residence on the date on which it becomes a Lender (if there shall then be a UK Loan Party).

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section and except as otherwise provided in Section 9.04(e), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with, but subject to the requirements of, paragraph (c) of this Section.

(iv) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent demonstrable error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Approved Electronic Platform) executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section (unless expressly waived by the Administrative Agent) and any written consent to such assignment required by this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(c) (i) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more Eligible Assignees (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment of any Class and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (A) through (F) of the first proviso to Section 9.02(b) that directly affects such Participant and requires the approval of all the Lenders or all the affected Lenders (or all the Lenders or all the affected Lenders of a Class). Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Sections 2.17(f) and 2.17(g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.17(g) will be delivered to Parent and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section, provided that such Participant agrees to be subject to the provisions of Section 2.19 as though it were an assignee under paragraph (b) of this Section. Each Lender that sells a participation agrees, at Parent’s request and expense, to use reasonable efforts to cooperate with Parent to effectuate the provisions of Section 2.19 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made (A) pursuant to Section 2.18(c) or (B) with Parent’s prior written consent.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the

Participant Register shall be conclusive absent demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as such) shall not have any responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over it, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans of any Class to any Affiliated Lender or to Parent or any Subsidiary, in each case, on a non-pro rata basis (A) through Auctions open to all Lenders holding the Term Loans of the applicable Class on the same basis or (B) through open market purchases, in each case with respect to clauses (A) and (B), without the consent of the Administrative Agent; provided that:

(i) in the case of any such assignment to Parent or any Subsidiary, any Term Loans acquired by it shall be automatically retired and cancelled immediately upon the acquisition thereof; it being agreed that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans of such Class so retired and cancelled, and each scheduled principal repayment installment with respect to the Term Loans of the applicable Class shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of the Term Loans of such Class so retired and canceled;

(ii) the relevant assignee and the assigning Lender shall have executed and delivered to the Administrative Agent an Assignment and Assumption;

(iii) in the case of any such assignment to an Affiliated Lender, immediately after giving effect to the relevant assignment, the aggregate principal amount of all Term Loans of any Class then held by all Affiliated Lenders shall not exceed 25.0% of the aggregate principal amount of the Term Loans of such Class then outstanding (after giving effect to any substantially simultaneous retirements and cancellations thereof) (the “Affiliated Lender Cap”); provided that each party hereto acknowledges and agrees that the Administrative Agent shall not be liable for any Liabilities of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or noncompliance with this clause (e)(iii) or any purported assignment exceeding the Affiliated Lender Cap (it being understood and agreed that the Affiliated Lender Cap is intended to apply to any Term Loans held by Affiliated Lenders by means other than formal assignment (e.g., as a result of the provision of any Term Loans or any Incremental Increase in respect thereof by any Affiliated Lenders)); provided further that to the extent that any assignment to any Affiliated Lender would result in the aggregate principal amount of Term Loans then held by all Affiliated Lenders exceeding the Affiliated Lender Cap (after giving effect to any substantially simultaneous retirements and cancellations thereof), the assignment of the relevant excess amount shall be null and void;

(iv) in the case of any assignment effected pursuant to an Auction and/or open market purchase conducted by Parent or any Subsidiary, (A) the relevant Person may not use the proceeds of any Revolving Loan to fund the purchase price for such assignment and (B) no Event of Default exists at the time of acceptance of bids for the Auction or the confirmation of such open market purchase, as applicable; and

(v) in the case of any assignment to an Affiliated Lender, by its acquisition of Term Loans, such Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A) the Term Loans held by such Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Required Lender or other requisite Lender vote; provided that (x) such Affiliated Lender shall have the right to vote (and the Term Loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders (or all Lenders of the applicable Class) or all Lenders (or all Lenders of the applicable Class) directly and adversely affected thereby, as the case may be, and (y) no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders of the same Class that are not Affiliated Lenders or (2) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case, without the consent of such Affiliated Lender;

(B) such Affiliated Lender, solely in its capacity as a Lender, will not be entitled to, and shall not, (w) attend (including by telephone) or participate in any meeting or discussion (or portion thereof) between or among the Administrative Agent and the Lenders to which the Loan Parties or their representatives are not invited, (x) receive any information or materials prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders, except to the extent such information, materials or communication have been made available by the Administrative Agent or any Lender to any Loan Party or its representatives (and in any case, other than the right to receive notices of borrowings, prepayments and other administrative notices in respect of its Term Loans required to be delivered to Lenders pursuant Article II), (y) make or bring any claim (other than as a passive participant in or recipient of its pro rata benefits of any such claim), in its capacity as a Lender, against the Arrangers, the Administrative Agent or any other Lender with respect to the duties and obligations of such Persons under the Loan Documents, except with respect to rights expressly retained by any such Affiliated Lender under the Loan Documents and (z) receive advice of counsel to the Administrative Agent or the other Lenders and shall not challenge any assertion of attorney client privilege by the Administrative Agent or any other Lender; and

(C) in any proceeding under any Debtor Relief Law that does not require the consent of each Lender or each Lender directly and adversely affected thereby, the interest of such Affiliated Lender in any Term Loan of any Class will be deemed to be voted in the same proportion as the vote of Lenders of such Class that are not Affiliated Lenders on the relevant matter; provided that each Affiliated Lender will be entitled to vote its interest in any Term Loan of any Class to the extent that any plan of reorganization or other arrangement with respect to which the relevant vote is sought proposes to treat the interest of such Affiliated Lender in such Term Loan in a manner that is materially less favorable to such Affiliated Lender than the proposed treatment of Term Loans of such Class held by other Lenders that are not Affiliated Lenders; and

(vi) none of Parent, any Subsidiary or any Affiliated Lender shall be required to represent or warrant that it is not in possession of MNPI with respect to Parent and/or any of its Subsidiaries and/or their respective securities in connection with any assignment permitted by this Section 9.04(e).

The Administrative Agent is authorized to make appropriate entries in the Register to reflect any retirement and cancellation of the Term Loans retired and cancelled pursuant to this Section 9.04(e). Any payment made by Parent or any Subsidiary in connection with an acquisition of Term Loans permitted by this Section 9.04(e) shall not be subject to the provisions of Sections 2.16, 2.17 and 2.18. Failure by Parent or any Subsidiary to make any payment to a Lender required to be made in consideration of an acquisition of Term Loans permitted by this Section 9.04(e) shall not constitute a Default under Section 7.01.

Notwithstanding anything to the contrary contained herein, any Term Loans acquired by any Affiliated Lender may (but shall not be required to) be contributed to Parent, provided that, in the case of any such contribution to Parent, such Term Loans shall be automatically retired and cancelled immediately upon the contribution thereof, it being agreed that upon any such retirement and cancellation, (A) the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans of such Class so retired and cancelled, and each scheduled principal repayment installment with respect to the Term Loans of the applicable Class shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of the Term Loans of such Class so retired and cancelled and (B) such contribution shall be treated as a capital contribution in respect of Equity Interests of Parent for purposes of clause (b) of the definition of “Available Amount” (it being understood that the fair market value of the Term Loans so contributed shall be as reasonably determined by Parent at the time of such contribution (and, in Parent’s discretion, may be based on the purchase price for such Term Loans paid by such Affiliated Lender), but net of the fair market value of any Indebtedness of Parent or any Restricted Subsidiary received by it in exchange therefor).

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Arranger, any Issuing Bank or any Lender or any Affiliate or Related Party of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended thereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan, any fee, any LC Disbursement or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the Credit Facilities, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of any Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents (including for purposes of determining whether the Borrowers are required to comply with Articles V and VI hereof, but excluding Sections 2.15, 2.16, 2.17 and 9.03 and any expense reimbursement or indemnity provisions set forth in any other Loan Document), and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.06(d) or 2.06(e). The provisions of Sections 2.15, 2.16, 2.17, 2.18(b), 2.18(c), 9.03, 9.09, 9.10 and 9.17 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Issuing Banks. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under any commitment letter entered into in connection with any Credit Facility and any commitment advices submitted by them (but do not supersede any other provisions of any such commitment letter or any fee letter referred to therein (or any separate letter agreements with respect to fees payable to the Administrative Agent, any Arranger or any Issuing Bank) that do not by the terms of such documents terminate upon the effectiveness of this Agreement). Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Each financial institution that shall be party to an Issuing Bank Agreement executed by Parent and the Administrative Agent shall be a party to and an Issuing Bank under this Agreement, and shall have all the rights and duties of an Issuing Bank hereunder and under its Issuing Bank Agreement. Each Lender hereby authorizes the Administrative Agent to enter into Issuing Bank Agreements.

(b) Delivery of an executed counterpart of a signature page of (i) this Agreement, (ii) any other Loan Document and/or (iii) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (A) (I) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent, the Lenders and the Issuing Banks shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrowers or any other Loan Party without further verification thereof (other than any Electronic Signature actually known by the Administrative Agent or such Lender or Issuing Bank, as applicable, to be unauthorized or otherwise invalid) and without any obligation to review the appearance or form of any such Electronic Signature and (II) the Borrowers and each other Loan Party shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Administrative Agent, any Lender or any Issuing Bank without further verification thereof (other than any Electronic Signature actually known by Parent to be unauthorized or otherwise invalid) and without any obligation to review the appearance or form of any such Electronic Signature and (B) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be followed, as soon as reasonably practicable, by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrowers hereby (w) agree that, for all purposes, including, without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Issuing Banks, the Borrowers and the Loan Parties, Electronic Signatures transmitted by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (x) agree that each of the Administrative Agent, the Lenders and the Issuing Banks may, at its option, create one or more copies of this Agreement, any other

Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (y) waive any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (z) waive any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s, any Lender’s and/or any Issuing Bank’s reliance on or use of Electronic Signatures and/or transmissions by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrowers and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature, except to the extent that such Liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Lender-Related Person.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provision with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank, and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or Issuing Bank, or by such an Affiliate, to or for the credit or the account of any Borrower against any of and all the obligations then due of the Borrowers now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement. Each Lender and Issuing Bank agrees to notify Parent and the Administrative Agent promptly after any such setoff and application; provided that the failure to give notice shall not affect the validity of such setoff and application. The rights of each Lender and Issuing Bank, and each Affiliate of any of the foregoing, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto hereby irrevocably and unconditionally agrees that, subject to the final sentence of this paragraph, all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such United States District Court or, if that court does not have subject matter jurisdiction, such Supreme Court. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Foreign Subsidiary or its properties in the courts of the jurisdiction of organization of such Foreign Subsidiary.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) To the extent that any Borrowing Subsidiary has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Borrowing Subsidiary hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its Obligations under its Borrowing Subsidiary Agreement, this Agreement or any other Loan Document.

(f) Each Borrowing Subsidiary hereby agrees that the waivers set forth in this Section shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are intended to be irrevocable and not subject to withdrawal for purposes of such Act.

(g) Each Borrowing Subsidiary hereby irrevocably designates, appoints and empowers Parent, and Parent hereby accepts such appointment, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding arising out of or relating to this Agreement and any other Loan Document. Such service may be made by mailing or delivering a copy of such process to any Borrowing Subsidiary in care of Parent at Parent’s address used for purposes of giving notice under Section 9.01, and each Borrowing Subsidiary hereby irrevocably authorizes and directs Parent to accept such service on its behalf.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. The Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its and its Affiliates’ Related Parties, including accountants, legal counsel and other agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential or shall otherwise be subject to an obligation of confidentiality), (b) to the extent requested by any Governmental Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant (or its advisors) in, or any prospective assignee of or Participant (or its advisors) in, any of its rights or obligations under this Agreement (in each case, other than a Disqualified Institution) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Parent, any Subsidiary or any of their respective obligations (in each case, other than a Disqualified Institution), (g) with the consent of Parent, (h) to the extent such Information (i) is or becomes publicly available other than as a result of a breach of this Section or (ii) is or becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than any Borrower, (i) to any credit insurance providers, (j) on a confidential basis to (i) any rating agency in connection with rating Parent or the Subsidiaries or any Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to any Credit Facility or (k) to market data collectors, similar service providers, including league table providers, to the lending industry, in each case, limited to information of the type routinely provided to such providers. For the purposes of this Section, “Information” means all information received from the Loan Parties relating to Parent, its Subsidiaries or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by a Loan Party; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything to the contrary herein, each of Parent, each other Loan Party and the Lenders acknowledges and agrees that (i) the Administrative Agent will be permitted to make the list of Disqualified Institutions available to any Lender on a confidential basis subject to this Section and (ii) the list of Disqualified Institutions shall be permitted to be disclosed to any prospective assignee, Participant and contractual counterparty to any Swap Agreement (including any credit default swap) or similar derivative product on a confidential basis subject to this Section solely for the purpose of permitting such Person to verify whether such Person (or any Affiliate thereof) constitutes a Disqualified Institution.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB to the date of repayment, shall have been received by such Lender.

SECTION 9.14. Release of Guarantees and Collateral. (a) If Parent shall request the release of any Subsidiary Loan Party (other than a Borrowing Subsidiary) from its obligations under the Guarantee Agreement (i) upon the consummation of any transaction permitted by this Agreement (for the avoidance of doubt, as in effect from time to time) as a result of which transaction such Subsidiary Loan Party (A) ceases to be a Subsidiary or (B) becomes a Partial Transfer Subsidiary or an Unrestricted Subsidiary or otherwise ceases to be a Wholly Owned Subsidiary (but, in the case of this clause (B), only if such Subsidiary Loan Party is not a ~~Guarantor~~guarantor of any other Material Indebtedness of Parent or a Subsidiary (other than Indebtedness of Subsidiaries of such Subsidiary Loan Party) and, in the case of any Partial Transfer Subsidiary or other Restricted Subsidiary that ceases to be a Wholly Owned Subsidiary, only if the transactions pursuant to which it shall have become a Partial Transfer Subsidiary or otherwise ceased to be a Wholly Owned Subsidiary were not undertaken for the primary purpose of obtaining a release of such Subsidiary Loan Party) or (ii) upon any Subsidiary Loan Party otherwise ceasing to be a Designated Subsidiary (other than pursuant to clause (ii) or (iii) of the definition of such term), including because such Subsidiary Loan Party becomes a Specified Foreign Subsidiary (but, in the case of this clause (ii), in the case of any Subsidiary that was a Designated Subsidiary pursuant to clause (c) of the definition of such term, without giving effect to any release thereof from the Guarantee of any other Indebtedness resulting from a payment or other collection on such Guarantee following demand for payment thereon in connection with a breach or default in respect of the underlying Indebtedness) and, in each case, shall deliver to the Administrative Agent a certificate of a Financial Officer of Parent, in each case of clause (i) above, to the effect that such transaction and, if applicable, the application of the proceeds thereof will comply with the terms of this Agreement (and, in the event clause (B) is applicable, that the condition set forth in the parenthetical in such clause (B) is satisfied) or, in the case of clause (ii) above, setting forth details with respect thereto, the Administrative Agent, if satisfied that the applicable certificate is correct, shall execute and deliver to Parent, at Parent’s expense, all documents that Parent shall reasonably request to evidence such release.

(b) (i) Upon any Disposition by any Loan Party (other than to another Loan Party) of any Collateral in a transaction permitted under this Agreement, (ii) to the extent any Collateral is owned by any Subsidiary Loan Party, upon the release of such Subsidiary Loan Party from its obligations under the Guarantee Agreement in accordance with Section 9.14(a), (iii) upon the effectiveness of any written consent to the release of the Liens granted under the Security Documents in any Collateral pursuant to Section 9.02, (iv) upon any assets or property included in the Collateral becoming Excluded Assets (as defined in the Collateral Agreement), or (v) upon the designation of any Subsidiary as an Unrestricted Subsidiary pursuant to Section 5.10, with respect to the Equity Interests issued by such Subsidiary and any Collateral owned by such Subsidiary, in each case, the Liens on such Collateral created by the Security Documents shall be automatically released. In connection with any such release pursuant to this paragraph, the Administrative Agent shall promptly execute and deliver to Parent, at Parent’s expense, all documents, and take all further actions, that Parent shall reasonably request to evidence such release, and shall promptly deliver to Parent any possessory Collateral subject to such release held by the Administrative Agent. In connection with any such release pursuant to this paragraph, the Administrative Agent shall promptly execute and deliver to Parent, at Parent’s expense, all Uniform Commercial Code termination statements and other documents, and take all further actions, that Parent shall reasonably request to evidence such release, and shall promptly deliver to Parent any possessory Collateral subject to such release held by the Administrative Agent. For the avoidance of doubt, this paragraph, and the release of Collateral contemplated herein, shall not apply to, and shall not operate to release, any cash collateral provided by any Borrower pursuant to Section 2.06(j), 2.11(c) or 2.20.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Guarantees provided under the Guarantee Agreement and the Liens created by the Security Documents shall terminate and be released when all the Obligations (other than Designated Cash Management Obligations, Designated Swap Obligations and contingent obligations for indemnification, expense reimbursement, tax gross-up or yield protection as to which no claim has been made) have been paid in full, all Commitments have terminated or expired, the LC Exposure has been reduced to zero and the Issuing Banks have no further obligations to issue Letters of Credit hereunder. In connection with any such termination and release pursuant to this paragraph, the Administrative Agent shall promptly execute and deliver to Parent, at Parent’s expense, all Uniform Commercial Code termination statements and other documents, and take all further actions, that Parent shall reasonably request to evidence such termination and release, and shall promptly deliver to Parent any possessory Collateral subject to such termination and release held by the Administrative Agent.

(d) Any execution and delivery of documents by the Administrative Agent pursuant to this Section shall be without recourse to, or representation or warranty by, the Administrative Agent.

SECTION 9.15. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 9.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.16. Certain Notices. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act and/or the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA Patriot Act and the Beneficial Ownership Regulation.

SECTION 9.17. No Fiduciary Relationship. (a) Parent and each Borrowing Subsidiary, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, Parent, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. Parent and each Borrowing Subsidiary, on behalf of itself and its subsidiaries, acknowledges that the Administrative Agent, each Arranger, each Lender and Issuing Bank and their respective Affiliates may have economic interests that conflict with those of Parent, the

Subsidiaries, their equityholders and/or their Affiliates. The Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of Parent, the Borrowing Subsidiaries and their Affiliates, and none of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or their Affiliates has any obligation to disclose any of such interests to Parent, any Borrowing Subsidiary or any of their Affiliates. To the fullest extent permitted by law, Parent and each Borrowing Subsidiary, on behalf of itself and its subsidiaries, agrees that it will not assert any claims against the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates with respect to any breach or alleged breach of fiduciary duty in connection with this Agreement or any aspect of any transaction contemplated hereby.

(b) Parent and each Borrowing Subsidiary, on behalf of itself and its subsidiaries, further acknowledges and agrees that each of the Administrative Agent, the Arrangers, the Lenders and the Issuing Banks, together with its Affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder, is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, Parent, each Borrowing Subsidiary and the other companies with which Parent and the Borrowing Subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c) In addition, Parent and each Borrowing Subsidiary, on behalf of itself and its subsidiaries, acknowledges and agrees that each of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which Parent and the Borrowing Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. None of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks nor their Affiliates will use confidential information obtained from Parent or any Borrowing Subsidiary by virtue of the transactions contemplated by the Loan Documents or its other relationships with Parent and the Borrowing Subsidiaries in connection with the performance of services for other companies, and none of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks nor their Affiliates will furnish any such information to other companies. Parent and the Borrowing Subsidiaries also acknowledge that none of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks nor their Affiliates has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to Parent or the Borrowing Subsidiaries, confidential information obtained from other companies.

SECTION 9.18. Non-Public Information. (a) Each Lender and Issuing Bank acknowledges that all information furnished to it pursuant to this Agreement or any other Loan Document by or on behalf of any Loan Party and relating to Parent, the Subsidiaries or their respective businesses may include MNPI, and confirms that it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, State and foreign securities laws.

(b) All such information, including requests for waivers and amendments, furnished by Parent, any other Loan Party or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Accordingly, each Lender and Issuing Bank represents to Parent, the Borrowing Subsidiaries and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, State and foreign securities law.

(c) Each of Parent, each other Borrower, each Lender and each Issuing Bank acknowledges that, if information furnished by Parent or any other Loan Party pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through the Approved Electronic Platform, (i) the Administrative Agent may post any information that Parent or such other Loan Party has indicated as containing MNPI solely on that portion of the Approved Electronic Platform as is designated for Private Side Lender Representatives and (ii) if Parent or such other Loan Party has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent shall post such information solely on that portion of the Approved Electronic Platform as is designated for Private Side Lender Representatives.

(d) Parent acknowledges that certain of the Lenders may not wish to receive MNPI. Parent agrees to clearly designate all information provided to the Administrative Agent by or on behalf of Parent or any other Loan Party that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by Parent without liability or responsibility for the independent verification thereof. Parent agrees that (i) any Loan Documents and (ii) the information delivered pursuant to Sections 5.01(a) and 5.01(b) will be deemed to be, and shall be automatically designated as, suitable to be made available to Public Side Lender Representatives.

SECTION 9.19. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among or between any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancelation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.20. Acknowledgement Regarding Any Supported QFCs. (a) To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “US Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other State of the United States).

(b) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a US Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the US Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a State of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a US Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the US Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a State of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 9.21. Intercreditor Agreements.

(a) Each of the Lenders and the other Secured Parties acknowledges that obligations of the Loan Parties under certain Indebtedness that is permitted to be incurred hereunder and secured by a Lien on the Collateral that is pari passu with or junior to the Liens on the Collateral securing the Credit Facilities are required or permitted, under the terms hereof, to be subject to an Acceptable Intercreditor Agreement (such Indebtedness being referred to herein as “Specified Intercreditor Indebtedness”). Each of the Lenders and the other Secured Parties hereby irrevocably authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, (i) from time to time upon the request of Parent, in connection with the establishment, incurrence, amendment, refinancing or replacement of any such Specified Intercreditor Indebtedness, any Acceptable Intercreditor Agreement (it being understood that the Administrative Agent is hereby authorized and directed to determine the terms and conditions of any Acceptable Intercreditor Agreement as contemplated by the definition of such term), including any amendment, supplement or other modification to any Loan Document to implement the terms of any such Acceptable Intercreditor Agreement, and (ii) any ancillary documents relating thereto.

(b) Each of the Lenders and the other Secured Parties hereby irrevocably (i) consents to the treatment of the Liens and the Obligations to be provided for under any Acceptable Intercreditor Agreement, (ii) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of any Intercreditor Agreement (including any purchase option(s) contained therein) as if it were a signatory thereto and will take no actions contrary to the provisions of any Intercreditor Agreement, (iii) agrees that no Secured Party shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this Section or in accordance with the terms of any Intercreditor Agreement and (iv) authorizes and directs the Administrative Agent to carry out the provisions and intent of each such document.

(c) Each of the Lenders and the other Secured Parties hereby irrevocably further authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Intercreditor Agreement that Parent may from time to time request (i) to give effect to any establishment, incurrence, amendment, extension, renewal, refinancing or replacement of any Specified Intercreditor Indebtedness contemplated hereby to be subject thereto or (ii) to confirm for any party that such Intercreditor Agreement is effective and binding upon the Administrative Agent on behalf of the Secured Parties.

(d) Each of the Lenders and the other Secured Parties hereby irrevocably further authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Security Document to add or amend any legend that may be required pursuant to any Intercreditor Agreement.

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